As filed with the Securities and Exchange Commission on December 18, 1997
                                                     REGISTRATION NO. 333-38685
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION



                            WASHINGTON, D.C. 20549
                               ----------------
                         PRE-EFFECTIVE AMENDMENT NO. 2
                                      TO
                                   FORM S-11


                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                     WEBSTER PREFERRED CAPITAL CORPORATION
     (Exact name of registrant as specified in its governing instruments)


                               145 BANK STREET,
                 WATERBURY, CONNECTICUT 06702, (203) 578-2286
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                JOHN V. BRENNAN,
            WEBSTER PREFERRED CAPITAL CORPORATION, 145 BANK STREET
                 WATERBURY, CONNECTICUT 06702, (203) 578-2335
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                  Copies to:

    Stuart G. Stein, Esq.                               Kenneth T. Cote, Esq.
    Hogan & Hartson L.L.P.                                Brown & Wood LLP
  555 Thirteenth Street, N.W.                          One World Trade Center
   Washington, D.C. 20004                                New York, NY 10048
    (202) 637-8575                                          (212) 839-5354

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED DECEMBER 18, 1997 PROSPECTUS
                                  $50,000,000


                           WEBSTER PREFERRED CAPITAL
                                       CORPORATION

                                         [LOGO]

                40,000 SHARES                                      1,000,000 SHARES
% CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES A  % CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES B
     (LIQUIDATION PREFERENCE $1,000 PER SHARE)               (LIQUIDATION PREFERENCE $10 PER SHARE)

                                 -----------

     Webster Preferred Capital Corporation (the "Company"), which was incorporated in 1997 as a wholly-owned subsidiary of Webster Bank, is hereby offering (the "Offering") 40,000 shares of its Series A % Cumulative Redeemable Preferred Stock, liquidation preference $1,000 per share (the "Series A Preferred Shares"), and 1,000,000 shares of its Series B % Cumulative Redeemable Preferred Stock, liquidation preference $10 per share (the "Series B Preferred Shares," and together with the Series A Preferred Shares, the "Preferred Shares"). Although there is no minimum investment in the Series B Preferred Shares, such shares are subject to a maximum investment of 5,000 shares by any one beneficial owner. See "Glossary" commencing on page 60 for definitions of many of the terms used in this Prospectus.

     Dividends on the Series A Preferred Shares are payable at the rate of % per annum (an amount equal to $ per annum per share), and dividends on the Series B Preferred Shares are payable at the rate of % per annum (an amount equal to $ per annum per share), in all cases if, when and as declared by the Board of Directors of the Company. Dividends on the Preferred Shares are cumulative and, if declared, payable on January 15, April 15, July 15 and October 15 in each year, commencing January 15, 1998.
                                                    (continued on next page...)

     SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. AMONG THE RISKS THAT PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ARE THE FOLLOWING:


o The Company will continue to be controlled by and totally reliant on Webster Bank after the Offering;
o The Company is dependent in every phase of its operations on the diligence and skill of the officers and employees of Webster Bank;
o    There may be conflicts of interest between Webster Bank and the Company;
o The Company's investment and operating policies and strategies (including the composition of the Mortgage Assets) may be changed at any time without the consent of the Company's stockholders;
o Federal regulators could subject the Company or Webster Bank to certain actions which could have an adverse effect on the Company's operations;
o If the Company fails to qualify as a REIT for federal income tax purposes, dividends available for distribution to the Company's stockholders would be decreased;
o The Company, which was incorporated in 1997, has a limited operating history, and the Company and Webster Bank have not previously managed or operated a REIT; and
o    Holders of Preferred Shares have limited voting rights.


                                 -----------
THE PREFERRED SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
           OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     AN INVESTMENT IN THE COMPANY IS NOT AN INVESTMENT IN WEBSTER BANK OR WEBSTER BANK'S PARENT, WEBSTER FINANCIAL CORPORATION ("WEBSTER"). THE PREFERRED SHARES ARE NOT EXCHANGEABLE INTO CAPITAL STOCK OR ANY OTHER SECURITIES OF WEBSTER BANK OR WEBSTER.


================================================================================
                                        PRICE TO      UNDERWRITING   PROCEEDS TO
                                       PUBLIC (1)     DISCOUNT (2)   COMPANY (3)
--------------------------------------------------------------------------------
Per Series A Preferred Share   ......   $1,000.00       $               $
--------------------------------------------------------------------------------
Per Series B Preferred Share   ......   $   10.00       $               $
--------------------------------------------------------------------------------
Total  ..............................   $               $               $
================================================================================


--------------------------------------------------------
(1) Plus accrued dividends, if any, from December  , 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $     .

                                  -----------




     The Preferred Shares are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Preferred Shares offered hereby will be made in New York, New York on or about December , 1997.

                                  -----------

Merrill Lynch & Co.         Keefe, Bruyette & Woods, Inc.
                THE DATE OF THIS PROSPECTUS IS DECEMBER  , 1997.

(cover page continued . . . .)

     The Series A Preferred Shares are not redeemable prior to January 15, 1999 (except upon the occurrence of a Tax Event, as defined under "Description of Preferred Shares -- Series A and Series B Early Redemption"). Upon the occurrence of a Tax Event, and at any time on and after January 15, 1999 through January 14, 2001, the Series A Preferred Shares may be redeemed at the option of the Company, in whole but not in part, at the Series A Early Redemption Price. The Series A Preferred Shares are required to be redeemed by the Company on January 15, 2001 at a redemption price of $1,000 per share, plus accrued and unpaid dividends thereon. See "Description of Preferred Shares -- Series A Preferred Shares -- Redemption" and "Description of Preferred Shares -- Series A and Series B Early Redemption."

     The Series B Preferred Shares are not redeemable prior to January 15, 2003 (except upon the occurrence of a Tax Event). Upon the occurrence of a Tax Event, the Series B Preferred Shares may be redeemed at the option of the Company, in whole but not in part, at the Series B Early Redemption Price. On and after January 15, 2003, the Series B Preferred Shares may be redeemed at the option of the Company, in whole or in part, at a redemption price of $10 per share, plus accrued and unpaid dividends, if any, thereon. See "Description of Preferred Shares -- Series B Preferred Shares -- Redemption" and "Description of Preferred Shares -- Series A and Series B Early Redemption."

     The Company is a wholly-owned subsidiary of Webster Bank and was formed by Webster Bank to provide a cost-effective means of raising funds, including capital, for Webster Bank. All of the Company's current Mortgage Assets have been contributed by or purchased from Webster Bank. All of the Company's common stock, par value $.01 per share ("Common Stock"), is owned by Webster Bank. Webster Bank has indicated that, for so long as any Preferred Shares are outstanding, Webster Bank intends to maintain direct ownership of 100% of the outstanding Common Stock of the Company. Pursuant to the Company's Certificate of Incorporation, the Company cannot redeem, or make any other payments or distributions in respect of, shares of its Common Stock to the extent such redemption, payments or distributions would cause the Company's total stockholders' equity (as determined in accordance with GAAP) to be less than 250% of the aggregate liquidation value of the issued and outstanding Preferred Shares.

     The Preferred Shares are not subject to any sinking fund and are not convertible into any other securities of the Company. The Preferred Shares are not secured by any assets, including the assets of the Company, Webster Bank or Webster.

     Prior to this Offering, there has been no market for the Preferred Shares. The Series A Preferred Shares will not be listed on any exchange. The Series B Preferred Shares have been approved for inclusion in the Nasdaq Stock Market under the symbol "WBSTP." However, there can be no assurance that an active, or any, trading market will develop or be maintained for the Preferred Shares.

     The Company expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes, commencing with the taxable year ending December 31, 1997. Individuals or entities are not permitted to purchase in the Offering, or thereafter to beneficially own, more than 5,000 Series B Preferred Shares. See "Description of Capital Stock of the Company -- Restrictions on Ownership and Transfer."

     THE PREFERRED SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SHARES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING TRANSACTIONS, THE PURCHASE OF PREFERRED SHARES TO COVER SYNDICATE SHORT POSITIONS AND THE
IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
AVAILABLE INFORMATION ......................................................    iii
FORWARD LOOKING INFORMATION ................................................    iii
PROSPECTUS SUMMARY .........................................................      1
 The Company ...............................................................      1
 Webster Bank ..............................................................      1
 Risk Factors ..............................................................      2
 The Offering ..............................................................      3
 Business and Strategy .....................................................      5
 Selected Financial Data ...................................................      7
 Tax Status of the Company .................................................      8
RISK FACTORS ...............................................................      9
 Control by Webster Bank ...................................................      9
 Dependence upon Webster Bank as Advisor and Servicer ......................      9
 Conflicts of Interest .....................................................      9
 Risk of Future Revisions in Policies and Strategies by Board of Directors       10
 No Third Party Valuation of the Mortgage Assets ...........................     10
 Regulatory Impact on the Company ..........................................     10
 Tax Risks .................................................................     11
 Limited Operating History of the Company ..................................     12
 Geographic Concentration ..................................................     12
 Limited Voting Rights .....................................................     12
 Potential Lack of Active Market for Preferred Shares ......................     12
 Risks Related to Changes in Interest Rates ................................     12
 Real Estate Market Conditions .............................................     13
 Environmental Considerations ..............................................     13
 Legal Considerations ......................................................     13
 Delays in Liquidating Defaulted Mortgage Loans ............................     13
 No Credit Enhancement or Special Hazard Insurance .........................     14
 Risk Associated with Leverage .............................................     14
THE COMPANY ................................................................     14
WEBSTER BANK ...............................................................     15
CONFLICTS OF INTEREST ......................................................     16
USE OF PROCEEDS ............................................................     17
CAPITALIZATION .............................................................     17
BUSINESS AND STRATEGY ......................................................     18
 General ...................................................................     18
 Dividend Policy ...........................................................     18
 Liquidity and Capital Resources ...........................................     19
 General Description of Mortgage Assets; Investment Policy .................     19
 Management Policies .......................................................     20
 Description of Mortgage Assets ............................................     22
 Servicing .................................................................     27
 Competition ...............................................................     29
 Legal Proceedings .........................................................     29
SELECTED FINANCIAL DATA ....................................................     30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS .................................................     31
 Introduction ..............................................................     31
 Asset Quality .............................................................     31
 Liquidity and Capital Resources ...........................................     31
 Asset/Liability Management ................................................     31

                                                                              PAGE
                                                                              ----
 Results of Operations  ...................................................       32
 Impact of Inflation and Changing Prices ..................................       32
MANAGEMENT ................................................................       33
 Directors and Executive Officers .........................................       33
 Employees; Compensation of Directors, Officers and Employees .............       33
 Audit Committee ..........................................................       34
 Limitations on Liability and Indemnification of Directors and Officers ...       34
 The Advisor ..............................................................       34
BENEFITS TO WEBSTER BANK ..................................................       35
DESCRIPTION OF PREFERRED SHARES ...........................................       36
 General ..................................................................       36
 Ranking ..................................................................       36
 Rights upon Liquidation ..................................................       36
 Voting Rights ............................................................       37
 Restrictions on Ownership ................................................       37
 Ratings ..................................................................       37
 Listing on Nasdaq Stock Market ...........................................       37
 Series A Preferred Shares ................................................       37
 Series B Preferred Shares ................................................       39
 Series A and Series B Early Redemption ...................................       40
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY ...............................       42
 Common Stock .............................................................       42
 Preferred Stock ..........................................................       42
 Restrictions on Ownership and Transfer ...................................       43
 Super-Majority Director Approval .........................................       43
 Business Combinations ....................................................       44
FEDERAL INCOME TAX CONSEQUENCES ...........................................       44
 Taxation of the Company ..................................................       45
 Requirements for Qualification as a REIT .................................       46
 Failure of the Company to Qualify as a REIT ..............................       49
 Taxation of Taxable U.S. Stockholders of the Company Generally ...........       50
 Backup Withholding for Company Distributions .............................       51
 Taxation of Tax-Exempt Stockholders of the Company .......................       51
 Taxation of Non-U.S. Stockholders of the Company .........................       52
 Other Tax Consequences for the Company and its Stockholders ..............       54
ERISA CONSIDERATIONS ......................................................       55
 General ..................................................................       55
 Plan Asset Regulation ....................................................       55
 Effect of Plan Asset Status ..............................................       56
 Prohibited Transactions ..................................................       56
 Unrelated Business Taxable Income ........................................       57
INFORMATION REGARDING WEBSTER AND WEBSTER BANK ............................       57
UNDERWRITING ..............................................................       58
EXPERTS ...................................................................       59
RATINGS ...................................................................       59
LEGAL MATTERS .............................................................       59
GLOSSARY ..................................................................       60
INDEX TO FINANCIAL STATEMENTS OF WEBSTER PREFERRED CAPITAL
 CORPORATION ..............................................................       F-1

                             AVAILABLE INFORMATION

     The Company has filed with the SEC a Registration Statement (of which this Prospectus forms a part) on Form S-11 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Preferred Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC.
Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Preferred Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto.

     The Registration Statement and the exhibits forming a part thereof filed by the Company with the SEC can be inspected at and copies can be obtained at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

     The Certificate of Incorporation establishing the rights, preferences and limitations of the Preferred Shares provides that the Company shall maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for as long as any of the Preferred Shares are outstanding and pursuant thereto will furnish stockholders with annual reports containing audited financial statements.


                          FORWARD LOOKING INFORMATION


     Certain information contained in this Prospectus constitutes "forward-looking statements." Sections 27A(b)(2)(E) of the Securities Act and 27E(b)(2)(E) of the Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with an initial public offering such as the Offering made hereby. Such information can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "intend," "continue," or "believes" or the negatives thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" in this Prospectus constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause the actual results, performance or achievements of the Company to differ materially from those reflected in such forward-looking statements. The Company also may provide projections, forecasts or estimates of future performance or cash flows of the Company. Projections, forecasts and estimates are forward-looking statements and will be based upon certain assumptions. Actual events are difficult to predict and may be beyond the Company's control. Actual events may differ from those assumed. Some important factors that would cause actual results that differ materially from those in any forward-looking statements include changes in interest rates; business, market, financial or legal conditions; and differences in the actual allocation of the assets of the Company from those assumed, among others. Accordingly, there can be no assurance that any estimated returns, projections, forecasts or estimates can be realized or that actual returns or results will not be materially lower than those that may be estimated.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. Capitalized terms used herein and not otherwise defined are as defined in the Glossary appearing beginning on page 60 of this Prospectus.

THE COMPANY

     Webster Preferred Capital Corporation is a Connecticut corporation incorporated in March 1997. The Company was formed by Webster Bank to provide a cost-effective means of raising funds, including capital, on a consolidated basis for Webster Bank. The Company's strategy is to acquire, hold and manage real estate mortgage assets ("Mortgage Assets"). In March 1997, Webster Bank contributed $617.0 million of Mortgage Assets, net as part of the formation of the Company. As of September 30, 1997, all of the Mortgage Assets owned by the Company are whole loans secured by first mortgages or deeds of trusts on single family (one to four units) residential real estate properties ("Residential Mortgage Loans"). Although the Company may acquire and hold a variety of Mortgage Assets, its present intention is to acquire only Residential Mortgage Loans and investment grade mortgage securities or interests in or obligations backed by pools of Mortgage Loans ("Mortgage-Backed Securities"). The Company intends to hold such assets primarily for income, thereby seeking to generate net income for distribution to its stockholders based on the spread between the interest income on the Mortgage Assets and the cost of its capital and operations. The Company may invest up to 5% of the total value of its portfolio in assets other than Residential Mortgage Loans and Mortgage-Backed Securities eligible to be held by REITs. In addition to whole loans secured by a first mortgage or deed of trust on a commercial real estate property or a multi-family property ("Commercial Mortgage Loans"), such assets could include cash and cash equivalents. As of September 30, 1997, approximately 34.4% of the Company's Mortgage Loans are fixed rate loans and approximately 65.6% are adjustable rate loans. In November 1997, Webster Bank contributed approximately $120.4 million in cash to the Company, which was used by the Company to purchase
Mortgage-Backed Securities. During the first quarter of 1998, Webster Bank anticipates contributing approximately $800 million of additional Mortgage Assets or cash to the Company.

     All of the Company's Common Stock is owned by Webster Bank. Webster Bank has indicated to the Company that, for as long as any Preferred Shares are outstanding, Webster Bank intends to maintain direct ownership of 100% of the outstanding Common Stock of the Company. Pursuant to the Company's Certificate of Incorporation, the Company cannot redeem, or make any other payments or distributions in respect of, shares of its Common Stock to the extent such redemption, payments or distributions would cause the Company's total stockholders' equity (as determined in accordance with GAAP) to be less than 250% of the aggregate liquidation value of the issued and outstanding Preferred Shares. The Preferred Shares are not exchangeable into capital stock or any other securities of Webster Bank or Webster, and will not constitute regulatory capital of either Webster Bank or Webster.

     The Company will elect to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and will generally not be subject to federal and Connecticut state income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. Furthermore, the Company and Webster Bank will benefit significantly from federal and state tax treatment of dividends paid by the Company as a result of its qualification as a REIT.


     The principal executive offices of the Company are located at 145 Bank Street, Waterbury, Connecticut 06702, and its telephone number is (203) 578-2286.


WEBSTER BANK


     Webster Bank is the federal savings bank subsidiary of Webster, both of which are headquartered in Waterbury, Connecticut. Deposits at Webster Bank are FDIC insured. Webster Bank currently serves customers from 84 banking offices located in New Haven, Fairfield, Litchfield,

Hartford and Middlesex Counties in Connecticut. Webster Bank's focus is on providing financial services to individuals, families and businesses. It emphasizes four business lines -- consumer banking, business banking, mortgage banking and trust and investment management services. These lines are supported by centralized administration, marketing, finance and operations. Webster Bank's goal is to provide banking services that are fairly priced, reliable and convenient.

     On October 27, 1997,  Webster  announced a definitive  agreement to acquire
Eagle Financial Corp. ("Eagle") on a stock for stock basis in a tax-free exchange fixed at 0.84 shares of Webster common stock for each share of Eagle common stock. At the time of the announcement, Eagle reported approximately $2.1 billion in total assets, $1.1 billion in loans, net and $1.4 billion in deposits and operated 30 branches. Subsequent to the acquisition, Webster will have approximately $8.8 billion in total assets and over 110 branch offices prior to the consolidation of overlapping branches. Webster currently anticipates recognizing acquisition related charges of approximately $18.9 million on a before tax basis.

     As a result of the Offering, Webster Bank will benefit from federal and state tax treatment of dividends paid by the Company as a result of its qualification as a REIT, and will receive advisory and servicing fees and dividends in respect of the Common Stock. Webster Bank also will retain any ancillary fees, including, but not limited to, late payment charges, prepayment fees, penalties and assumption fees collected in connection with the Mortgage Loans serviced by it. In addition, Webster Bank, as Servicer, will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by the Servicer.

RISK FACTORS

     The purchase of Preferred Shares offered hereby is subject to certain risks. See "Risk Factors" commencing on page 9. Among such risks are the following:

   o The Company was organized as a wholly-owned subsidiary of Webster Bank and will continue to be controlled by and totally reliant on Webster Bank after the Offering.

   o The Company is dependent in every phase of its operations on the diligence and skill of the officers and employees of Webster Bank.

   o There  may  be  conflicts of interest between Webster Bank and the Company.

   o The Company's investment and operating policies (including the composition of the Mortgage Assets) may be changed at any time without the consent of the Company's stockholders.

   o Third party evaluations of the Company's Mortgage Assets were not obtained in connection with the Offering and are not expected to be obtained for future acquisitions and dispositions.

   o Webster Bank is a regulated entity, and because the Company is a subsidiary of Webster Bank, under certain circumstances federal regulators could require Webster Bank and the Company to alter, reduce or terminate their activities. Regulators also could require, among other things, that Webster Bank restrict transactions between the two organizations, including the transfer of assets; or divest or liquidate the Company; or require that Webster Bank be sold. Regulatory actions affecting Webster Bank, as the sole owner of the Company's Common Stock, could have an adverse effect on the operations of the Company. Under certain circumstances, certain of these requirements could result in the Company's failure to qualify as a REIT.

   o If the Company fails to maintain its qualification as a REIT for federal income tax purposes, it will be subject to federal and Connecticut state income tax on its taxable income at regular corporate rates, resulting in a decrease in the cash available for distribution to the Company's stockholders.

   o The Company, which was incorporated in 1997, has a limited operating history. The Company and Webster Bank have not previously managed or operated a REIT.

   o Risks associated with mortgage loans generally, and particularly the geographic concentration of substantially all of the Company's mortgage loan portfolio in Connecticut, could adversely affect the value of the Preferred Shares and the Mortgage Assets held by the Company.

   o Holders of Preferred Shares will have limited voting rights.

   o The Series A Preferred Shares will not be listed on any securities exchange. The Series B Preferred Shares have been approved for inclusion in the Nasdaq Stock Market under the symbol "WBSTP." However, there can be no assurance that an active, or any, trading market will develop or be maintained for the Preferred Shares.

   o Changes in interest rates may affect the value of the Company's Mortgage Assets.


THE OFFERING

     For a more complete description of the terms of the Preferred Shares specified in the following summary, see "Description of Preferred Shares."


GENERAL

ISSUER ..................   Webster Preferred Capital Corporation, a Connecticut
                            corporation and a wholly-owned subsidiary of Webster
                            Bank.

SECURITIES OFFERED ......   40,000 Series A Preferred Shares.

                            1,000,000 Series B Preferred Shares. Although there is no minimum investment in the Series B Preferred Shares, such shares are subject to a maximum investment of 5,000 shares by any one beneficial owner.

RANKING..................   The  Series  A  Preferred  Shares  and the  Series B
                            Preferred  Shares are of equal rank with  respect to
                            dividend rights and the  distribution of assets upon
                            liquidation. The Preferred Shares rank senior to the
                            Company's  Common  Stock with  respect  to  dividend
                            rights   and  the   distribution   of  assets   upon
                            liquidation.  Additional  shares  of  the  preferred
                            stock,  par value  $1.00 per share,  of the  Company
                            (the  "Preferred   Stock")  ranking  senior  to  the
                            Preferred Shares may not be issued without the approval of persons holding at least 66 2/3% of the aggregate liquidation value of the Preferred Shares.

LIQUIDATION PREFERENCE...   The   liquidation   preference  for  each  Series  A
                            Preferred  Share is $1,000,  plus an amount equal to
                            the accrued and unpaid  dividends,  if any, thereon.
                            The   liquidation   preference  for  each  Series  B
                            Preferred Share is $10, plus an amount equal to the accrued and unpaid dividends, if any, thereon. See
                            "Description  of  Preferred  Shares --  Rights  Upon
                            Liquidation."


VOTING RIGHTS............   Holders of Preferred Shares will not have any voting
                            rights,  except as expressly provided herein. On any
                            matter on which holders of the Preferred  Shares may
                            vote,  each Preferred Share will be entitled to vote
                            proportionately    based   upon   the    liquidation
                            preference  associated with such Preferred Share. In
                            certain circumstances when the Company has failed to
                            declare or
                            pay dividends,  holders of Preferred Shares have the
                            right  to  elect  two  directors  to  the  Board  of
                            Directors  of  the  Company.   See  "Description  of
                            Preferred Shares -- Voting Rights."

LISTING ON NASDAQ STOCK
 MARKET..................   Prior to this Offering, there has been no market for
                            the Preferred Shares. The Series A Preferred Shares will not be listed on any exchange. The Series B
                            Preferred Shares have been approved for inclusion in the Nasdaq Stock Market under the symbol "WBSTP."
                            However, there can be no assurance that an active, or any, trading market will develop or be maintained for the Preferred Shares.

RATINGS..................   The  Series  A  Preferred  Shares  will be  rated by
                            Standard & Poor's  Rating Group ("S&P") and by Fitch
                            IBCA, Inc.  ("Fitch  IBCA").  The Series B Preferred
                            Shares will be rated by S&P and by Fitch IBCA. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

SERIES A MANDATORY
 REDEMPTION..............   The Company is  required  to redeem all  outstanding
                            Series A Preferred Shares on January 15, 2001 at a redemption price of $1,000 per share, plus accrued and unpaid dividends.



SERIES B
 OWNERSHIP LIMITS........   Beneficial  ownership by any individual or entity of
                            more  than  5,000  Series  B  Preferred   Shares  is
                            restricted in order to preserve the Company's status as a REIT for federal income tax purposes. See
                            "Description  of Capital  Stock --  Restrictions  on
                            Ownership and Transfer."

DIVIDENDS ON THE PREFERRED
 SHARES..................   Dividends  on the  Series  A  Preferred  Shares  are
                            payable at the rate of % per annum ($ per annum per share), if, when and as declared by the Board of Directors of the Company. Dividends on the Series B
                            Preferred Shares are payable at the rate of % per annum ($ per annum per share), if, when and as declared by the Board of Directors of the Company.
                            Dividends on the Preferred Shares are cumulative and, if declared, payable on January 15, April 15, July 15 and October 15 in each year, commencing
                            January 15,  1998.  See  "Description  of  Preferred
                            Shares -- Series A Preferred Shares -- Dividends" and "Description of Preferred Shares -- Series B
                            Preferred Shares -- Dividends."

REDEMPTION OF PREFERRED
 SHARES..................   The Series A  Preferred  Shares  are not  redeemable
                            prior  to  January   15,  1999   (except   upon  the
                            occurrence of a Tax Event). Upon the occurrence of a
                            Tax Event,  and at any time on and after January 15,
                            1999  through   January  14,  2001,   the  Series  A
                            Preferred  Shares may be  redeemed  at the option of
                            the Company, in whole but not in part, at the Series
                            A Early  Redemption  Price.  The Series A  Preferred
                            Shares are required to be redeemed by the Company on
                            January 15, 2001,  at a  redemption  price of $1,000
                            per  share,   plus  accrued  and  unpaid   dividends
                            thereon.  See  "Description  of Preferred  Shares --
                            Series  A  Preferred   Shares  --  Redemption"   and
                            "Description  of  Preferred  Shares  -- Series A and
                            Series B Early Redemption."

                            The Series B Preferred Shares are not redeemable prior to January 15, 2003 (except upon the occurrence of a Tax Event). Upon the occurrence of a Tax Event, the Series B Preferred Shares may be redeemed at the option of the Company, in whole but not in part, at the Series B Early Redemption Price. On and after January 15, 2003, the Series B Preferred Shares may be redeemed at the option of the Company, in whole or in part, at a redemption price of $10 per share, plus accrued and unpaid dividends, if any, thereon. See "Description of Preferred Shares -- Series B Preferred Shares -- Redemption" and "Description of Preferred Shares -- Series A and Series B Early Redemption."

USE OF PROCEEDS .........   In  anticipation  of the  Offering,  the Company has
                            been   reinvesting  its  net  income  in  additional
                            Mortgage  Assets.  Accordingly,   approximately  $40
                            million of the net proceeds of the Offering will be used to fund payments to Webster Bank of cash dividends of the Company's 1997 net income. The remaining net proceeds from the Offering will be used to fund operations and purchase additional
                            Mortgage Assets. See "Use of Proceeds."

BUSINESS AND STRATEGY

     The Company's principal business objective is to acquire, hold and manage Mortgage Assets to generate net income for distribution to stockholders. The Company presently intends to acquire Mortgage Assets only with capital, and not to incur borrowings for such purposes. At September 30, 1997, the Company held $625.6 million of Mortgage Assets, net, all of which were contributed by or purchased from Webster Bank. In November 1997, Webster Bank contributed approximately $120.4 million in cash to the Company, which was used by the Company to purchase Mortgage-Backed Securities. During the first quarter of 1998, Webster Bank anticipates contributing approximately $800 million of additional Mortgage Assets or cash to the Company.

     The Company's Mortgage Assets presently consist of whole loans ("Mortgage Loans"), all of which are Residential Mortgage Loans. In November 1997, Webster Bank contributed approximately $120.4 million in cash to the Company, which was used by the Company to purchase Mortgage-Backed Securities. At the time of such purchase, all such Mortgage-Backed Securities were rated at least AA by at least one nationally recognized independent rating organization or represented interests in or obligations backed by pools of Mortgage Loans issued or guaranteed by the Government National Mortgage Association ("GNMA"). The Mortgage Loans underlying the Mortgage-Backed Securities are secured by single family residential real estate properties located in the United States. The Company has acquired all of its Mortgage Assets from Webster Bank. Any future acquisitions from Webster Bank will be on terms that are comparable to those that could be obtained by the Company if such Mortgage Assets were purchased from unrelated third parties. It is the intention of Webster Bank and the Company that loans purchased from Webster Bank will not result in gain or loss to Webster Bank. Accordingly, the Company primarily intends to purchase newly originated loans of Webster Bank, or more seasoned loans at then current market rates. The Company may also from time to time acquire additional Mortgage Assets from unrelated third parties. As of the date of this Prospectus, the Company has not adopted any arrangements or procedures by which it would purchase Mortgage Assets from unrelated third parties, and the Company has not entered into any agreements with any third parties with respect to the purchase of Mortgage
Assets. The Company anticipates that it would purchase Mortgage Assets from unrelated third parties only if neither Webster Bank nor any affiliate of Webster Bank had an amount or type of Mortgage Asset sufficient to meet the requirements of the Company.

     Residential Mortgage Loans held by the Company represent first lien positions and have been originated and underwritten in conformity with standards generally applied by the originator at the time the Residential Mortgage Loans were originated. The Company's Mortgage Assets presently consist solely of Residential Mortgage Loans, and the Company currently intends to maintain substantially all of its assets in Mortgage Assets consisting of either Residential Mortgage Loans or Mortgage-Backed Securities. The Company also may invest in Commercial Mortgage Loans or in other assets eligible to be held by a REIT, but has no present intention to do so. The Company's current policy prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), which Mortgage Loan (i) is more than 30 days past due in the payment of principal or interest at the time of acquisition; (ii) is or was at any time during the preceding 12 months in nonaccrual status or renegotiated due to the financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. Loans that are in a "nonaccrual status" are generally loans that are past due 90 days or more in principal or interest. See "Business and Strategy -- Description of Mortgage Assets."

     ADVISORY AGREEMENT. The Company has entered into an advisory service agreement with Webster Bank (the "Advisory Agreement") pursuant to which Webster Bank administers the day-to-day operations of the Company. Webster Bank in its role as advisor under the terms of the Advisory Agreement is hereinafter referred to as the "Advisor." The Advisor is responsible for (i) monitoring the credit quality of Mortgage Assets held by the Company, (ii) advising the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets, and (iii) holding documents relating to the Mortgage Assets as custodian on behalf of the Company. The Advisor may at any time without the Company's consent subcontract all or a portion of its obligations under the Advisory Agreement to one or more of its affiliates that are involved in the business of managing real estate mortgage assets. If no affiliate of the Advisor is engaged in the business of managing real estate mortgage assets, the Advisor may, with the approval of the Board of Directors of the Company, subcontract out all or a portion of its obligations under the Advisory Agreement to unrelated third parties. However, the Advisor will not be discharged or relieved from its obligations under the Advisory Agreement in connection with any subcontracting of its obligations under the Advisory Agreement. The Advisor and its personnel have substantial experience in mortgage finance and in the administration of Mortgage Loans.


     The Advisory Agreement has an initial term of two years, and will be renewed automatically for additional one-year periods unless notice of nonrenewal is delivered by either party to the other party. The Advisory Agreement may be terminated by the Company at any time upon 90 days' prior written notice. Under the Advisory Agreement, the Company will pay the Advisor an advisory fee of $150,000 per year. See "Management -- The Advisor."

     ADDITIONAL INVESTMENTS. The Company may from time to time purchase additional Mortgage Assets out of net proceeds received in connection with the Offering, the repayment or disposition of Mortgage Assets, the issuance of additional shares of Preferred Stock or additional capital contributions with respect to the Common Stock. The Company does not currently intend to issue any additional shares of Preferred Stock. The Company anticipates that, prior to its issuance of additional shares of Preferred Stock, it will take into consideration Webster Bank's funding requirements and an assessment of other available options for raising any necessary capital. See "Benefits to Webster Bank."

     MANAGEMENT. Currently, the Company's Board of Directors is composed of three members and it has three officers. The Company has no other employees. Each of the Company's directors and officers also is an officer of Webster Bank. See "Management."

SELECTED FINANCIAL DATA

     The selected financial data set forth below is based upon and should be read in conjunction with the Company's financial statements and notes thereto appearing elsewhere herein. The Company's financial statements for the period ended June 30, 1997 have been audited by the Company's independent accountants. The Company's financial statements for the period ended September 30, 1997 are unaudited. All adjustments necessary for the fair presentation of financial position and results of operations for interim periods have been included.
Results for interim periods are not necessarily indicative of results for the year.



FINANCIAL CONDITION DATA:


                                                           AT SEPTEMBER 30, 1997     AT JUNE 30, 1997
                                                          -----------------------   -----------------
                                                                        (In Thousands)
Assets:
  Cash ................................................          $ 12,942               $ 13,415
  Total Mortgage Loans, Net ...........................           625,621                613,519
  Accrued Interest Receivable .........................             3,935                  3,751
  Prepaid Expenses and Other Assets ...................               101                    107
                                                                 ---------              ---------
   Total Assets .......................................          $642,599               $630,792
                                                                 =========              =========
Liabilities and Shareholders' Equity:
  Total Liabilities ...................................          $    392               $    274
Shareholder's Equity:
  Preferred Stock .....................................             2,000                  2,000
  Common Stock ........................................                 1                      1
  Paid in Capital .....................................           615,021                615,021
  Retained Earnings ...................................            25,185                 13,496
                                                                 ---------              ---------
   Total Shareholder's Equity .........................           642,207                630,518
                                                                 ---------              ---------
     Total Liabilities and Shareholder's Equity .......          $642,599               $630,792
                                                                 =========              =========


INCOME STATEMENT DATA:*





                                                                   FOR THE PERIOD          FOR THE PERIOD
                                        FOR THE THREE MONTHS    FROM MARCH 17, 1997      FROM MARCH 17, 1997
                                               ENDED           (DATE OF INCEPTION) TO   (DATE OF INCEPTION) TO
                                         SEPTEMBER 30, 1997      SEPTEMBER 30, 1997         JUNE 30, 1997
                                       ---------------------- ------------------------ -----------------------
                                                                   (In Thousands)
Interest Income:
  Net Interest Income ................        $11,790                 $25,403                  $13,613
  Provision for Loan Losses ..........             --                      --                       --
                                              --------                --------                 --------
   Net Interest Income After Provision
     for Loan Losses .................         11,790                  25,403                   13,613
Noninterest Expenses .................             51                     110                       59
                                              --------                --------                 --------
Income Before Taxes ..................         11,739                  25,293                   13,554
Income Taxes .........................             --                      --                       --
                                              --------                --------                 --------
Net Income ...........................         11,739                  25,293                   13,554
Preferred Stock Dividends ............             50                     108                       58
                                              --------                --------                 --------
Net Income Available to Common Share-
  holder ..............................       $11,689                 $25,185                  $13,496
                                              ========                ========                 ========


----------
* No ratio of earnings to fixed charges is presented because the Company has no fixed charges.

TAX STATUS OF THE COMPANY

     The Company will elect to be treated as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997, and believes that its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. As a REIT, the Company generally will not be subject to federal and Connecticut state income tax on net income and capital gains that it distributes to the holders of its Common Stock and Preferred Stock.

     To maintain REIT status, an entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute to stockholders at least 95% of its "REIT taxable income" (not including capital gains and certain items of non-cash income). If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and Connecticut state income tax at regular corporate rates. Notwithstanding qualification for taxation as a REIT, the Company may be subject to federal, state and/or local tax. See "Risk Factors -- Tax Risks" and "Federal Income Tax Consequences."

     In connection with the Offering, Hogan & Hartson L.L.P., the Company's special counsel, will render an opinion which provides that (1) the Company is organized and has operated, as of the date of the opinion, in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation, as described in this Prospectus and in a representation letter of the Company, should enable it to continue to meet the requirements for qualification and taxation as a REIT; and (2) the discussion in this Prospectus under the caption "Federal Income Tax Consequences," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

                                 RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Preferred Shares in the Offering.


CONTROL BY WEBSTER BANK

     The Company was organized as a wholly-owned subsidiary of Webster Bank, and after the Offering will continue to be controlled by and, through advisory and servicing agreements, totally reliant on Webster Bank. The Company's Board of Directors consists entirely of Webster Bank employees and, through the advisory and servicing agreements, Webster Bank and its affiliates are involved in every aspect of the Company's existence. Webster Bank administers the day-to-day activities of the Company in its role as Advisor under the Advisory Agreement, and acts as Servicer of the Company's Mortgage Loans under the Servicing Agreement. In addition, all of the officers of the Company are also officers of Webster Bank. As the holder of all of the outstanding voting stock of the Company, Webster Bank generally will have the right to elect all of the directors of the Company.


DEPENDENCE UPON WEBSTER BANK AS ADVISOR AND SERVICER


     The Company is dependent on the diligence and skill of the officers and employees of Webster Bank as its Advisor for the selection, structuring and monitoring of the Company's Mortgage Assets. See "Management." In addition, the Company is dependent upon the expertise of Webster Bank as its Servicer for the servicing of the Mortgage Loans. The personnel deemed most essential to the Company's operations are Webster Bank's loan servicing and administration personnel, and the staff of its finance department. The loan servicing and administration personnel will advise the Company in the selection of Mortgage Assets, and provide loan servicing oversight. The finance department will assist in the administrative operations of the Company. The Advisor may subcontract all or a portion of its obligations under the Advisory Agreement to one or more affiliates, and under certain conditions to non-affiliates, involved in the business of managing Mortgage Assets. The Advisor may assign its rights or obligations under the Advisory Agreement, and the Servicer may assign its rights and obligations under the Servicing Agreement, to any affiliate of the Company involved in the business of managing real estate mortgage assets. Under the Advisory Agreement, the Advisor may subcontract out its obligations to unrelated third parties with the approval of the Board of Directors of the Company. In the event the Advisor or the Servicer subcontracts or assigns its rights or obligations in such a manner, the Company will be dependent upon the subcontractor or affiliate to provide services. Although Webster Bank has indicated to the Company that it has no plans in this regard, if Webster Bank were to subcontract all of its loan servicing to an outside third party, it also would do so with respect to Mortgage Assets under the Servicing Agreement. Under such circumstances, there may be additional risks as to the costs of such services and the ability to identify a subcontractor suitable to the Company. The Servicer does not believe it would subcontract these duties unless it could not perform such duties as efficiently and economically itself. See "Management -- The Advisor" and "Business and Strategy -- Servicing."



CONFLICTS OF INTEREST


     Webster Bank and its affiliates may in the future have interests which are not necessarily identical to those of the Company. Consequently, conflicts of interest may arise with respect to transactions, including without limitation, future acquisitions of Mortgage Assets from Webster Bank and/or affiliates of Webster Bank; servicing of Mortgage Loans; future dispositions of Mortgage Loans to Webster Bank or affiliates of Webster Bank; and the modification of the Advisory Agreement or the Servicing Agreement. Under each of the foregoing circumstances, Webster Bank, as sole holder of the Common Stock, may, or may cause the directors and officers of the Company (each of whom is an employee of Webster Bank) to, take actions adverse to the interests of holders of Preferred Shares. It is the intention of the Company and Webster Bank that any agreements and transactions between the Company, on the one hand, and Webster Bank and/or its affiliates, on the other hand, are fair to all parties and consistent with market terms, including the prices paid and received for Mortgage Assets on their acquisition or disposition by the Company or in connection with the servicing of Mortgage Loans. Also, the Advisory Agreement provides that nothing contained in such agreement shall prevent Webster Bank, its affiliates, or an officer, director, employee or stockholder from engaging in any activity, including without limitation, purchasing and managing real estate mortgage assets, rendering services and investment advice with respect to real estate investment opportunities to any other person (including other REITs) and managing other investments (including the investments of Webster Bank and its affiliates). Although the Company and Webster Bank intend that the dealings between the Company and Webster Bank and its affiliates be fair, there can be no assurance that agreements or transactions will be on terms as favorable to the Company as those that could have been obtained from unaffiliated third parties. See "Business and Strategy -- Management Policies -- Relationship with Webster Bank Policies."


RISK OF FUTURE REVISIONS IN POLICIES AND STRATEGIES BY BOARD OF DIRECTORS

     The Board of Directors of the Company has established the investment policies, operating policies and strategies of the Company. All material investment policies, operating policies and strategies of the Company are described in this Prospectus. These policies may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the Company's stockholders, including holders of the Preferred Shares. The ultimate effect of any change in the policies and strategies of the Company on a holder of Preferred Shares may be positive or negative. For example, although the Company currently intends to maintain substantially all of its assets in a combination of Residential Mortgage Loans and Mortgage-Backed Securities, the Company may in the future acquire other Mortgage Assets, such as Commercial Mortgage Loans, which have a different and distinct risk profile. See "Business and Strategy -- Management Policies."


No Third Party Valuation of the Mortgage Assets

     No third party valuations of the Mortgage Assets currently owned by the Company were obtained for purposes of the Offering. In addition, although the Company and Webster Bank intend that future acquisitions or dispositions of Mortgage Assets be on a fair value basis, it is not anticipated that third party valuations will be obtained in connection with future acquisitions and dispositions of Mortgage Assets even in circumstances where an affiliate of the Company is selling the Mortgage Assets to, or purchasing the Mortgage Assets from, the Company.


REGULATORY IMPACT ON THE COMPANY

     Webster Bank, which owns 100% of the Company's Common Stock, is subject to supervision and regulation by, among others, the Office of Thrift Supervision (the "OTS") and the FDIC. Because the Company is a subsidiary of Webster Bank, such federal banking regulatory authorities will have the right to examine the Company and its activities. If Webster Bank becomes "undercapitalized" under "prompt corrective action" initiatives of the federal bank regulators, such regulatory authorities will have the authority to require, among other things, Webster Bank or the Company to alter, reduce or terminate any activity that the regulator determines poses an excessive risk to Webster Bank. The Company does not believe that its activities presently do, or in the future will, pose a risk to Webster Bank; however there can be no assurance in that regard. The regulators also could restrict transactions between Webster Bank and the Company including the transfer of assets; require Webster Bank to divest or liquidate the Company; or require that Webster Bank be sold. Webster Bank could further be directed to take any other action that the regulatory agency determines will better carry out the purpose of prompt corrective action. Webster Bank could be subject to these prompt corrective action restrictions if federal regulators determined that Webster Bank was in an unsafe or unsound condition or engaging in an unsafe or unsound practice. In light of Webster Bank's control of the Company, as well as the Company's dependence and reliance upon the skill and diligence of Webster Bank officers and employees, some or all of the foregoing actions and restrictions could have an adverse effect on the operations of the Company, including causing the Company's failure to qualify as a REIT.

     Webster Bank would become "undercapitalized" for purposes of the OTS prompt corrective action regulations if it had a core capital (or leverage) ratio of less than 4.00%, or 3.00% if Webster Bank is rated composite 1 under the CAMEL rating system in its most recent examination, a Tier 1 risk-based capital ratio of less than 4.00% or a total risk-based capital ratio of less than 8.00%. At September 30, 1997, Webster Bank's core capital (or leverage) ratio was 5.74%, its Tier 1 risk-based capital ratio was 12.43% and its total risk-based capital ratio was 13.69%. See "Webster Bank."

     Pursuant to OTS regulations and the Company's Certificate of Incorporation, the Company is required to maintain a separate corporate existence from Webster Bank, notwithstanding that Webster Bank owns all of the Common Stock and that all of the directors and officers of the Company are Webster Bank employ-ees. In the event Webster Bank should be placed into receivership by federal bank regulators, such federal bank regulators would be in control of Webster Bank. There can be no assurance that they would not cause Webster Bank, as sole holder of the Common Stock, to take action adverse to holders of Preferred Shares.


Tax Risks

     ADVERSE CONSEQUENCES OF FAILURE TO QUALITY AS A REIT. The Company intends to operate so as to qualify as a REIT under the Code, commencing with its taxable year ending December 31, 1997. Although the Company believes that it will be owned and organized and will operate in such a manner, and Hogan & Hartson L.L.P. will render certain opinions, described under "Prospectus Summary -- Tax Status of the Company," regarding the Company's qualification as a REIT, no assurance can be given that the Company will be able to operate in such a manner so as to qualify as a REIT or to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances, not entirely within the Company's control and not addressed by the opinion of Hogan & Hartson L.L.P., may affect the Company's ability to qualify as a REIT. Although the Company is not aware of any proposal in Congress to amend the tax laws in a manner that would materially and adversely affect the Company's ability to operate as a REIT, no assurance can be given that new legislation or new regulations, administrative interpretations or court decisions will not significantly change the tax laws in the future with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     The Company is relying on the opinion of Hogan & Hartson L.L.P., special counsel to the Company, regarding various issues affecting the Company's ability to qualify, and retain qualification, as a REIT. Such legal opinions are not binding on the Internal Revenue Service (the "IRS") or the courts.

     If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its federal taxable income and would be subject to federal and Connecticut state income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to the Company's stockholders would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. A failure of the Company to qualify as a REIT would not by itself give the Company the right to redeem the Preferred Shares, nor would it give the holders of the Preferred Shares the right to have their shares redeemed. See "Description of Preferred Shares -- Series A Preferred Shares -- Redemption" and "Description of Preferred Shares -- Series B Preferred Shares -- Redemption."

     Notwithstanding that the Company currently intends to operate in a manner designed to qualify as a REIT, future economic, market, legal, tax or other considerations may cause the Company to determine that it is in the best interest of the Company and the holders of its Common Stock and Preferred Stock to revoke the REIT election. The tax law prohibits the Company from electing treatment as a REIT for the four taxable years following the year of such revocation. See "Federal Income Tax Consequences."

     In the event that the Company has insufficient available cash on hand or is otherwise precluded from making dividend distributions in amounts sufficient to maintain its status as a REIT or to avoid imposition of an excise tax, the Company may avail itself of consent dividend procedures. A consent dividend is a hypothetical dividend, as opposed to an actual dividend, declared by the Company and treated for U.S. federal tax purposes as though it had actually been paid to stockholders who were the owners of shares on the last day of the year and who executed the required consent form, and then recontributed by those stockholders to the Company. The Company would use the consent dividend procedures only with respect to its Common Stock.

     REIT REQUIREMENTS WITH RESPECT TO STOCKHOLDER DISTRIBUTIONS. To obtain favorable tax treatment as a REIT qualifying under the Code, the Company generally will be required each year to distribute as dividends to its stockholders at least 95% of its "REIT taxable income" (excluding capital gains and certain items of non-cash income). Failure to comply with this requirement would result in the Compa-ny's income being subject to tax at regular corporate rates. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions considered as paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for the calendar year, 95% of its capital gains net income for the calendar year and any undistributed taxable income from prior periods. Under certain circumstances, federal regulatory authorities may restrict the ability of the Company, as a subsidiary of Webster Bank, to make distributions to its stockholders. Such a restriction could result in the Company's failure to meet REIT requirements with respect to stockholder distributions. See "-- Regulatory Impact on the Company."

     REDEMPTION UPON OCCURRENCE OF A TAX EVENT. At any time following the occurrence of a Tax Event, even if such Tax Event occurs prior to January 15, 1999 with respect to the Series A Preferred Shares and prior to January 15, 2003 with respect to the Series B Preferred Shares, the Company will have the right to redeem the Preferred Shares in whole but not in part, at the Series A Early Redemption Price and the Series B Early Redemption Price, respectively. The occurrence of a Tax Event will not, however, give the holders of the Preferred Shares any right to have such shares redeemed. See "Description of Preferred Shares -- Series A Preferred Shares -- Redemption," and "Description of Preferred Shares -- Series B Preferred Shares -- Redemption," and "Description of Preferred Shares -- Series A and Series B Early Redemption."

LIMITED OPERATING HISTORY OF THE COMPANY


     As the Company was incorporated and began its operations in March 1997, the operating history of the Company is limited.

LACK OF EXPERIENCE MANAGING OR OPERATING A REIT

     The Company and Webster Bank have not previously managed or operated a REIT.


GEOGRAPHIC CONCENTRATION

     Certain geographic regions of the United States may from time to time experience natural disasters or weaker regional economic conditions and housing markets, and, consequently, may experience higher rates of loss and delinquency on Mortgage Loans generally. Any concentration of the Mortgage Loans in such a region may present risks in addition to those present with respect to Mortgage Loans generally. Substantially all of the residential properties underlying the Mortgage Assets presently are located in Connecticut. These Mortgage Assets may be subject to a greater risk of default than other comparable Mortgage Assets in the event of adverse economic, political or business developments or natural hazards that may affect such region and the ability of property owners in such region to make payments of principal and interest on the underlying mortgages.

LIMITED VOTING RIGHTS

     Holders of Preferred Shares will not have any voting rights, except as expressly provided herein. On any matter on which holders of the Preferred Shares may vote, each Preferred Share will be entitled to vote proportionately based upon the liquidation preference associated with such Preferred Share. In certain circumstances when the Company has failed to declare or pay dividends, holders of Preferred Shares have the right to elect two directors to the Board of Directors of the Company. See "Description of Preferred Shares -- Voting Rights."


POTENTIAL LACK OF ACTIVE MARKET FOR PREFERRED SHARES


     The Series A preferred shares will not be listed on any securities exchange. the Series B preferred Shares have been approved for inclusion in the Nasdaq Stock Market. However, there can be no assurance that an active, or any, trading market will develop or be maintained for the Preferred Shares.
Consequently, there can be no assurance as to the liquidity of the trading markets for the Preferred Shares.


RISKS RELATED TO CHANGES IN INTEREST RATES


     The results of the Company's operations will be affected by various factors, many of which are beyond the control of management. Because the Company does not intend to incur any borrowings, the Company's net income will be dependent primarily upon the yield on its Mortgage Assets. Accordingly, net income over time will vary as a result of changes in interest rates, the behavior of which involve various risks and uncertainties, and the supply of and demand for Mortgage Assets. Prepayment rates and interest rates depend upon the nature and terms of the Mortgage Assets, the geographic location of the real estate securing the Mortgage Loans included in or underlying the Mortgage Assets, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, competition and other factors, none of which can be predicted with any certainty. While increases in interest rates will generally increase the yields on the Company's adjustable-rate Mortgage Assets, decreasing rates typically would decrease such yields and also may result in increased levels of prepayments. Under such circumstances, the Company may not be able to reinvest at a favorable yield.


REAL ESTATE MARKET CONDITIONS

     The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company, such as local and other economic conditions affecting the values of the properties underlying the Mortgage Assets and the ability of mortgagees to make payments of principal and interest on their Mortgage Loans. A decline in the value of properties underlying the Mortgage Assets may cause a higher level of defaults on Mortgage Loans. There can be no assurance that a decline in local or other economic conditions will not adversely affect Mortgage Assets currently owned by the Company or acquired by the Company in the future.


ENVIRONMENTAL CONSIDERATIONS


     In the event that the Company is forced to foreclose on a defaulted mortgage loan to recover its investment in such Mortgage Loan, the Company may be subject to environmental liabilities in connection with the underlying real property which could exceed the value of the real property. Although the Company intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Company's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property which the Company has acquired through foreclosure or otherwise, the Company may be required to remove those substances and clean up the property. There can be no assurance that in such a case the Company would not incur full recourse liability for the entire costs of any removal and clean-up, that the cost of such removal and clean-up would not exceed the value of the property or that the Company could recoup any of such costs from any third party. The Company may also be liable to property owners, tenants and other users of neighboring properties. In addition, the Company may find it difficult or impossible to sell the property prior to or following any such clean-up.



LEGAL CONSIDERATIONS

     Applicable state laws generally regulate interest rates and other charges and require certain disclosures to borrowers. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices which may apply to the servicing and collection of the Mortgage Loans. Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the Company to collect all or part of the principal of or interest on the Mortgage Loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.


DELAYS IN LIQUIDATING DEFAULTED MORTGAGE LOANS


     Even assuming that the mortgaged properties underlying the mortgage loans held by the Company provide adequate security for such Mortgage Loans, substantial delays could be encountered in connection with the liquidation of defaulted Mortgage Loans, with corresponding delays in the receipt of related proceeds by the Company. An action to foreclose on a mortgaged property securing a Mortgage Loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring several years to complete. In some states, an action to obtain a deficiency judgment is not permitted following a non-judicial sale of a mortgaged property. In Connecticut, where substantially all of the properties currently securing the Company's Mortgage Loans are located, foreclosures are judicial and an action to obtain a deficiency judgment is only permitted following a judicial foreclosure of a mortgaged property. In the event of a default by a mortgagor, these restrictions, among other things, may impede the ability of the Company to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due on the related Mortgage Loan. In addition, the Servicer of the Company's Mortgage Loans will be entitled to deduct from collections received all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated Mortgage Loans, including legal fees and costs of legal action, real estate taxes and maintenance and preservation expenses, thereby reducing amounts available to the Company.


NO CREDIT ENHANCEMENT OR SPECIAL HAZARD INSURANCE

     The Company generally does not intend to obtain credit enhancements such as mortgagor bankruptcy insurance or to obtain special hazard insurance for its Mortgage Loans, other than standard hazard insurance, which will in each case only relate to individual Mortgage Loans. Accordingly, during the time it holds Mortgage Loans for which third party insurance is not obtained, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In addition, in the event of a default on any Mortgage Loan held by the Company resulting from declining property values or worsening economic conditions, among other factors, the Company would bear the risk of loss of principal to the extent of any deficiency between (i) the value of the related mortgaged property, plus any payments from an insurer (or guarantor in the case of Commercial Mortgage Loans) and (ii) the amount owing on the Mortgage Loan.


RISK ASSOCIATED WITH LEVERAGE


     Although the Company does not currently intend to incur any indebtedness in connection with the acquisition and holding of Mortgage Assets, the Company may do so at any time. See "Business and Strategy -- Management Policies -- Capital and Leverage Policies." Under the Company's Certificate of Incorporation and other corporate governance documents, there are no limitations on the Company's ability to incur additional indebtedness. To the extent the Company were to change its policy with respect to the incurrence of indebtedness, the Company would be subject to risks associated with leverage, including, without limitation, changes in interest rates and prepayment risk.

     A leveraging strategy may create instability in the Company's operations and reduce income under adverse market conditions. A decline in the market value of Mortgage Assets could limit the Company's ability to borrow. The Company could be required to sell Mortgage Assets under adverse market conditions in order to maintain liquidity. If these sales were made at prices lower than the carrying value of the Mortgage Assets, the Company would experience losses. A default by the Company under its collateralized borrowings could also result in a liquidation of the collateral, resulting in a loss of the difference between the value of the collateral and the amount borrowed. To the extent the Company is compelled to liquidate Mortgage Assets to repay borrowings, its compliance with the REIT rules regarding asset and sources of income requirements could be negatively affected, ultimately jeopardizing the Company's status as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification as a REIT."

     In addition, if the Company were to rely on short term borrowings, it also would be subject to hedging risks to the extent it would hedge the risk of mismatches between the long term yield of its Mortgage Asset portfolio and the short term costs of its borrowings. However, developing an effective interest rate risk management strategy is complex and no management strategy can completely insulate the Company from risks associated with changes in interest rates. In addition, hedging involves transaction costs, which generally increase significantly as the period covered by the hedge increases as well as during periods of volatile interest rates. To the extent the Company hedges against interest rate risks, the Company may substantially reduce its net income.
Further, the federal tax laws applicable to REITs may limit the Company's ability to hedge fully its interest rate risks. Such federal tax laws may prevent the Company from effectively implementing hedging strategies that, absent such restrictions, would best insulate the Company from the risks associated with changing interest rates.



                                  THE COMPANY

     Webster Preferred Capital Corporation is a Connecticut corporation incorporated in March 1997. THE Company was formed by Webster Bank to provide a cost-effective means of raising funds, including capital, on a consolidated basis for Webster Bank. The Company's strategy is to acquire, hold and manage Mortgage Assets. In March 1997, Webster Bank contributed $617.0 million of
Mortgage Assets, net as part of the formation of the Company. As of September 30, 1997, all of the Mortgage Assets owned by the Company are Residential Mortgage Loans. Although the Company may acquire and hold a variety of Mortgage Assets, its present intention is to acquire only Residential Mortgage Loans and Mortgage-Backed Securities. The Company intends to hold such assets primarily for income, thereby seeking to generate net income for distribution to its stockholders based on the spread between the interest income on the Mortgage Assets and the cost of its capital and operations. The Company may invest up to 5% of the total value of its portfolio in assets other than Residential Mortgage Loans and Mortgage-Backed Securities eligible to be held by REITs. In addition to Commercial Mortgage Loans, such assets could include cash and cash equivalents. As of September 30, 1997, approximately 34.4% of the Company's Mortgage Loans are fixed rate loans and 65.6% are adjustable rate loans. In November 1997, Webster Bank contributed approximately $120.4 million in cash to the Company, which was used by the Company to purchase Mortgage-Backed
Securities. During the first quarter of 1998, Webster Bank anticipates contributing approximately $800 million of additional Mortgage Assets or cash to the Company.

     All of the Company's Common Stock is owned by Webster Bank. Webster Bank has indicated to the Company that, for as long as any Preferred Shares are outstanding, Webster Bank intends to maintain direct ownership of 100% of the outstanding Common Stock of the Company. Pursuant to the

Company's Certificate of Incorporation, the Company cannot redeem, or make any other payments or distributions in respect of, shares of its Common Stock to the extent such redemption, payments or distributions would cause the Company's total stockholders' equity (as determined in accordance with GAAP) to be less than 250% of the aggregate liquidation value of the issued and outstanding Preferred Shares. The Preferred Shares are not exchangeable into capital stock or other securities of Webster Bank or Webster, and will not constitute regulatory capital of either Webster Bank or Webster.

     The Company will elect to be treated as a REIT under the Code and will generally not be subject to federal and Connecticut state income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. Furthermore, the Company and Webster Bank will benefit significantly from federal and state tax treatment of dividends paid by the Company as a result of its qualification as a REIT. The dividends payable on the Preferred Shares will be deductible for federal income tax purposes as a result of the Company's qualification as a REIT. Also as a result of the Company's qualification as a REIT, as well as its qualification under certain Connecticut tax law requirements, Webster Bank will be able to deduct from its income, dividends received on the Common Stock for Connecticut corporation income tax purposes.


                                 WEBSTER BANK

     Webster Bank is the federal savings bank subsidiary of Webster, both of which are headquartered in Waterbury, Connecticut. Deposits at Webster Bank are FDIC insured. Webster Bank currently serves customers from 84 banking offices located in New Haven, Fairfield, Litchfield, Hartford and Middlesex Counties in Connecticut. Webster Bank's focus is on providing financial services to individuals, families and businesses. It emphasizes four business lines -- consumer banking, business banking, mortgage banking and trust and investment management services. These lines are supported by centralized administration, marketing, finance and operations. Webster Bank's goal is to provide banking services that are fairly priced, reliable and convenient.

     The Webster Bank consolidated financial information as of September 30, 1997 includes the Company, as well as Derby Savings Bank ("Derby") and People's Savings Bank & Trust ("People's"), both of which were acquired by Webster Bank in 1997 in transactions accounted for as pooling of interests. At September 30, 1997, Webster Bank had total consolidated assets of $6.7 billion, total deposits of $4.3 billion, and shareholder's equity of $438.6 million or 6.5% of total assets. At September 30, 1997, Webster Bank had total loans receivable of $3.7 billion, which included $2.9 billion in residential mortgage loans, $275.0 million in commercial real estate loans, $185.1 million in commercial and industrial loans and $448.6 million in consumer loans (consisting primarily of home equity loans). At September 30, 1997, nonaccrual loans and other real estate owned ("OREO") were $49.2 million. At that date, Webster Bank's allowance for loan losses was $52.3 million, or 136.6% of nonaccrual loans, and its total allowance for loan and OREO losses was $52.8 million, or 106.1% of nonaccrual loans and OREO.

     At September 30, 1997, Webster Bank had regulatory capital significantly in excess of all applicable capital requirements as detailed below:


                                                                      AT SEPTEMBER 30, 1997
                                       ------------------------------------------------------------------------------------
                                                                TIER 1               TIER 1                  TOTAL
                                        TANGIBLE CAPITAL     CORE CAPITAL      RISK-BASED CAPITAL      RISK-BASED CAPITAL
                                       ------------------ ------------------ ----------------------- ----------------------
                                         AMOUNT      %      AMOUNT      %      AMOUNT         %        AMOUNT        %
                                       ---------- ------- ---------- ------- ----------- ----------- ---------- -----------
                                                                      (Dollars in Thousands)
Webster Bank:
Actual Regulatory Capital ............  $378,897   5.67%   $383,940   5.74%   $ 383,940     12.43%    $422,729     13.69%
Minimum Regulatory Requirement .......   100,208   1.50     200,568   3.00      123,537      4.00      247,074      8.00
                                        ---------  -----   ---------  -----   ----------  -------     ---------  -------
Excess Over Requirement ..............  $278,689   4.17%   $183,372   2.74%   $ 260,403      8.43%    $175,655      5.69%


     Since 1991, Webster Bank has experienced significant growth, primarily as a result of acquisitions. In September 1991, Webster Bank acquired certain assets and $247 million of deposit liabilities of Suffield Bank in an FDIC assisted transaction. In 1992, Webster Bank acquired $1.3 billion of the assets, all of the deposits and certain other liabilities of First Constitution Bank, New Haven, Connecticut in an

FDIC assisted transaction. In March 1994, Webster Bank completed a conversion/acquisition of Bristol Savings Bank and its $453 million in deposits. Also in 1994, Webster Bank acquired Shoreline Bank and Trust Company with approximately $51 million of assets. In November 1995, Webster Bank acquired Shelton Savings Bank with approximately $298 million of assets, including $224 million of loans and approximately $273 million of deposits. In February 1996, Webster Bank acquired 20 branch banking offices from Shawmut Bank Connecticut, N.A., assuming approximately $845 million in deposits and acquiring approximately $586 million in loans. In 1997, Webster Bank acquired Derby with approximately $1.2 billion of assets, and People's with approximately $479 million of assets and an additional $327 million of trust assets under management. Webster Bank also acquired Sachem Trust National Association in 1997 with approximately $300 million of trust assets under management.

     On October 27, 1997, Webster announced a definitive agreement to acquire Eagle on a stock for stock basis in a tax-free exchange fixed at 0.84 shares of Webster common stock for each share of Eagle common stock. At the time of the announcement, Eagle had approximately $2.1 billion in total assets, $1.1 billion in loans, net and $1.4 billion in deposits and operated 30 branches. Subsequent to the acquisition, Webster will have approximately $8.8 billion in total assets and over 110 branch offices prior to the consolidation of overlapping branches. Webster currently anticipates recognizing acquisition related charges of approximately $18.9 million on a before tax basis.

     As a result of the Offering, Webster Bank will benefit from federal and state tax treatment of dividends paid by the Company as a result of its qualification as a REIT. The dividends payable on the Preferred Shares will be deductible by the Company for federal and Connecticut state income tax purposes as a result of its qualification as a REIT. Also as a result of the Company's qualification as a REIT, as well as its qualification under certain Connecticut tax law requirements, Webster Bank will be able to deduct from its income the dividends received on the Common Stock for Connecticut state income tax purposes. Webster Bank also will be entitled to receive advisory and servicing fees and dividends in respect of the Common Stock and will be entitled to retain any ancillary fees, including, but not limited to, late payment charges, prepayment fees, penalties and assumption fees collected in connection with the Mortgage Loans serviced by it. In addition, Webster Bank, as Servicer, will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by the Servicer.


                             CONFLICTS OF INTEREST

     Presently, the Company believes that its best interests and the best interests of the holders of the Preferred Shares are identical to those of Webster Bank. However, Webster Bank and its affiliates may in the future have interests which are not necessarily identical to those of the Company. Consequently, conflicts of interest may arise with respect to transactions, including without limitation, future acquisitions of Mortgage Assets from Webster Bank and/or affiliates of Webster Bank; servicing of Mortgage Loans; future dispositions of Mortgage Loans to Webster Bank or affiliates of Webster Bank; and the modification of the Advisory Agreement or the Servicing Agreement. It is the intention of the Company and Webster Bank that any agreements and transactions between the Company, on the one hand, and Webster Bank and/or its affiliates, on the other hand, are fair to all parties and consistent with market terms, including the prices paid and received for Mortgage Assets on their acquisition or disposition by the Company or in connection with the servicing of Mortgage Loans. Also, the Advisory Agreement provides that nothing contained in such agreement shall prevent Webster Bank, its affiliates, or an officer, director, employee or stockholder from engaging in any activity, including without limitation, purchasing and managing real estate mortgage assets, rendering services and investment advice with respect to real estate investment opportunities to any other person (including other REITs) and managing other investments (including the investments of Webster Bank and its affiliates). Although the Company and Webster Bank intend that the dealings between the Company and Webster Bank and its affiliates be fair, there can be no assurance that agreements or transactions will be on terms as favorable to the Company as those that could have been obtained from unaffiliated third parties. See "Business and Strategy -- Management Policies -- Relationship with Webster Bank Policies."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Preferred Shares offered hereby are estimated to be $ million. In anticipation of the Offering, the Company has been reinvesting its net income in additional Mortgage Assets. Accordingly, approximately $40 million of the net proceeds of the Offering will be used to fund payments to Webster Bank of cash dividends of the Company's 1997 net income. See "Business and Strategy." The Company will use the remaining net proceeds received in connection with the Offering to fund operations and purchase additional Mortgage Assets. The Company expects that it will purchase any such additional Mortgage Assets during the first calendar quarter following completion of the Offering. Pending such expected acquisition of additional Mortgage Assets, the Company will invest the net Offering proceeds not used to fund 1997 dividends in short-term securities or money market investments.


                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997 and as adjusted to reflect the consummation of the Offering.


                                                                                    SEPTEMBER 30, 1997
                                                                              -------------------------------
                                                                                   ACTUAL         AS ADJUSTED
                                                                              ----------------   ------------
                                                                               (In Thousands, Except Share
                                                                                           Data)

Total Liabilities .........................................................   $       392        $   392
Series A ____%  Cumulative  Redeemable  Preferred  Stock,  par value
   $1.00 per hare; none authorized, issued and outstanding, actual;
   and 40,000 shares authorized, issued and outstanding, as adjusted ......            --             40
Shareholders' Equity:
 Series B ___% Cumulative Redeemable Preferred Stock, par value $1.00 per share; none authorized, issued and outstanding, actual; and
   1,000,000  shares authorized, issued and outstanding, as adjusted                   --          1,000
 10% Cumulative Non-Convertible Preferred Stock, $1,000 stated value per share; 2,000 shares authorized, issued and outstanding, actual; no
   shares authorized, issued and outstanding, as adjusted .................         2,000 (1)         -- (1)
 Common Stock, par value $0.01 per share; 1,000 shares authorized, and
   100 shares issued and outstanding, actual and as adjusted ..............             1              1
 Additional Paid-in Capital ...............................................       615,021                (2)
 Retained Earnings ........................................................        25,185         25,185
                                                                               ----------        -------
Total Capitalization ......................................................    $  642,599        $
                                                                               ==========        =======



----------

(1) Prior to the Offering, the Company redeemed from Webster Bank the 2,000 shares of preferred stock shown as outstanding at September 30, 1997. Webster Bank concurrently contributed the proceeds of that redemption to the Company, which is reflected as a $2 million addition to the paid-in capital account of the Company in the "As Adjusted" column.

(2) The Company was formed with an initial capitalization of $617.0 million in Mortgage Assets, net. In addition, in November 1997, Webster Bank contributed approximately $120.4 million in cash to the Company, which was used by the Company to purchase Mortgage-Backed Securities. The additional paid-in capital, as adjusted, of $ million represents (i) the $617.0 million total capital contribution made by Webster Bank in the form of Mortgage Assets to the Company, (ii) the approximately $120.4 million cash contribution made by Webster Bank in November 1997 and used by the Company to purchase Mortgage-Backed Securities, (iii) the $2 million addition to the paid-in capital account of the Company resulting from the redemption of 2,000 outstanding shares of preferred stock, and (iv) the $___ million raised in the Offering, less the aggregate par value of the Common Stock and Preferred Shares, and the organizational and Offering expenses.

                             BUSINESS AND STRATEGY

GENERAL

     The Company's strategy is to acquire, hold and manage Mortgage Assets to generate net income for distribution to stockholders. In March 1997, Webster Bank contributed $617.0 million of Mortgage Assets, net as part of the formation of the Company. In November 1997, Webster Bank contributed approximately $120.4 million in cash to the Company, which was used by the Company to purchase Mortgage-Backed Securities. During the first quarter of 1998, Webster Bank anticipates contributing approximately $800 million of additional Mortgage Assets or cash to the Company.


     In order to preserve its status as a REIT under the Code, substantially all of the assets of the Company will consist of Mortgage Loans, Mortgage-Backed Securities and other qualified REIT real estate assets of the type set forth in
Section 856(c)(6)(B) of the Code. See "Federal Income Tax Consequences."


DIVIDEND POLICY

     The Company currently expects to pay an aggregate amount of dividends with respect to its outstanding shares of capital stock equal to not less than 100% of the Company's "REIT taxable income" (excluding capital gains and certain items of non-cash income). In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its "REIT taxable income" (excluding capital gains and certain items of non-cash income) to stockholders. The Company anticipates that none of the distributions on the Preferred Shares and none or no material portion of the distributions on the Common Stock will constitute non-taxable returns of capital.

     Dividends will be declared at the discretion of the Board of Directors after considering the Company's distributable funds, financial requirements, tax considerations and other factors. The Company's distributable funds will consist primarily of interest and principal payments on the Mortgage Assets held by it, and the Company anticipates that a significant portion of such assets will bear interest at adjustable rates. Accordingly, if there is a decline in interest rates, the Company may experience a decrease in income available to be distributed to its stockholders. However, the Company currently expects that both its cash available for distribution and its "REIT taxable income" will exceed the amount needed to pay dividends on the Preferred Shares, even in the event of a significant decline in interest rate levels, because (i) the Company's Mortgage Assets are interest bearing, (ii) the Preferred Shares are not expected to exceed 15% of the Company's capitalization, and (iii) the Company does not anticipate incurring any indebtedness. As indicated below under "-- Description of Mortgage Assets," as of September 30, 1997, the weighted average interest rate of the Company's Residential Mortgage Loans was approximately 7.65% per annum.

     The Company expects that it will, after taking into consideration the dividends on the Preferred Shares, pay dividends to Webster Bank as the holder of its Common Stock. Because the tax return of Webster Bank is not consolidated with the Company, the dividends payable to Webster Bank as to any year must be paid before the end of such year.

     There are several limitations on the Company's ability to pay dividends on the Common Stock (none of which should adversely affect the legal right of the Company to pay dividends in respect of the Preferred Shares). If the Company fails to declare full dividends on the Preferred Shares in any dividend period, the Company may not make any dividends, other than consent dividends, or other distributions with respect to the Common Stock for such dividend period. See "Federal Income Tax Consequences -- Requirements for Qualification as a REIT -- Annual Distribution Requirements." The Connecticut Corporation Law provides that no dividend distribution may be made if, after giving it effect: (1) the Company would not be able to pay its debts as they become due in the usual course of business; or (2) the Company's total assets would be less than the sum of its total liabilities plus, unless the certificate of incorporation of the Company permits otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. It is, however, possible that these limitations on the Company's ability to pay dividends on the Common Stock and

Preferred Stock could affect the ability of the Company to qualify as a REIT for federal income tax purposes, unless the Company avails itself of consent dividend procedures. See "Federal Income Tax Consequences -- Requirements for Qualification as a REIT."


LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal liquidity need will be to fund the acquisition of additional Mortgage Assets as Mortgage Assets held by the Company are repaid and to fund dividends on outstanding capital stock. The acquisition of additional Mortgage Assets will be funded with the proceeds of interest and principal repayments on the Company's portfolio of Mortgage Assets. The Company does not anticipate that it will have any other material capital expenditures. The Company believes that cash generated from the payment of interest and principal on its Mortgage Assets will provide sufficient funds to meet its operating requirements and to pay dividends in accordance with the requirements to be taxed as a REIT for the foreseeable future. To the extent that the Company accumulates cash in order to meet its dividend requirements, it may invest such cash in short term securities or money market investments.


GENERAL DESCRIPTION OF MORTGAGE ASSETS; INVESTMENT POLICY

     RESIDENTIAL MORTGAGE LOANS. The Company may from time to time acquire both conforming and nonconforming Residential Mortgage Loans. Conventional conforming Residential Mortgage Loans comply with the requirements for inclusion in a loan guarantee program sponsored by either the Federal Home Loan Mortgage Corporation ("FHLMC") or Fannie Mae. Under current guidelines, effective January 1, 1998, the maximum principal balance allowed on conforming Residential Mortgage Loans ranges from $227,150 ($340,725 for Residential Mortgage Loans secured by mortgaged properties located in either Alaska or Hawaii) for one unit residential loans to $436,600 ($654,900 for Residential Mortgage Loans secured by mortgaged properties located in either Alaska or Hawaii) for four unit residential loans. Nonconforming Residential Mortgage Loans are Residential Mortgage Loans that do not qualify in one or more respects for purchase by Fannie Mae or FHLMC under their standard programs. The nonconforming Residential Mortgage Loans that the Company purchases will be nonconforming generally because they have original principal balances which exceed the limits for FHLMC or Fannie Mae programs. The Company's nonconforming Residential Mortgage Loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.

     Each Residential Mortgage Loan will be evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on a single family (one to four unit) residential property, including stock allocated to a dwelling unit in a residential cooperative housing corporation. Residential real estate properties underlying Residential Mortgage Loans consist of individual dwelling units, individual cooperative apartment units, individual condominium units, two to four family dwelling units, planned unit developments and townhouses.


     The Company does not intend to invest in subprime loans.

     MORTGAGE-BACKED SECURITIES. The Company may from time to time acquire fixed-rate or adjustable-rate Mortgage-Backed Securities representing interests in pools of Mortgage Loans. A portion of any of the Mortgage-Backed Securities that the Company purchases may have been originated by Webster Bank by exchanging pools of Mortgage Loans for the Mortgage-Backed Securities. The Mortgage Loans underlying the Mortgage-Backed Securities will be secured by single family residential properties located throughout the United States.

     The Company intends to acquire only investment grade Mortgage-Backed Securities issued or guaranteed by Fannie Mae, FHLMC and GNMA. The Company does not intend to acquire any interest-only, principal-only or high-risk Mortgage-Backed Securities. Further, the Company does not intend to acquire any residual interests in real estate mortgage conduits or any interests, other than as a creditor, in any taxable mortgage pools.

     OTHER REAL ESTATE ASSETS. Although the Company presently intends to invest only in Residential Mortgage Loans and Mortgage-Backed Securities, the Company may invest up to 5% of the total value of its portfolio in assets other than Residential Mortgage Loans and Mortgage-Backed Securities eligible to be held by REITs. In addition to Commercial Mortgage Loans, such assets could include cash and cash equivalents. The Company does not intend to invest in securities or interests of persons primarily engaged in real estate activities.


MANAGEMENT POLICIES

     In administering the Company's Mortgage Assets, the Advisor has a high degree of autonomy. The Board of Directors, however, has adopted certain policies to guide administration of the Company and the Advisor with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the Company's stockholders, including holders of the Preferred Shares. See also "-- Dividend Policy."

     ASSET ACQUISITION AND DISPOSITION POLICIES. Subsequent to the Offering, the Company anticipates that it will purchase additional Mortgage Assets on a monthly basis. The Company intends to acquire all or substantially all of such Mortgage Assets from Webster Bank and/or affiliates of Webster Bank, on terms that are comparable to those that could be obtained by the Company if such Mortgage Assets were purchased from unrelated third parties, out of proceeds received in connection with the repayment or disposition of Mortgage Assets or the issuance of additional shares of Preferred Stock or the contribution of additional capital by Webster Bank. The Company does not presently intend to incur borrowings to acquire Mortgage Assets. See "-- Capital and Leverage Policies." The Company may also from time to time acquire Mortgage Assets from unrelated third parties. As of the date of this Prospectus, the Company has not adopted any arrangements or procedures by which it would purchase Mortgage Assets from unrelated third parties, and the Company has not entered into any agreements with any third parties with respect to the purchase of Mortgage
Assets. The Company anticipates that it would purchase Mortgage Assets from unrelated third parties only if neither Webster Bank nor any affiliate of Webster Bank had an amount or type of Mortgage Asset sufficient to meet the requirements of the Company. The Company currently anticipates that the Mortgage Assets that it purchases will include Residential Mortgage Loans, as described in "-- Description of Mortgage Assets," and Mortgage-Backed Securities, although if Webster Bank and/or any of its affiliates develop additional Mortgage Asset products, the Company may purchase such additional types of Mortgage Assets. In addition, the Company may also from time to time acquire limited amounts of other assets eligible to be held by REITs. The Company currently anticipates that it will not acquire the right to service any Mortgage Loans it acquires in the future. The Company anticipates that any servicing arrangement that it enters into in the future will contain fees and other terms consistent with secondary market standards.

     The Company currently intends to maintain substantially all of its assets in a combination of Residential Mortgage Loans and Mortgage-Backed Securities. As indicated above, the Company may invest in other assets eligible to be held by REITs. The Company primarily intends to purchase newly originated loans of Webster Bank, or more seasoned loans at then current market rates. The Company's current policy prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), which Mortgage Loan (i) is more than 30 days past due in the payment of principal or interest at the time of proposed acquisition;
(ii) is or was at any time during the preceding 12 months in nonaccrual status or renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. Loans that are in a "nonaccrual status" are generally loans that are past due 90 days or more in principal or interest. The Company intends to aggressively seek collections on delinquent and nonaccrual loans consistent with Webster Bank's policies in that regard.

     The Company currently does not intend to invest in the securities of other issuers for the purpose of exercising control, to engage in the purchase and sale (or turnover) of investments, to offer securities in exchange for property, or to repurchase or otherwise reacquire its shares or other securities (except as described elsewhere in this Prospectus).

     CAPITAL AND LEVERAGE POLICIES. The Company presently does not anticipate any additional funding requirements. To the extent that the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or a combination of these methods.

     The Company will have no debt outstanding following completion of the Offering, and the Company does not currently intend to incur any indebtedness. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of debt, funded or otherwise, the Company might incur.

     The Company may also issue additional series of Preferred Stock. However, the Company may not issue additional shares of Preferred Stock senior to the Preferred Shares without the consent of persons holding at least 66 2/3% of the aggregate liquidation value of Preferred Shares at that time. The Company anticipates that, prior to its issuance of additional shares of Preferred Stock, it will take into consideration Webster Bank's funding requirements and an assessment of other available options for raising any necessary capital.

     Credit Risk Management Policies. The Company intends that each Mortgage Loan acquired from Webster Bank, an affiliate of Webster Bank or an unrelated third party in the future will represent a first lien position and will be originated in the ordinary course of the originator's real estate lending activities based on the underwriting standards generally applied (at the time of origination) for the originator's own account. See "-- Description of Mortgage Assets -- Mortgage Loan Underwriting Standards." The Company also intends that all Mortgage Loans held by the Company will be serviced pursuant to the Servicing Agreement, which requires the Servicer to service the Company's Mortgage Loans in a manner substantially the same as for similar work performed by the Servicer for transactions on its own behalf. It also requires the Servicer to take all reasonable steps necessary to comply with and to use its best efforts to cause the Company to comply with any applicable federal and state statutes or regulations or private mortgage insurance requirements while servicing all loans pursuant to the Servicing Agreement.

     RELATIONSHIP WITH WEBSTER BANK POLICIES. Because of the nature of the Company's relationship with Webster Bank and its affiliates, it is the Company's policy that the terms of any financial dealings with Webster Bank and its affiliates will be consistent with those available from third parties in the mortgage lending industry. It is the intention of the Company and Webster Bank that any agreements and transactions between the Company, on the one hand, and Webster Bank or its affiliates, on the other hand, including, without limitation, the purchase of Mortgage Loans, are fair to all parties and are consistent with market terms for such types of transactions. The Servicing Agreement provides that foreclosures and dispositions of the Mortgage Loans are to be performed with a view toward maximizing the recovery by the Company as owner of the Mortgage Loans, and the Servicer shall service the Mortgage Loans solely with a view toward the interests of the Company, and without regard to the interests of Webster Bank or any of its affiliates. However, there can be no assurance that any such agreement or transaction will be on terms as favorable to the Company as would have been obtained from unaffiliated third parties.

     There are no provisions in the Company's amended and restated certificate of incorporation (the "Certificate of Incorporation") limiting any officer, director, security holder or affiliate of the Company from having any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or from engaging in acquiring, holding and managing Mortgage Assets. As described herein, it is expected that Webster Bank and its affiliates will have direct interests in transactions with the Company (including without limitation the sale of Mortgage Assets to the Company); however, it is not currently anticipated that any of the officers or directors of the Company will have any interests in such Mortgage Assets.

     OTHER POLICIES. The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940, as amended. The Company does not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers, (iii) actively trade in loans or other investments, (iv) offer securities in ex-change for property, or (v) make loans to third parties, including without limitation officers, directors or other affiliates of the Company. The Company may, under certain circumstances, purchase Preferred Shares in the open market or otherwise. The Company has no present intention of causing the Company to repurchase any shares of its capital stock, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT.

     The Company does not currently intend to make loans to other persons or to underwrite securities of other issuers.

     The Company intends to publish and distribute to stockholders, in accordance with the rules of the Nasdaq Stock Market, annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by the Company's independent public accountants. The Company will maintain its status as a reporting company under the Exchange Act, for as long as any of the Preferred Shares are outstanding.

     The Company currently intends to make investments and operate its business at all times in such a manner as to be consistent with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause the Board of Directors to determine that it is in the best interests of the Company and its stockholders to revoke its REIT status.


DESCRIPTION OF MORTGAGE ASSETS

     GENERAL. Information with respect to the Company's Mortgage Assets is presented as of September 30, 1997. The Company's portfolio of Mortgage Assets may or may not have the characteristics described below at future dates, although the Company currently intends to maintain substantially all of its assets in a combination of Residential Mortgage Loans and Mortgage-Backed
Securities. Residential Mortgage Loans are whole loans secured by first mortgages or deeds of trusts on single family (one to four units) residential real estate properties. Mortgage-Backed Securities are investment grade mortgage securities or interests in or obligations backed by pools of Mortgage Loans. Although the Company has no present intention to acquire Commercial Mortgage Loans, such loans would be whole loans secured by a first mortgage or deed of trust on a commercial real estate property or a multi-family property.

     At September 30, 1997, the Residential Mortgage Loans owned by the Company had an aggregate outstanding principal balance of $625.4 million. The Company's Residential Mortgage Loans at September 30, 1997 were originated in the ordinary course of the real estate lending activities of Webster Bank or acquired by Webster Bank as a result of acquisitions. All of the Company's Residential Mortgage Loans at September 30, 1997 were originated generally in accordance with the underwriting standards customarily employed by the originator during the period in which such Mortgage Loans were originated.

     The following tables set forth the composition of the Company's loan portfolio in dollar amounts and in percentages at September 30, 1997 and June 30, 1997, and a reconciliation of loans receivable, net:



                                                          AT SEPTEMBER 30, 1997     AT JUNE 30, 1997
                                                         -----------------------   -----------------
                                                                       (In Thousands)
   Residential Mortgage Loans ........................         $ 625,389              $ 613,627
   Mortgage Loans Net Items:
     Allowance for Loan Losses .......................            (1,538)                (1,544)
     Premiums and Deferred Fees on Loans, Net ........             1,770                  1,436
                                                               ---------              ---------
     Residential Mortgage Loans, Net .................         $ 625,621              $ 613,519
                                                               =========              =========


     All of the Company's Residential Mortgage Loans at September 30, 1997 were originated between January 1979 and July 1997, and have an original term to stated maturity of up to 30 years. The following tables set forth information regarding the origination dates of the Company's Residential Mortgage Loans:



                                    AGGREGATE PRINCIPAL BALANCE     AGGREGATE PRINCIPAL BALANCE
   YEAR IN WHICH RESIDENTIAL          OF RESIDENTIAL MORTGAGE        OF RESIDENTIAL MORTGAGE
 MORTGAGE LOANS WERE ORIGINATED     LOANS AT SEPTEMBER 30, 1997       LOANS AT JUNE 30, 1997
--------------------------------   -----------------------------   ----------------------------
                                                          (In Thousands)
1979-1984 ......................             $   1,866                      $   1,881
1985-1989 ......................                51,962                         54,840
1990-1994 ......................               272,256                        284,996
1995 ...........................                90,461                         93,738
1996 ...........................               118,389                        121,049
1997 ...........................                90,455                         57,123
                                             ----------                     ----------
                                             $ 625,389                      $ 613,627
                                             ==========                     ==========


     At September 30, 1997, the weighted average Loan-to-Value Ratio of the Residential Mortgage Loans was 63.9%. "Loan-to-Value Ratio" means the ratio (expressed as a percentage) of the current principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the underlying mortgaged property and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property. The mortgage notes with respect to all of the Residential Mortgage Loans at September 30, 1997 contain "due-on-sale" provisions, which restrict the assumption of the Residential Mortgage Loan by a proposed transferee and accelerate the payment of the outstanding principal balance of the Residential Mortgage Loan.

     The following table sets forth the contractual maturity and interest-rate sensitivity of the Company's Residential Mortgage Loans at September 30, 1997:



                                               CONTRACTUAL MATURITY
                              ------------------------------------------------------
                               ONE YEAR        ONE TO          OVER
                                OR LESS      FIVE YEARS     FIVE YEARS      TOTAL
                              -----------   ------------   ------------   ----------
                                                  (In Thousands)
Residential Mortgage Loans:
 Fixed Rate ...............    $      50      $     314      $ 215,001    $ 215,365
 Adjustable Rate ..........      211,301        185,007         13,716      410,024
                               ----------    ----------     ----------    ----------
   Total ..................    $ 211,351      $ 185,321      $ 228,717    $ 625,389
                               ==========    ==========     ==========    ==========

     At September 30, 1997, (i) $3.9 million of the Residential Mortgage Loans were more than 30 days past due in the payment of principal or interest; (ii) $1,115,000 were in nonaccrual status; and (iii) $6.7 million were more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest.

     The Company has established allowances for loan losses in an amount deemed prudent by management based in large part on the loss experience of Webster Bank in determining the adequacy of loan loss allowances. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When the Company determines a problem asset to be uncollectible, it either establishes a specific allowance for expected losses or charges-off expected losses to the allowance for loan losses. As a subsidiary of Webster Bank, the Company's determination as to the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional valuation allowances.


     The following table sets forth certain information regarding the Company's loans accounted for on a nonaccrual basis at September 30, 1997. The Company has no real estate acquired through foreclosure.

                                                         AT SEPTEMBER 30, 1997
                                                        ----------------------
                                                            (In Thousands)
      Residential Mortgage Loans Accounted for on a
       Nonaccrual Basis  ..............................        $ 1,115
      Real Estate Acquired Through Foreclosure ........             --
                                                               -------
         Total ........................................        $ 1,115
                                                               =======



     Interest on nonaccrual loans that would have been recorded as additional income for the period from March 17, 1997 (date of inception) to September 30, 1997 had the loans been current in accordance with their original terms approximated $49,757.

     The following table sets forth information as to delinquent loans in the Company's loans receivable portfolio before net items.


                                                        AT SEPTEMBER 30, 1997
                                                      -------------------------
                                                                     PERCENTAGE
                                                       PRINCIPAL     OF LOANS
                                                       BALANCES      RECEIVABLE
                                                      -----------   -----------
                                                           (In Thousands)
     Residential Mortgage Loans Past Due 30-89 Days
       and Still Accruing .........................     $2,752          .4%


     The Company's allowance for loan losses at September 30, 1997 totaled $1.5 million. All of such allowances are attributable to Residential Mortgage Loans, which are the only loans held by the Company at that date. In assessing the specific risks inherent in the portfolio, management takes into consideration the risk of loss on the Company's nonaccrual loans and watch list loans including an analysis of the collateral for the loans. Other factors considered are loss experience (including that of Webster Bank), loan concentrations, local economic conditions and other factors. As of September 30, 1997, the Company has incurred $6,118 in charge-offs, and has not made any provisions for loan losses charged to operations.

     The following table sets forth certain information with respect to each type of Residential Mortgage Loan owned by the Company at September 30, 1997:


                                                   AGGREGATE     WEIGHTED AVERAGE   WEIGHTED AVERAGE
                                                   PRINCIPAL         LOAN-TO-       MONTHS REMAINING
LOAN TYPE                                           BALANCE        VALUE RATIO        TO MATURITY
----------------------------------------------- --------------- ------------------ -----------------
                                                 (In Thousands)
15 Year Fixed Rate Residential Mortgage Loans      $  54,165          46.9%               142
20 Year Fixed Rate Residential Mortgage Loans          1,679           63.6               208
25 Year Fixed Rate Residential Mortgage Loans            831           71.4               274
30 Year Fixed Rate Residential Mortgage Loans        158,690           66.2               319
Adjustable Rate Residential Mortgage Loans ....      410,024           66.0               317
                                                   ---------
 Total ........................................    $ 625,389
                                                   =========

     As of September 30, 1997, $215.3 million or 34.4% of the Residential Mortgage Loans bore interest at a fixed rate and $410.0 million or 65.6% bore interest at adjustable rates. The interest rate on an "adjustable rate mortgage" or an "ARM" is typically tied to an index (such as the interest rate on United States Treasury Bills) and is adjustable periodically. ARMs are typically subject to lifetime interest rate caps and/or periodic interest rate caps. As of September 30, 1997, the interest rates of the Residential Mortgage Loans ranged from 4.75% per annum to 9.50% per annum and the weighted average interest rate was 7.65% per annum.

     The following tables contain certain additional data with respect to the interest rates of certain of the Residential Mortgage Loans owned by the Company as of September 30, 1997:



                                               NUMBER OF                                 PERCENTAGE
                                              RESIDENTIAL           AGGREGATE           BY AGGREGATE
CURRENT INTEREST RATE                        MORTGAGE LOANS     PRINCIPAL BALANCE     PRINCIPAL BALANCE
-----------------------------------------   ----------------   -------------------   ------------------
                                                                  (In Thousands)
Fixed Rate Loans:
 6.501%-7.000% ..........................          221              $  25,365                4.0%
 7.001%-7.500% ..........................          575                 77,917               12.5
 7.501%-8.000% ..........................          668                107,155               17.1
 8.001%-8.500% ..........................           13                  1,969                0.3
 8.501%-9.000% ..........................           14                  1,790                0.3
 9.001%-9.500% ..........................            8                  1,169                0.2
                                                 ------             ----------            ------
   Total Fixed Rate Loans ...............        1,499                215,365               34.4
                                                 ------             ----------            ------
Adjustable Rate Loans:
 4.501%-5.000% ..........................            3                    231                  -
 5.001%-5.500% ..........................            1                     82                  -
 5.501%-6.000% ..........................           24                  8,137                1.3
 6.001%-6.500% ..........................           36                 16,994                2.7
 6.501%-7.000% ..........................          207                 48,478                7.8
 7.001%-7.500% ..........................          408                 82,704               13.2
 7.501%-8.000% ..........................          782                126,688               20.3
 8.001%-8.500% ..........................          516                 88,267               14.1
 8.501%-9.000% ..........................          197                 36,026                5.8
 9.001%-9.500% ..........................           16                  2,417                0.4
                                                 ------             ----------            ------
   Total Adjustable Rate Loans ..........        2,190                410,024               65.6
                                                 ------             ----------            ------
Total Residential Mortgage Loans ........        3,689              $ 625,389              100.0%
                                                 ======             ==========            ======


     "Gross Margin," with respect to an ARM, means the applicable fixed percentage which is added to the applicable index to calculate the current interest rate paid by the borrower of such adjustable rate Residential Mortgage Loan (without taking into account any interest rate caps or minimum interest rates). As of September 30, 1997, the weighted average Gross Margin of the adjustable rate Residential Mortgage Loans was approximately 2.79%. The following table sets forth certain additional data with respect to the Gross Margin of the adjustable rate Residential Mortgage Loans owned by the Company as of September 30, 1997:






                                                                           PERCENTAGE
                                 NUMBER OF            AGGREGATE           BY AGGREGATE
GROSS MARGIN                   MORTGAGE LOANS     PRINCIPAL BALANCE     PRINCIPAL BALANCE
---------------------------   ----------------   -------------------   ------------------
                                 (In Thousands)
Less than 2.75% ...........          146              $  17,687                4.3%
2.75% .....................        1,484                312,370               76.2
Greater than 2.75% ........          560                 79,967               19.5
                                   ------             ----------            ------
 Total ....................        2,190              $ 410,024              100.0%
                                   ======             ==========            ======


     The current portfolio of Residential Mortgage Loans includes loans directly originated by Webster Bank, as well as loans acquired by Webster Bank in connection with its merger and acquisition activity over recent years. The interest rate of each type of ARM product owned by the Company at September 30, 1997 adjusts at the times (each, a "Rate Adjustment Date") and in the manner described below subject to lifetime interest rate caps, to minimum interest rates and, in the case of most ARMs owned by the Company at September 30, 1997, to maximum periodic adjustment increases or decreases, each as specified in the mortgage note relating to the ARM. Information set forth below regarding interest rate caps and minimum interest rates applies to the Residential Mortgage Loans owned by the Company at September 30, 1997 only. Mortgage Loans purchased by the Company after that date may be subject to different interest rate caps and minimum interest rates.

     Each ARM bears interest at its initial interest rate until its first Rate Adjustment Date. Effective with each Rate Adjustment Date, the monthly principal and interest payment on an adjustable rate Mortgage Loan will be adjusted to an amount that will fully amortize the then-outstanding principal balance of such Residential Mortgage Loan over its remaining term to stated maturity and that will be sufficient to pay interest at the adjusted interest rate. Certain of the types of Residential Mortgage Loan products that are ARMs contain an option, which may be exercised by the mortgagor, to convert the ARM into a fixed rate loan for the remainder of the mortgage term. If a Residential Mortgage Loan that is an ARM is converted into a fixed rate loan, the interest rate will be determined at the time of conversion as specified in the mortgage note relating to such Mortgage Loan and will remain fixed at such rate until the stated maturity of such Residential Mortgage Loan. Mortgage Loans owned by the Company at September 30, 1997 generally allow the mortgagor to prepay at any time some or all of the outstanding principal balance of the Mortgage Loan without a fee or penalty.

     Current ARM products offered by Webster Bank include six month, one-year and three-year ARMs. Webster Bank also offers five-year and ten-year fixed rate Residential Mortgage Loans with the ability to automatically convert to a one-year ARM after five or ten years, respectively.

     MORTGAGE LOAN UNDERWRITING STANDARDS. Webster Bank has represented to the Company that all of the Mortgage Loans contributed by Webster Bank to the Company in March 1997 were originated generally in accordance with the underwriting policies customarily employed by the originator during the period in which those Residential Mortgage Loans were originated.

     In the Mortgage Loan approval process, Webster Bank assesses both the borrower's ability to repay the Mortgage Loan and the adequacy of the proposed security. Credit approval is vested with the board of directors of Webster Bank and delegated to certain officers in accordance with the credit authorizations approved by the board of directors of Webster Bank. Any significant Mortgage Loan not conforming to Webster Bank's approved policies must be approved by the executive vice president of mortgage banking or the chief executive officer of Webster Bank. All Mortgage Loans of $3.0 million or more are presented to the board of directors of Webster Bank for final approval.

     The approval process for all types of Mortgage Loans includes on-site appraisals of the properties securing such loans and a review of the applicant's financial records and credit, payment and banking history, and tax returns. Webster Bank generally lends up to 95% of the appraised value of single family residential dwellings to be owner-occupied.

     Webster Bank requires title insurance policies protecting the priority of Webster Bank's liens for all Mortgage Loans and also requires fire and casualty insurance for permanent Mortgage Loans. The borrower selects the insurance carrier, subject to Webster Bank's approval. Generally, for any Residential Mortgage Loan in an amount exceeding 80% of the appraised value of the security property, Webster Bank currently requires mortgage insurance from an independent mortgage insurance company.

     Substantially all Mortgage Loans originated by Webster Bank contain a "due-on-sale" clause providing that Webster Bank may declare a Mortgage Loan immediately due and payable in the event, among other things, that the borrower sells the property securing the loan without the consent of Webster Bank.

     GEOGRAPHIC DISTRIBUTION. Approximately 92% of the residential real estate properties underlying the Company's Residential Mortgage Loans as of September 30, 1997 were located in Connecticut. The remaining properties are located primarily in Massachusetts, New York and Rhode Island. Consequently, these Residential Mortgage Loans may be subject to a greater risk of default than other comparable Residential Mortgage Loans in the event of adverse economic, political or business developments in Connecticut that affect the ability of residential property owners in any of these areas to make payments of principal and interest on the underlying mortgages.

     Loan-to-Value Ratios; Insurance. Approximately 95% of the Company's Residential Mortgage Loans as of September 30, 1997 having Loan-to-Value Ratios of greater than 80%, are insured under primary mortgage guaranty insurance policies. At the time of origination of the Residential Mortgage Loans, each of the primary mortgage insurance policy insurers was approved by Fannie Mae or FHLMC. A standard hazard insurance policy is required to be maintained by the mortgagor with respect to each Residential Mortgage Loan in an amount equal to the replacement value or the principal balance of such Residential Mortgage Loan, whichever is less. If the residential real estate property underlying a Residential Mortgage Loan is located in a flood zone, such Residential Mortgage Loan may also be covered by a flood insurance policy as required by law. No special hazard insurance policy or mortgagor bankruptcy insurance will be maintained by the Company with respect to its Residential Mortgage Loans.


SERVICING

     The mortgage loans owned by the Company are serviced by Webster Bank pursuant to the terms of the Servicing Agreement. Webster Bank in its role as servicer under the terms of the Servicing Agreement is herein referred to as the "Servicer." The Servicer will receive fees at an annual rate of (i) 8 basis points for fixed rate loan servicing and collection work, (ii) 8 basis points for variable rate loan servicing and collection work and (iii) 5 basis points for all other services to be provided, in each case based on the daily outstanding balances of all of the Company's loans for which the Servicer is responsible.

     The Servicing Agreement generally requires the Servicer to service the Company's Mortgage Loans in a manner substantially the same as for similar work performed by the Servicer for transactions on its own behalf. It also requires the Servicer to use its best efforts to comply with any applicable federal and state statutes or regulations or private mortgage insurance requirements while servicing all loans pursuant to the Servicing Agreement. The Servicer will collect and remit principal and interest payments, administer mortgage escrow accounts, submit and pursue insurance claims and initiate and supervise foreclosure proceedings on the Mortgage Loans it services. The Servicer will also provide accounting and reporting services required by the Company for such Mortgage Loans. The Servicer may, in its discretion, arrange with a defaulting borrower a schedule for the liquidation of delinquencies, provided that, in the case of Residential Mortgage Loans, no primary mortgage guaranty insurance coverage is adversely affected. The Servicer may also be directed by the Company, at any time during the servicing process, to dispose of any Mortgage Loan which is placed in a nonaccrual status, renegotiated due to the financial deterioration of the borrower or which has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. The Servicer may from time to time assign all or a portion of its rights and obligations under the Servicing Agreement to an affiliate of the Company. The Servicer will not, in connection with the assignment of any of its obligations under the Servicing Agreement, be discharged or relieved in any respect from its obligation to the Company to perform its obligations under the Servicing Agreement.

     The Servicer will be required to pay all expenses related to the performance of its duties under the Servicing Agreement. The Servicer will be required to make advances of taxes and required insurance premiums that are not collected from borrowers with respect to any Mortgage Loan serviced by it, unless it determines that such advances are nonrecoverable from the mortgagor, insurance proceeds or other sources with respect to such Mortgage Loan. If such advances are made, the Servicer generally will be reimbursed prior to the Company being reimbursed out of proceeds related to such Mortgage Loan. The Servicer also will be entitled to reimbursement by the Company for expenses incurred by it in connection with the liquidation of defaulted Mortgage Loans serviced by it and in connection with the restoration of mortgaged property. If claims are not made or paid under applicable insurance policies or if coverage thereunder has ceased, the Company will suffer a loss to the extent that the proceeds from liquidation of the mortgaged property, after reimbursement of the Servicer's expenses in the sale, are less than the outstanding principal balance of the related Mortgage Loan. The Servicer will be responsible to the Company for any loss suffered as a result of the Servicer's failure to make and pursue timely claims or as a result of actions taken or omissions made by the Servicer which cause the policies to be cancelled by the insurer. The Servicer may institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure or otherwise acquire title to a mortgaged property underlying a Mortgage Loan by operation of law or otherwise in accordance with the terms of the Servicing Agreement. Under the Servicing Agreement, the Servicer also provides certain investment and fund management services to the Company.

     In the event of a material breach of a party's obligations under the Servicing Agreement, the non defaulting party may terminate the Servicing Agreement ten days after written notice and a demand to the other party if such breach has not been cured. The Company also has the right to terminate the Servicing Agreement on 30 days' notice if the Servicer alters its reporting practices in a manner that is not acceptable to the Company. In the event that the Servicer is no longer an affiliate of the Company, the Servicing Agreement will terminate.

     The Servicing Agreement provides that the Company and the Servicer will indemnify each other against any loss or damage resulting from any claim or demand to the extent it results from a breach of the covenants, representations and warranties contained in the Servicing Agreement. The Servicing Agreement also provides that the Company will indemnify the Servicer from and against all loss arising from that agreement. The Servicing Agreement further provides that the liability of the Servicer to the Company for any loss due to the Servicer's performing or failing to perform the services under the Servicing Agreement shall be contingent on the Company's compliance with its obligations under that agreement and shall be limited to those losses sustained by the Company which are a direct result of the Servicer's negligence or willful misconduct. The Servicing Agreement also provides that in the event of interruption, delay or unavailability of services under the Servicing Agreement, or any errors or omissions in the services or any loss of data, the Servicer's only liability to the Company is to restore such service as promptly as reasonably practicable, and in the case of an error or omission or loss of data, to correct such error or omission or regenerate any lost data. It also provides that the Servicer shall not be obligated to correct an error or omission in the services provided if it would not ordinarily correct such error or omission. The Servicing Agreement provides that the Servicer shall not be liable for any failure or delay in the performance of services thereunder that is caused by any event beyond the control of the Servicer. It further provides that the aggregate amount of any money damages to which the Company and any other parties claiming though the Company may be entitled to as a result of a claim against the Servicer are limited to an amount equal to the lesser of (a) the actual amount of such losses or (b) the aggregate amount payable by the Company to the Servicer as set forth in the Servicing Agreement. The Servicing Agreement also provides that the Servicer shall not be liable under the agreement for any loss to the Company caused by an error or omission of the Servicer unless the Company informs the Servicer of such error or omission within two business days after its discovery. The Servicing Agreement further provides that in no event will the Servicer be liable for any lost profit or other indirect, special or consequential damages which the Company may incur as a result of the Servicing Agreement even if the

Servicer is aware of the possibility of such damages. It also provides that the Servicer shall not be liable for acts beyond the Servicer's control.

     The Servicer has certified to the Company that all of its relevant systems are, or will be, in compliance with requirements to serve in the year 2000 and beyond. The Servicer also has represented to the Company that the Servicer requires similar certifications of any vendors with whom it does business.

     The Servicer will be entitled to retain any late payment charges, prepayment fees, penalties and assumption fees collected in connection with the Mortgage Loans serviced by it. The Servicer will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by it. At the end of each calendar month, the Servicer remits amounts due to the Company net of all fees and charges due to the Servicer.

     When any mortgaged property underlying a Mortgage Loan is conveyed by a mortgagor, the Servicer generally will enforce any "due-on-sale" clause contained in the Mortgage Loan, to the extent permitted under applicable law and governmental regulations. The terms of a particular Mortgage Loan or applicable law, however, may provide that the Servicer is prohibited from exercising the "due-on-sale" clause under certain circumstances related to the security underlying the Mortgage Loan and the buyer's ability to fulfill the obligations under the related mortgage note. Upon any assumption of a Mortgage Loan by a transferee, a fee equal to a specified percentage of the outstanding principal balance of the Mortgage Loan is typically required, which sum will be retained by the Servicer as additional servicing compensation.


COMPETITION

     The Company does not anticipate that it will engage in the business of originating Mortgage Loans. It does anticipate that it will purchase additional Mortgage Assets and that all or substantially all of these Mortgage Assets will be purchased from Webster Bank and affiliates of Webster Bank. Accordingly, the Company does not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring its Mortgage Assets.


     Webster Bank actively competes in the loan origination market, primarily with other financial institutions such as banks and savings and loans, as well as other mortgage companies and mortgage brokers. Major competitors include Peoples Bank, Bridgeport, Connecticut; Fleet Mortgage, West Hartford, Connecticut; Norwest Mortgage, Minneapolis, Minnesota; Liberty Bank, Middletown, Connecticut; and Citibank Mortgage, Westport, Connecticut. To the extent that Webster Bank is not successful in originating Mortgage Loans, the Company expects that it would purchase Mortgage Assets in the secondary market, if at all. The Company believes the secondary mortgage market is a large and liquid market. However, under circumstances where competition for mortgage origination adversely effects Webster Bank, there can be no assurance as to the availability of Mortgage Assets.



LEGAL PROCEEDINGS

     The Company is not a party to, nor is any of its property the subject of, any material pending legal proceedings other than routine litigation incidental to its business.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below is based upon and should be read in conjunction with the Company's financial statements and notes thereto appearing elsewhere herein. The Company's financial statements for the period ended June 30, 1997 have been audited by the Company's independent accountants. The Company's financial statements for the period ended September 30, 1997 are unaudited. All adjustments necessary for the fair presentation of financial position and results of operations for interim periods have been included. Results of interim periods are not necessarily indicative of results for the year.

FINANCIAL CONDITION DATA:


                                                          AT SEPTEMBER 30, 1997     AT JUNE 30, 1997
                                                         -----------------------   -----------------
                                                                       (In Thousands)
Assets:
 Cash ................................................          $ 12,942               $ 13,415
 Total Mortgage Loans, Net ...........................           625,621                613,519
 Accrued Interest Receivable .........................             3,935                  3,751
 Prepaid Expenses and Other Assets ...................               101                    107
                                                                --------               --------
   Total Assets ......................................          $642,599               $630,792
                                                                ========               ========
Liabilities and Shareholders' Equity:
 Total Liabilities ...................................          $    392               $    274
Shareholder's Equity:
 Preferred Stock .....................................             2,000                  2,000
 Common Stock ........................................                 1                      1
 Paid in Capital .....................................           615,021                615,021
 Retained Earnings ...................................            25,185                 13,496
                                                                --------               --------
   Total Shareholder's Equity ........................           642,207                630,518
                                                                --------               --------
    Total Liabilities and Shareholder's Equity  ......          $642,599               $630,792
                                                                ========               ========


INCOME STATEMENT DATA:


                                                                   FOR THE PERIOD          FOR THE PERIOD
                                        FOR THE THREE MONTHS    FROM MARCH 17, 1997      FROM MARCH 17, 1997
                                               ENDED           (DATE OF INCEPTION) TO   (DATE OF INCEPTION) TO
                                         SEPTEMBER 30, 1997      SEPTEMBER 30, 1997         JUNE 30, 1997
                                       ---------------------- ------------------------ -----------------------
                                                                   (In Thousands)
Interest Income:
 Net Interest Income .................        $11,790                 $25,403                  $13,613
 Provision for Loan Losses ...........             --                      --                       --
                                              -------                 -------                  -------
   Net Interest Income After Provision
    for Loan Losses ..................         11,790                  25,403                   13,613
Noninterest Expenses .................             51                     110                       59
                                              -------                 -------                  -------
Income Before Taxes ..................         11,739                  25,293                   13,554
Income Taxes .........................             --                      --                       --
                                              -------                 -------                  -------
Net Income ...........................         11,739                  25,293                   13,554
Preferred Stock Dividends ............             50                     108                       58
                                              -------                 -------                  -------
Net Income Available to Common
 Shareholder .........................        $11,689                 $25,185                  $13,496
                                              =======                 =======                  =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION


     The  Company  is  a  wholly-owned   subsidiary  of  Webster  Bank  and  was
incorporated in March 1997 to provide a cost-effective means of raising funds, including capital, on a consolidated basis for Webster. Total assets were $642.6 million and $630.8 million at September 30, 1997 and June 30, 1997, respectively, consisting primarily of Mortgage Loans, net.

     The Company will elect to be treated as a REIT under the Code, and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. Furthermore, the Company and Webster Bank will benefit significantly from federal and state tax treatment of dividends paid by the Company as a result of its qualification as a REIT. The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and other financial data included elsewhere herein.

ASSET QUALITY

     GENERAL. The Company presently maintains asset quality by acquiring Residential Mortgage Loans that have been conservatively underwritten, aggressively managing nonaccrual assets and maintaining adequate reserve coverage. Residential Mortgage Loans comprised 100% of the total loan portfolio at September 30, 1997 and June 30, 1997.

     NONACCRUAL ASSETS. The following table sets forth information regarding nonaccrual assets at September 30, 1997 and June 30, 1997:



                                                   AT SEPTEMBER 30, 1997     AT JUNE 30, 1997
                                                  -----------------------   -----------------
                                                                (In Thousands)
   Nonaccrual Assets:
     Loans Accounted for on a Nonaccrual Basis:
      Residential Fixed Rate Loans ............           $   53                  $ 53
      Residential Variable Rate Loans .........            1,062                   580
                                                          ------                  ----
        Total .................................           $1,115                  $633
                                                          ======                  ====


     At September 30, 1997, the allowance for loan losses was $1.5 million, or 137.9% of nonaccrual assets and .25% of total Mortgage Loans, net. At June 30, 1997, the allowance for loan losses was $1.5 million or 243.9% of nonaccrual assets and .25% of total Mortgage Loans, net. Management believes that the allowance for loan losses is adequate to cover expected losses in the portfolio.


LIQUIDITY AND CAPITAL RESOURCES

     The primary sources of liquidity for the Company are net cash flows from operating activities and investing activities. Net cash flows from investing activities primarily include the purchase and maturity of Residential Mortgage Loans. While scheduled loan amortization and short term investments are predictable sources of funds, loan prepayments are greatly influenced by general interest rates, economic conditions and competition. One of the inherent risks of investing in loans is the ability of such instruments to incur prepayments of principal prior to maturity at prepayment rates different than those estimated at the time of purchase. This generally occurs because of changes in market interest rates. The market values of fixed rate loans are sensitive to fluctuations in market interest rates, declining in value as interest rates rise. If interest rates decrease, the market value of loans generally will tend to increase with the level of prepayments also normally increasing.

ASSET/LIABILITY MANAGEMENT

     The goal of the Company's asset/liability policy is to manage interest rate risk so as to maximize net interest income over time in changing interest rate environments while maintaining acceptable levels of risk. The Company must provide for sufficient liquidity for daily operations. The Company prepares estimates of the level of prepayments and the effect of such prepayments on the level of future earnings due to reinvestment of funds at rates different than those that currently exist. The Company is unable to predict future fluctuations in interest rates and as such the market values of certain of the Company's financial assets are sensitive to fluctuations in market interest rates. Changes in interest rates can affect the value of its loans and other interest-earning assets.


RESULTS OF OPERATIONS

     From the March 17, 1997 date of inception of the Company to September 30, 1997, the Company reported net income of $25.2 million, or $251,850 per share. Because the Company was formed in March 1997, there are no comparable results from previous periods. Total interest income for the period amounted to $25.4 million, net of servicing fees. The average balance of total Mortgage Loans for the period was $621.9 million, net, and the average yield was 7.66%. There were no provisions for loan losses for the period. Noninterest expenses amounted to $110,000. No income tax expense was recorded for the period.

     From the March 17, 1997 date of inception of the Company to June 30, 1997, the Company reported net income of $13.5 million, or $134,960 per share. Because the Company was formed in March 1997, there are no comparable results from previous periods. Total interest income for the period amounted to $13.6 million, net of servicing fees. The average balance of total Mortgage Loans for the period was $616.1 million, net, and the average yield was 7.68%. There were no provisions for loan losses for the period. Noninterest expenses amounted to $59,000. No income tax expense was recorded for the period.


IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data of the Company presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, the maturity structure of the Company's assets is critical to the maintenance of acceptable performance levels.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Board of Directors currently consists of three members. Directors are elected for a one-year term. The Company currently has three officers. The Company has no other employees.

     The persons who are current directors and executive officers of the Company are as follows:

NAME                             AGE      POSITION AND OFFICES HELD
-----------------------------   -----   -----------------------------
John V. Brennan .............    45     President and Director
Ross M. Strickland ..........    48     Director
Harriet Munrett Wolfe .......    44     Director
Gregory S. Madar ............    35     Vice President and Secretary
Peter J. Swiatek ............    38     Vice President and Treasurer

     The following is a summary of the experience of the executive officers and directors of the Company:

     John V. Brennan is the President and a director of the Company. He is also the Executive Vice President, Chief Financial Officer and Treasurer of Webster and Webster Bank. Mr. Brennan, a certified public accountant, joined Webster Bank in 1986 as Senior Vice President and Treasurer. He was elected Chief Financial Officer in 1990 and Executive Vice President in 1991. Prior to joining Webster Bank, he was a senior manager with the accounting firm of KPMG Peat Marwick LLP.

     Ross M. Strickland is a director of the Company. He is also the Executive Vice President -- Mortgage Banking of Webster and Webster Bank, positions he has held since his employment in 1991. Prior to joining Webster Bank, he was Executive Vice President of Residential Lending with the former Northeast
Savings, F.A., Hartford, Connecticut, from 1988 to 1991. Prior to joining Northeast Savings, he was National Sales Manager, Credit Resources Group, for Shearson Lehman Brothers.

     Harriet Munrett Wolfe is a director of the Company. She is also the Senior Vice President, Counsel and Secretary of Webster and Webster Bank. Mrs. Wolfe joined Webster and Webster Bank in March 1997 as Senior Vice President and Counsel, and was appointed Secretary in June 1997. Prior to joining Webster and Webster Bank, she was in private practice. From November 1990 to January 1996, she was Vice President and Senior Counsel of Shawmut Bank Connecticut, N.A., Hartford, Connecticut. Prior to joining Shawmut, she was Associate Legal Counsel and Assistant Secretary of the former Citytrust, Bridgeport, Connecticut.

     Gregory S. Madar is the Vice President and Secretary of the Company. He is also Vice President and Tax Manager of Webster Bank. Mr. Madar, a certified public accountant, joined Webster Bank in 1995. Prior to joining Webster Bank, he was Controller of Millane Nurseries, Inc. from 1993 to 1995. Prior to joining Millane Nurseries, he was a tax manager with KPMG Peat Marwick LLP in Hartford. He was associated with KPMG from 1987 to 1993.

     Peter J. Swiatek is the Vice President and Treasurer of the Company. He is also Senior Vice President and Controller of Webster Bank and Controller of Webster Financial Corporation. Mr. Swiatek joined Webster in 1990 as Vice President of Accounting. He was elected Controller in 1992 and Senior Vice President in 1993. Prior to joining Webster Bank, Mr. Swiatek was the Controller of the former The Bank of Hartford.


EMPLOYEES; COMPENSATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     The Company currently has three officers, none of whom receive separate compensation as employees of the Company. The Company has retained the Advisor to perform certain functions pursuant to the Advisory Agreement described below under "-- The Advisor." Each officer of the Company currently is also an officer of Webster Bank. The Company will maintain corporate records and audited financial statements that are separate from those of Webster Bank and any of Webster Bank's affiliates.

It is not currently anticipated that the officers, directors or employees of the Company will have any pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest.

     The Company does not intend to pay the directors of the Company fees for their services as directors. Although no direct compensation will be paid by the Company, under the Advisory Agreement, the Company will reimburse Webster Bank for its proportionate share of the salaries of such persons.


AUDIT COMMITTEE

     The entire Board of Directors serves as the Company's audit committee, which reviews the engagement of the Company's independent accountants and the functions performed by the independent accountants pursuant to the terms of the accountants' engagement. The audit committee will also review the adequacy of the Company's internal accounting controls.


LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by the Connecticut Business Corporation Act, as amended (the "Connecticut Corporation Law"), the personal liability of a director to the Company and its stockholders for monetary damages for breach of such director's duty. The Company's Certificate of Incorporation and amended and restated by-laws (the "By-Laws") require the Company to indemnify any director, officer, employee or agent of the Company, to the fullest extent permitted by applicable law, including the Connecticut Corporation Law, and if applicable, the rules and regulations of the OTS. The By-Laws also entitle any director or officer to be reimbursed for the expenses of prosecuting any claim against him or her arising out of his or her status as such, and empower the Company to purchase and maintain insurance to protect any director or officer against any liability asserted against him or her, or incurred by him or her, arising out of his or her status as such.


THE ADVISOR

     In connection with the formation of the Company and the consummation of the Offering as described herein, the Company has entered into the Advisory Agreement with Webster Bank to administer the day-to-day operations of the Company. Webster Bank in its role as advisor under the terms of the Advisory Agreement is herein referred to as the "Advisor." The Advisor is responsible for
(i) monitoring  the credit  quality of the Mortgage  Assets held by the Company,
(ii) advising the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets, and (iii) maintaining custody of the documents related to the Company's Mortgage Assets. The Advisor may at any time subcontract all or a portion of its obligations under the Advisory Agreement to one or more of its affiliates involved in the business of managing Mortgage Assets. If no affiliate of the Advisor is engaged in the business of managing Mortgage Assets, the Advisor may, with the approval of a majority of the Board of Directors, subcontract all or a portion of its obligations under the Advisory Agreement to unrelated third parties. The Advisor may assign its rights or obligations under the Advisory Agreement to any affiliate of the Company. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement.

     The Advisor and its affiliates have substantial experience in the mortgage lending industry, both in the origination and in the servicing of mortgage loans. At September 30, 1997, the Advisor and its affiliates (including the Company) owned approximately $2.9 billion of Residential Mortgage Loans. In their Residential Mortgage Loan business, the Advisor and its affiliates originate and purchase Residential Mortgage Loans and then sell such loans to investors, primarily in the secondary market, while generally retaining the rights to service such loans. The Advisor and its affiliates also purchase servicing rights on Residential Mortgage Loans. At September 30, 1997, in addition to loans serviced for its own portfolio, the Advisor and its affiliates serviced Residential Mortgage Loans having an aggregate principal balance of approximately $1.8 billion.

     The Advisory Agreement has an initial term of two years, and will be renewed automatically for additional one-year periods unless notice of nonrenewal is delivered by either party to the other party. The Advisory Agreement may be terminated by the Company at any time upon 90 days' prior written notice. The Advisor will be entitled to receive an advisory fee equal to $150,000 per year with respect to the advisory services provided by it to the Company. The fee may be revised to reflect changes in the actual costs incurred by the Advisor in providing services.

     The Advisory Agreement provides that the liability of the Advisor to the Company for any loss due to the Advisor's performing or failing to perform the services under the Advisory Agreement shall be limited to those losses sustained by the Company which are a direct result of the Advisor's negligence or willful misconduct. It also provides that under no circumstances shall the Advisor be liable for any consequential or special damages and that in no event shall the Advisor's total combined liability to the Company for all claims arising under or in connection with the Advisory Agreement be more than the total amount of all fees payable by the Company to the Advisor under the Advisory Agreement during the year immediately proceeding the year in which the first claim giving rise to such liability arises. The Advisory Agreement also provides that to the extent that third parties make claims against the Advisor arising out of the services provided thereunder, the Company will indemnify the Advisor against all loss arising therefrom.


                           BENEFITS TO WEBSTER BANK

     Webster Bank expects to realize the following benefits in connection with the Offering and other transactions constituting the formation of the Company:

   o Webster Bank will benefit from federal and state tax treatment of dividends paid by the Company as a result of its qualification as a REIT. The dividends payable on the Preferred Shares will be deductible by the Company for federal and Connecticut state income tax purposes as a result of the Company's qualification as a REIT. Also as a result of the Company's qualification as a REIT, as well as its qualification under certain Connecticut tax law requirements (including that capital contributions from unrelated parties, as of the end of the relevant tax period, exceed 5% of the Company's total real estate assets), Webster Bank will be able to deduct from its income, dividends received on the Common Stock for Connecticut corporation income tax purposes.

   o Webster Bank will receive advisory and servicing fees and dividends in respect of the Common Stock. The advisory fees currently are set at $150,000 per year, and the servicing fees currently are set at an annual rate of (i) 8 basis points for fixed rate loan servicing and collection work, (ii) 8 basis points for variable rate loan servicing and collection work and (iii) 5 basis points for all other services to be provided, in each case based on the daily outstanding balances of all of the Company's loans for which the Servicer is responsible. The Company generally will be required to pay dividends to stockholders of at least 95% of its "REIT taxable income" (excluding capital gains and certain items of non-cash income).

   o Webster Bank will retain any ancillary fees, including, but not limited to, late payment charges, prepayment fees, penalties and assumption fees collected in connection with the Mortgage Loans serviced by it. In addition, Webster Bank, as Servicer, will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by the Servicer.

     In connection with the initial contribution of Mortgage Assets by Webster Bank as part of the Company's formation, Webster Bank and the Company entered into a mortgage assignment agreement, which provides that Webster Bank in no way shall be liable for any act or omission of the Company that results in liability to a mortgagor and that the Company will indemnify Webster Bank for any liability that results to Webster Bank from an act or omission by the Company. The Servicing Agreement and the Advisory Agreement also provide for certain limitations on the liability of Webster Bank. See "Business and Strategy -- Servicing" and "Management -- The Advisor."

                        DESCRIPTION OF PREFERRED SHARES

     The following summary sets forth the material terms and provisions of the Series A Preferred Shares and the Series B Preferred Shares, and is qualified in its entirety by reference to the terms and provisions of the Company's Certificate of Incorporation, which has been filed with SEC as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Description of Capital Stock of the Company."


GENERAL

     The Series A preferred shares and Series B preferred shares constitute two authorized series of the Preferred Stock of the Company, which Preferred Stock may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Company's Board of Directors. The Board of Directors has authorized the Company to issue the Preferred Shares offered hereby, subject to limitations prescribed by Connecticut law and the Company's Certificate of Incorporation.

     When issued, the Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Preferred Shares will not be subject to any sinking fund or except as set forth below under "-- Series A Preferred Shares -- Redemption," other obligation of the Company for their repurchase or retirement. The Preferred Shares are not exchangeable into capital stock or any other securities of Webster Bank or Webster Bank's parent, Webster.



RANKING

     The Series A Preferred Shares and the Series B Preferred Shares are of equal rank with respect to dividend rights and rights upon liquidation. The Preferred Shares rank senior to the Company's Common Stock with respect to dividend rights and the distribution of assets upon liquidation. Additional shares of Preferred Stock ranking senior to the Preferred Shares may not be issued without the approval of persons holding at least 66 2/3% of the aggregate liquidation value of the Preferred Shares and any other series of Preferred Stock ranking on a parity with the Preferred Shares as to dividends or the distribution of assets upon liquidation.


RIGHTS UPON LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares at the time outstanding will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Preferred Shares upon liquidation, liquidating distributions in the amount of $1,000 per Series A Preferred Share and $10 per Series B Preferred Share, plus accrued and unpaid dividends, if any, thereon to the date of distribution.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, then the holders of the Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Except as expressly required by applicable law, or except as indicated below, the holders of the Preferred Shares will not be entitled to vote. In the event the holders of Preferred Shares are entitled to vote as indicated below, each Preferred Share will be entitled to vote proportionately based upon the liquidation preference associated with such Preferred Share.

     If at any time the Company has failed to pay or declare and set aside for payment the full amount of any quarterly dividend on the Preferred Shares, the number of directors then constituting the Board of Directors of the Company will be increased by two (if not already increased by two due to a default in preference dividends), and the holders of the Preferred Shares (and any other series of Preferred Stock ranking on a parity with the Preferred Shares as to dividends or the distribution of assets upon liquidation and upon which like voting rights have been conferred and are exercisable) will be entitled to elect such two additional directors to serve on the Company's Board of Directors at the next annual meeting of stockholders of the Company. Each director elected by the holders of shares of the Preferred Stock shall continue to serve as such director until the later of (i) the expiration of the full term for which he or she shall have been elected or (ii) the payment of all accrued and unpaid dividends on the Preferred Stock.

     The affirmative vote or consent of persons holding at least 66 2/3% of the aggregate liquidation value of the Preferred Shares and any other series of Preferred Stock ranking on a parity with the Preferred Shares as to dividends or the distribution of assets upon liquidation similarly affected, will be required
(i) to create, authorize or issue shares of Preferred Stock ranking senior to the Preferred Shares as to dividends or distribution of assets or (ii) alter or change the provisions of the Company's Certificate of Incorporation so as to adversely affect the powers, preferences or special rights of the Preferred Shares and any such other series of Preferred Stock.



RESTRICTIONS ON OWNERSHIP

     For information regarding restrictions on ownership of the Series B Preferred Shares, see "Description of Capital Stock -- Restrictions on Ownership and Transfer."


RATINGS

     The Series A Preferred Shares will be rated ____ by S&P and ___ by Fitch IBCA. The Series B Preferred Shares will be rated ____ by S&P and ____ by Fitch IBCA. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.


LISTING ON NASDAQ STOCK MARKET

     Prior to this Offering, there has been no market for the Preferred Shares. The Series A Preferred Shares will not be listed on any exchange. The Series B Preferred Shares have been approved for inclusion in the Nasdaq Stock Market under the symbol "WBSTP." However, there can be no assurance that an active, or any, trading market will develop or be maintained for the Preferred Shares.


SERIES A PREFERRED SHARES

     The Company's Certificate of Incorporation designates 40,000 shares of Preferred Stock as "Series A ___% Cumulative Redeemable Preferred Stock."

     As of the date of this Prospectus, no Series A Preferred Shares are outstanding and, accordingly, there has not been a market for Series A Preferred Shares. There is no assurance that a secondary market for the Series A Preferred Shares will develop or, in the event such a market for the Series A Preferred Shares does develop, that Series A Preferred Shares will trade at or close to a price of $1,000 per share.

     The Bank of New York will serve as transfer agent, registrar and dividend disbursement agent for the Series A Preferred Shares. The registrar for the Series A Preferred Shares will send notices to holders of Series A Preferred Shares of any meetings at which the holders of such Preferred Shares have the right to elect directors of the Company.

     DIVIDENDS. Holders of Series A Preferred Shares shall be entitled to receive, if, when and as declared by the Board of Directors of the Company out of assets of the Company legally available therefor, cumulative cash dividends at the rate of % per annum (an amount equal to $ per share per annum). Dividends on the Series A Preferred Shares, if declared, shall be payable quarterly on January 15, April 15, July 15 and October 15 in each year, at such annual rate commencing January 15, 1998. Dividends in each quarterly period will accrue from the day following the previous dividend payment date (except that dividends payable on January 15, 1998 shall accrue from the date of original issue), whether or not declared or paid for the prior quarterly period. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock register of the Company on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company.

     So long as any Series A Preferred Shares are outstanding, the Company may not (except as set forth below or elsewhere in this Prospectus) (i) declare, pay or set aside for payment any dividend or other distribution (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock or securities ranking junior to the Series A Preferred Shares as to dividends and the distribution of assets upon liquidation) in respect of its Common Stock or any other stock of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or the distribution of assets upon liquidation, (ii) redeem, purchase or otherwise acquire for any consideration (or pursuant to any sinking fund therefor) any shares of Common Stock or any such junior shares or parity shares (and other than pursuant to a conversion or exchange into junior shares or securities), unless as to both (i) and (ii) above, full cumulative dividends on all outstanding Series A Preferred Shares shall have been declared for all dividend periods terminating on or prior to the date of payment in respect of such dividend, distribution, redemption, purchase or acquisition, or (iii) take any action in respect of its Common Stock of the nature referred to in the foregoing clause (i) or (ii) if, as a result thereof, the amount of the Company's stockholders' equity (as determined in accordance with GAAP) would be less than 250% of the aggregate liquidation value of the issued and outstanding Preferred Shares.

     When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series A Preferred Shares and the shares of any other series of capital stock of the Company ranking on a parity as to dividends with the Series A Preferred Shares (including the Series B Preferred Shares), dividends may be declared upon the Series A Preferred Shares and any other such parity shares, but only if such dividends are declared pro rata so that the amount of dividends declared per share on the Series A Preferred Shares and such other shares shall in all cases bear to each other the same ratio that the amount of accrued but unpaid dividends per share on the Series A Preferred Shares and such other parity shares bear to each other. Unless full cumulative dividends required to be paid on the Series A Preferred Shares from the date of original issue have been or contemporaneously are declared and paid or set aside for payment and amounts required for the redemption of the Series A Preferred Shares have been paid or set aside for payment, the declaration or payment of dividends on the Common Stock will be prohibited.

     For a discussion of the tax treatment of distributions to stockholders, see "Federal Income Tax Consequences -- Taxation of Taxable U.S. Stockholders of the Company Generally" and "Federal Income Tax Consequences -- Taxation of Non-U.S. Stockholders of the Company."

     REDEMPTION. The Series A Preferred Shares are not redeemable prior to January 15, 1999 (except upon the occurrence of a Tax Event). Upon the occurrence of a Tax Event, and at any time on and after January 15, 1999 through January 14, 2001, the Series A Preferred Shares may be redeemed at the option of the Company, in whole but not in part, at the Series A Early Redemption Price, on not less than 30 nor more than 60 days' notice by mail.The Series A Preferred Shares are required to be redeemed by the Company, on January 15, 2001, at a redemption price of $1,000 per share, plus accrued and unpaid dividends, if any, thereon to the date of redemption. See "Federal Income Tax Consequences -- Series A and Series B Early Redemption."



SERIES B PREFERRED SHARES

     The Company's Certificate of Incorporation designates 1,000,000 shares of Preferred Stock as "Series B % Cumulative Redeemable Preferred Stock."

     As of the date of this Prospectus, no Series B Preferred Shares are outstanding and, accordingly, there has not been a market for the Series B Preferred Shares. There is no assurance that a secondary market for the Series B Preferred Shares will develop or, in the event such a market for the Series B Preferred Shares does develop, that Series B Preferred Shares will trade at or close to a price of $10 per share.

     The Bank of New York will serve as transfer agent, registrar and dividend disbursement agent for the Series B Preferred Shares. The registrar for the Series B Preferred Shares will send notices to holders of Series B Preferred Shares of any meetings at which holders of such Preferred Shares have the right to elect directors of the Company.

     DIVIDENDS. Holders of Series B Preferred Shares shall be entitled to receive, if, when and as declared by the Board of Directors of the Company out of assets of the Company legally available therefor, cumulative cash dividends at the rate of % per annum (an amount equal to $ per share per annum). Dividends on the Series B Preferred Shares, if declared, shall be payable quarterly on January 15, April, July 15 and October 15 in each year at such annual rate, commencing January 15, 1998. Dividends in each quarterly period will accrue from the day following the previous dividend payment date (except that dividends payable on January 15, 1998 shall accrue from the date of original issue) , whether or not declared or paid for the prior quarterly period. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock register of the Company on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company.

     So long as any Series B Preferred Shares are outstanding, the Company may not (except as set forth below or elsewhere in this Prospectus) (i) declare, pay or set aside for payment any dividend or other distribution (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock or securities ranking junior to the Series B Preferred Shares as to dividends and the distribution of assets upon liquidation) in respect of its Common Stock or any other stock of the Company ranking junior to or on a parity with the Series B Preferred Shares as to dividends or the distribution of assets upon liquidation, (ii) redeem, purchase or otherwise acquire for any consideration (or pursuant to any sinking fund therefor) any shares of Common Stock or any such junior shares or parity shares (and other than pursuant to a conversion or exchange into junior shares or securities), unless as to both (i) and (ii) above, full cumulative dividends on all outstanding Series B Preferred Shares shall have been declared for all dividend periods terminating on or prior to the date of payment in respect of such dividend, distribution, redemption, purchase or acquisition, or (iii) take any action in respect of its Common Stock of the nature referred to in the foregoing clause (i) or (ii) if, as a result thereof, the amount of the Company's stockholders' equity (as determined in accordance with GAAP) would be less than 250% of the aggregate liquidation value of the issued and outstanding Preferred Shares.

     When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series B Preferred Shares and the shares of any other series of capital stock of the Company ranking on a parity as to dividends with the Series B Preferred Shares (including the Series A Preferred Shares), dividends may be declared upon the Series B Preferred Shares and any other such parity shares, but only if such dividends are declared pro rata so that the amount of dividends declared per share on the Series B Preferred Shares and such other shares shall in all cases bear to each other the same ratio that the amount of accrued but unpaid dividends on the Series B Preferred Shares and such other parity shares bear to each other. Unless full cumulative dividends required to be paid on the Series B Preferred Shares from the date of original issue have been or contemporaneously are declared and paid or set aside for payment, the declaration or payment of dividends on the Common Stock will be prohibited.

     For a discussion of the tax treatment of distributions to stockholders, see "Federal Income Tax Consequences -- Taxation of Taxable U.S. Stockholders of the Company Generally" and "Federal Income Tax Consequences -- Taxation of Non-U.S. Stockholders of the Company."

     REDEMPTION. The Series B Preferred Shares are not redeemable prior to January 15, 2003 (except upon the occurrence of a Tax Event). Upon the occurrence of a Tax Event, the Series B Preferred Shares may be redeemed at the option of the Company, in whole but not in part, at the Series B Early Redemption Price. On or after January 15, 2003, the Series B Preferred Shares may be redeemed at the option of the Company, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $10 per share, plus accrued and unpaid dividends, if any, thereon to the date of redemption. See "-- Series A and Series B Early Redemption."


SERIES A AND SERIES B EARLY REDEMPTION

     The Series A Preferred Shares are not redeemable prior to January 15, 1999 (except upon the occurrence of a Tax Event). Upon the occurrence of a Tax Event, and at any time on and after January 15, 1999 through January 14, 2001, the Series A Preferred Shares may be redeemed at the option of the Company, in whole but not in part, at the Series A Early Redemption Price. The Series B Preferred Shares are not redeemable prior to January 15, 2003 (except upon the occurrence of a Tax Event). Upon the occurrence of a Tax Event, the Series B Preferred Shares may be redeemed at the option of the Company, in whole but not in part, at the Series B Early Redemption Price.


     The per share Series A Early Redemption Price and the per share Series B Early Redemption Price shall be equal to the Make-Whole Amount of such Preferred Shares. The "Make-Whole Amount" shall be equal to the greater of (i) 100% of the liquidation preference of the Series A Preferred Shares or the Series B Preferred Shares, as the case may be, to be redeemed (the "Applicable Preference Amount") or (ii) the sum, as determined by a Quotation Agent (as defined below), of the present values of (x) the Applicable Preference Amount plus (y) the remaining scheduled payments of dividends on such Preferred Shares to the Applicable Par Redemption Date, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of 12 30-day months) at the Adjusted Treasury Rate, plus, in the case of each of clauses (i) and (ii), accrued and unpaid dividends, if any, thereon to the date of redemption.


     A "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or
(iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Shares, there is a substantial risk that (a) dividends paid or to be paid by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes, (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (c) dividends received or to be received by Webster Bank from the Company are not, or will not be, fully deductible by Webster Bank for Connecticut corporation income tax purposes.

     "Applicable Par Redemption Date" means January 14, 2001 with respect to the Series A Preferred Shares and January 15, 2003 with respect to the Series B Preferred Shares.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date plus .25%.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the period from the date of redemption through the Applicable Par Redemption Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate fixed-income securities of comparable maturity for such remaining period.

     "Quotation  Agent" means the  Reference  Treasury  Dealer  appointed by the
Company.   "Reference  Treasury  Dealer"  means  a  nationally-recognized   U.S.
government securities dealer in New York, New York selected by the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York, New York time, on the third Business Day preceding such redemption date.

     Notice of any redemption will be mailed not less than 30 days but not more than 60 days before the redemption date to each holder of Preferred Shares being redeemed at its registered address. Unless the Company defaults in payment of the Applicable Redemption Price, on and after the redemption date dividends cease to accrue on the Preferred Shares called for redemption.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The following summary of the terms of the capital stock of the Company does not purport to be complete and is subject in all respects to the applicable provisions of the Connecticut Corporation Law and the Certificate of Incorporation and By-Laws of the Company.


COMMON STOCK

     GENERAL. The Company is authorized to issue 1,000 shares of Common Stock. There are currently 100 issued and outstanding shares of Common Stock, all of which are owned by Webster Bank.

     DIVIDENDS. Subject to the preferential rights of holders of any series of Preferred Stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor. In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its annual "REIT taxable income" (not including capital gains and certain items of non-cash income) to stockholders. See "Federal Income Tax Considerations."


     VOTING RIGHTS. Subject to the rights, if any, of the holders of any series of Preferred Stock, all voting rights are vested in the Common Stock. The holders of Common Stock are entitled to one vote per share. All of the issued and outstanding shares of Common Stock currently are held by Webster Bank.

     RIGHTS UPON LIQUIDATION. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of Preferred Stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.


PREFERRED STOCK


     Prior to the Offering, the Company redeemed from Webster Bank the 2,000 shares of preferred stock shown as outstanding at September 30, 1997. Webster Bank concurrently contributed the proceeds of that redemption to the Company, which is reflected as a $2 million addition to the paid-in capital account of the Company. The Company is currently authorized to issue 3,000,000 shares of Preferred Stock, (i) 40,000 of which will be designated Series A % Cumulative Redeemable Preferred Stock, par value $1.00 per share, liquidation preference $1,000 per share, and (ii) 1,000,000 of which will be designated Series B ____% Cumulative Redeemable Preferred Stock, par value $1.00 per share, liquidation preference $1.00 per share.

     Subject to limitations prescribed by Connecticut law and the Company's Certificate of Incorporation, the Board of Directors or, if then constituted, a duly authorized committee thereof, is authorized to issue, from the authorized but unissued shares of capital stock of the Company, Preferred Stock in such series as the Board of Directors may determine and to establish, from time to time, the number of shares of Preferred Stock to be included in any such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such series, and such other subjects or matters as may be fixed by resolution of the Board of Directors.

     The Preferred Shares, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable.

     Either the Certificate of Incorporation or a certificate of amendment relating to each series of Preferred Stock will set forth the preferences and other terms of such series, including without limitation the following: (1) the title and stated value, if any, of such series; (2) the number of shares of such series and the liquidation preference per share of such series; (3) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such series; (4) whether such series is cumulative or not and, if cumulative, the date from which dividends on such series shall accumulate; (5) the provision for a sinking fund, if any, for such series; (6) the provision for redemption, if applicable, of such series; (7) the relative ranking and preferences of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (8) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (9) any other specific terms, preferences, rights, limitations or restrictions of such series; and (10) any voting rights of such series.


RESTRICTIONS ON OWNERSHIP AND TRANSFER

     The Company's Certificate of Incorporation contains certain restrictions on the number of shares of Preferred Stock that individual stockholders may directly or beneficially own. For the Company to qualify as a REIT under the Code, no more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test"). The capital stock of the Company must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the "One Hundred Persons Test"). The Certificate of Incorporation of the Company contains restrictions on the acquisition and ownership of Preferred Stock intended to ensure compliance with the One Hundred Persons Test. Such provisions include a restriction that if any transfer of shares of capital stock of the Company would cause the Company to be owned by fewer than 100 persons, such transfer shall be null and void and the intended transferee will acquire no rights to the stock.


     Subject to certain exceptions specified in the Company's Certificate of Incorporation, no natural person or entity is permitted to own more than 5,000 shares of the aggregate liquidation value (the "Ownership Limit") of the Series B Preferred Shares.

     The Certificate of Incorporation provides that shares of Preferred Stock owned, or deemed to be owned, by, or transferred to a stockholder in excess of the Ownership Limit, or which would cause the Company to fail to qualify as a REIT (the "Excess Shares"), will automatically be transferred, by operation of law, to a trustee as a trustee of a trust for the exclusive benefit of a charity to be named by the Company as of the day prior to the day the prohibited transfer took place. Any distributions paid prior to the discovery of the prohibited transfer or ownership are to be repaid by the original transferee to the Company and by the Company to the trustee; any vote of the shares while the shares were held by the original transferee prior to the Company's discovery thereof shall be void ab initio and the original transferee shall be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the original transferee will be rescinded as void ab initio. In liquidation, the original transferee stockholder's ratable share of the Company's assets would be limited to the price paid by the original transferee for the Excess Shares or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust shall promptly sell the shares to any person whose ownership is not prohibited, whereupon the interest of the trust shall terminate. Proceeds of the sale shall be paid to the original transferee up to its purchase price (or, if the original transferee did not purchase the shares, the value on its date of acquisition) and any remaining proceeds shall be paid to a charity to be named by the Company.

     All certificates representing Series B Preferred Shares will bear a legend referring to the restrictions described above.


     The Company's Certificate of Incorporation requires that any person who beneficially owns 0.5% (or such lower percentage as may be required by the Code or the Treasury Regulations) of the outstanding shares of any series of Preferred Stock of the Company must provide certain information to the Company within 30 days of December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.


SUPER-MAJORITY DIRECTOR APPROVAL

     The Certificate of Incorporation requires approval by two-thirds of the Company's Board of Directors in order for the Company to file a voluntary petition of bankruptcy.

BUSINESS COMBINATIONS


     The Connecticut Corporation Law establishes special requirements with respect to "business combinations" between a Connecticut corporation or any majority-owned subsidiary of a Connecticut corporation and any person (other than the corporation or any of its subsidiaries) who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding shares of voting stock of the corporation; any person who is an affiliate of the corporation and at any time within the two years immediately prior to the date in question beneficially owned 10% of more of the voting power of the then outstanding shares of voting stock; or generally an affiliate or associate of an interested shareholder (an "Interested Shareholder"), subject to certain exemptions. "Business combinations" generally include (i) any merger, consolidation or statutory share exchange; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (other than in the usual and regular course of business) that has an aggregate book value of ten percent or more of the total market value of the corporation's outstanding shares or its net worth; (iii) certain issuances or transfers of equity securities that have an aggregate market value of five percent or more of the total market value of the corporation's outstanding shares; (iv) the adoption of a plan of liquidation or dissolution that is proposed by an Interested Shareholder; and (v) any reclassification of securities or any merger, consolidation or share exchange of the corporation with any of its subsidiaries which has the effect of increasing by 5% or more of the total number of outstanding shares the proportionate amount of any class of equity securities owned by an Interested Shareholder. In general, an Interested Shareholder may not engage in a "business combination" with the corporation unless the business combination is approved by the affirmative vote of (i) the board of directors of the corporation and (ii) (a) the holders of 80% of the voting power of the outstanding shares of voting stock of the corporation and (b) the holders of two-thirds of the voting power of the outstanding shares other than voting stock held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the consideration received by the corporation's common stockholders and other stockholders meets certain price requirements and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. Further, a corporation may not engage in a business combination with an Interested Shareholder for a period of five years after the Interested Shareholder's stock acquisition date unless the business combination or purchase of stock is approved prior to the stock acquisition date by the board of directors of the corporation and by a majority of the nonemployee directors of which there shall be at least two. These provisions of the Connecticut Corporation Law do not apply to business combinations that are excepted under the Connecticut Corporation Law. The Certificate of Incorporation exempts from the Connecticut Corporation Law any business combination with Webster Bank or Webster.



                         FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the federal income tax consequences regarding the Offering. The following description is for general information only, is not exhaustive of all possible tax consequences, and is not intended to be (and should not be construed as) tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax consequences. In addition, the discussion is intended to address only those federal income tax considerations that are generally applicable to all stockholders of the Company. It does not discuss all aspects of federal income taxation that might be relevant to a specific stockholder in light of its particular investment or tax circumstances. The description does not purport to deal with all aspects of taxation that may be relevant to stockholders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions, broker-dealers, tax-exempt organizations (except to the extent discussed under the heading "-- Taxation of Tax-Exempt Stockholders of the Company") or foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "-- Taxation of Non-U.S. Stockholders of the Company").

     The information in this section is based on the Code, current, temporary and proposed income tax regulations promulgated under the Code (the "Treasury Regulations"), the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. As discussed below, the Taxpayer Relief Act of 1997 (the "1997 Act") contains certain changes to the REIT qualification requirements and the taxation of REITs that may be material to a holder of Preferred Shares, but which will become effective only for the Company's taxable years commencing on or after January 1, 1998. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and practices and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. The Company has not requested, and does not plan to request, any rulings from the IRS concerning the tax treatment of the Company. Thus, no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

     EACH PROSPECTIVE PURCHASER OF PREFERRED SHARES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE OWNERSHIP AND DISPOSITION OF THE SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT IN LIGHT OF ITS SPECIFIC TAX AND INVESTMENT SITUATIONS AND THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS APPLICABLE TO IT.


TAXATION OF THE COMPANY

     The Company will elect to be treated as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1997. The Company believes that it is organized, has operated, and will continue to operate in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will continue to operate in such a manner so as to qualify or remain qualified as a REIT.

     Sections 856 through 860 of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the rules that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.


     Hogan & Hartson L.L.P. has acted as special counsel to the Company in connection with the Offering. In the opinion of Hogan & Hartson L.L.P., commencing with the Company's taxable year ending December 31, 1997, the Company is organized and has operated, as of the date of such opinion, in conformity with the requirements for qualification as a REIT, and its proposed method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is conditioned upon certain representations made by the Company as to factual matters relating to the organization and operation of the Company and its Mortgage Assets. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus and assumes that the actions described in this Prospectus are completed in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet on an ongoing basis (through actual annual operating results, distribution levels and diversity of share ownership) the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Hogan & Hartson L.L.P. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "-- Failure of the Company to Qualify as a REIT."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is distributed currently to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows:

     o    The  Company  will  be  taxed  at  regular   corporate  rates  on  any
          undistributed REIT taxable income, including undistributed net capital gains.

     o Under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference.

     o If the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

     o If the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property or sales to which Section 1033 of the Code applies), such income will be subject to a 100% tax.

     o If the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability.

     o If the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
          (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.


REQUIREMENTS FOR QUALIFICATION AS A REIT

     ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi). In the opinion of Hogan & Hartson L.L.P., the Company does not constitute a financial institution within the meaning of condition (iv).

     The Company believes that it will have issued sufficient shares with sufficient diversity of ownership in the Offering to allow it to satisfy conditions (v) and (vi). In addition, the Company's Certificate of Incorporation provides for restrictions regarding the transfer and ownership of its shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock of the Company -- Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. See "-- Failure of the Company to Qualify as a REIT."

     Treasury Regulations require that the Company each year demand from certain record owners of its shares certain information in order to assist the Company in ascertaining that the share ownership requirements described above are satisfied. Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, if the Company were to fail to comply with these Treasury Regulation requirements for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed. If the Company complies with the regulatory rules on ascertaining its actual owners but does not know, or would not have known by exercising reasonable diligence, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the requirement. These rules enacted as part of the 1997 Act are a change to the prior law, under which a REIT would be disqualified if it failed to comply with these Treasury Regulations.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company will have a calendar taxable year.

     In order to qualify as a REIT, the Company cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a "C corporation" taxable year. The Company is a newly formed entity that will make a REIT election for its first taxable year. Hence, the Company itself has no undistributed "C corporation earnings and profits."

     INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements.

     o First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

     o Second, at least 95% of the Company's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments, dividends, interest, including certain hedging instruments, and gain from the sale or disposition of stock or securities, including certain hedging instruments (or from any combination of the foregoing).

     o Third, for the 1997 taxable year, the Company must derive less than 30% of its gross income from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. Pursuant to the 1997 Act, the Company will not have to meet this test for its taxable years commencing on or after January 1, 1998.

     For interest to qualify as "interest on obligations secured by mortgages on real property or on interests in real property," the obligation must be secured by real property having a fair market value at the time of acquisition at least equal to the principal amount of the loan. The term "interest" includes only an amount that constitutes compensation for the use or forbearance of money. For example, a fee received or accrued by a lender which is in fact a charge for services performed for a borrower rather than a charge for the use of borrowed money is not includible as interest; amounts earned as consideration for entering into agreements to make loans secured by real property, although not interest, are otherwise treated as within the 75% and 95% classes of gross income so long as the determination of those amounts does not depend on the income or profits of any person. By statute, the term interest does not include any amount based on income or profits except that the Code provides that (i) interest "based on a fixed percentage or percentages of receipts or sales" is not excluded and (ii) when the REIT makes a loan that provides for interest based on the borrower's receipts or sales and the borrower leases under one or more leases based on income or profits, only a portion of the contingent interest paid by the borrower will be disqualified as interest.

     Rents received or deemed received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if certain statutory conditions are met that limit rental income essentially to rentals on investment-type properties. In the event that a

REIT acquires by foreclosure property that generates income that does not qualify as "rents from real property," such income will be treated as qualifying for three years following foreclosure (which period may be extended by the IRS so long as (i) all leases entered into after foreclosure generate only qualifying rent, (ii) only limited construction takes place, and (iii) within 90 days of foreclosure, any trade or business in which the property is used is conducted by an independent contractor from which the REIT derives no income). Pursuant to the 1997 Act, for taxable years commencing on or after January 1, 1998, this grace period will be extended to the close of the third year following the year of foreclosure. In the event the special foreclosure property rules apply to qualify otherwise unqualified income, the net income that qualifies only under the special rule for foreclosure property will be subject to tax, as described above.

     The Company anticipates that all the interest on its Mortgage Assets will satisfy the 75% and 95% gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above under "-- Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets.

     o First, at least 75% of the value of the Company's total assets must be represented by real estate assets including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities.

     o Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

     o Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of an additional capital contribution of proceeds of an offering of shares by the Company such as this Offering), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.


     ANNUAL DISTRIBUTION REQUIREMENTS. The Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the

Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration.

     To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a stockholder would include its proportionate share of such amount in income, as long-term capital gain, and would be treated as having paid its proportionate share of the tax paid by the Company with respect to such amount. The stockholder's basis in its shares would be increased by the amount the stockholder included in income and decreased by the amount of the tax the stockholder is treated as having paid. The Company would make an appropriate adjustment to its earnings and profits. For a more detailed description of the tax consequences to a stockholder of such a designation, see "-- Taxation of Taxable U.S. Stockholders of the Company
Generally." The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     The Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. See "Business and Strategy -- Dividend Policy." It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. If such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The  Company may avail  itself of consent  dividend  procedures  set out in
Section 565 of the Code and the related Treasury Regulations to satisfy the 95% distribution requirement or to avoid imposition of an excise tax. A consent dividend is a hypothetical dividend that is treated for U.S. federal tax purposes as though it actually had been paid in cash on the last day of the year. To avail itself of the consent dividend procedures, the Company would have to obtain consent on Form 972 from the stockholders who were actual owners of shares on the last day of the year. The amount of hypothetical dividend would be treated as though it actually had been paid to the consenting stockholder and then recontributed by the stockholder to the Company. The Company would avail itself of consent dividend procedures only with respect to the Common Stock. The consent dividend procedures are practical in this case because all of the Common Stock is expected to be held by a single holder.


FAILURE OF THE COMPANY TO QUALIFY AS A REIT

     If the Company fails to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would significantly reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.


TAXATION OF TAXABLE U.S. STOCKHOLDERS OF THE COMPANY GENERALLY

     As used herein, the term "U.S. Stockholder" means a holder of Preferred Shares who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.


     DISTRIBUTIONS GENERALLY. As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of such U.S. Stockholders that are corporations. U.S. Stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S.
Stockholder has in its shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in its shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.


     CAPITAL GAIN DISTRIBUTIONS. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable non-corporate (individuals, estates or trusts) U.S. Stockholders as gain from the sale or exchange of a capital asset held for more than one year (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which such non-corporate U.S. Stockholder has held his Preferred Shares. On November 10, 1997, the IRS issued Notice 97-64, which provides generally that the Company may classify portions of its designated capital gain dividend as (i) a 20% gain distribution (which would be taxable to non-corporate U.S. Stockholders at a maximum rate of 20%), (ii) an unrecaptured Section 1250 gain distribution (which would be taxable to non-corporate U.S. Stockholders at a maximum rate of 25%), or (iii) a 28% rate gain distribution (which would be taxable to non-corporate U.S. Stockholders at a maximum rate of 28%). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution.) Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

     Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable corporate U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which such U.S. Stockholder has held its Preferred Shares. Such U.S. Stockholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     CERTAIN DISPOSITIONS OF SHARES. Upon any sale or other disposition of Preferred Shares, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such Preferred Shares for tax purposes. Such gain or loss will be capital gain or loss if the Preferred Shares have been held by the U.S. Stockholder as a capital asset.


     In the case of a U.S. Stockholder who is an individual or an estate or trust, such gain or loss will be mid-term capital gain or loss if such shares have been held for more than one year but not more than 18 months and long-term capital gain or loss if such shares have been held for more than 18 months. In the case of a U.S. Stockholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares in the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

     Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, the Company may designate its net capital gain so that with respect to retained net capital gains, a U.S. Stockholder would include its proportionate share of such gain in income, as long-term capital gain, and would be treated as having paid its proportionate share of the tax paid by the Company with respect to the gain. The U.S. Stockholder's basis in its shares would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. Stockholder that is an individual or an estate or trust, the IRS, as described above in this section, has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property. IRS Notice 97-64, described above in this section, did not address the taxation of non-corporate REIT stockholders with respect to retained net capital gains.


BACKUP WITHHOLDING FOR COMPANY DISTRIBUTIONS

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Non-U.S. Stockholders of the Company."


TAXATION OF TAX-EXEMPT STOCKHOLDERS OF THE COMPANY

     The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (except certain tax-exempt stockholders described below) has not held its Preferred Shares as "debt financed property" within the meaning of the Code and such Preferred Shares are not otherwise used in a trade or business, the dividend income from the

Company will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of Preferred Shares will not constitute UBTI unless such tax-exempt stockholder has held such Preferred Shares as "debt financed property" within the meaning of the Code or has used the Preferred Shares in a trade or business.

     For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts." A REIT is a "pension held REIT" if
(i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated for purposes of the "not closely held" requirement as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either
(a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

     Based on the anticipated ownership of shares immediately following the Offering, and as a result of certain limitations on transfer and ownership of shares contained in the Certificate of Incorporation, the Company does not expect to be classified as a "pension held REIT."


TAXATION OF NON-U.S. STOCKHOLDERS OF THE COMPANY

     The rules governing United States federal income taxation of the ownership and disposition of Preferred Shares by persons that, for purposes of such taxation, are not U.S. Stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Preferred Shares, including any reporting requirements.


     DISTRIBUTIONS BY THE COMPANY. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

     Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Preferred Shares, but rather will reduce the adjusted basis of such Preferred Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Preferred Shares, they will give rise to gain from the sale or exchange of its Preferred Shares, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

     Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) investment in the Preferred Shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA") distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

     SALE OF PREFERRED SHARES. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of Preferred Shares generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The Preferred Shares will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. The Company believes that at the closing of the Offering it will be a "domestically controlled REIT," and therefore that the sale of Preferred Shares will not be subject to taxation under FIRPTA. However, no assurance can be given that the Company will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of Preferred Shares not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

     Even if the Company does not qualify as or ceases to be a "domestically-controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of Preferred Shares would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if
(i) the Preferred Shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., with respect to the Series B Preferred Shares, the Nasdaq Stock Market) and (ii) such Non-U.S. Stockholder owned 5% or less of the value of the Company's stock throughout the five year period ending on the date of the sale or exchange. If gain on the sale or exchange of Preferred Shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States federal income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Preferred Shares would be required to withhold and remit to the IRS 10% of the purchase price.


     BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Preferred Shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Preferred Shares by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Preferred Shares is subject to both backup withholding and information reporting unless the stockholder  certifies  under  penalty  of  perjury  that the  stockholder  is a
Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certifications procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 1998, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1998, will remain valid until the earlier of December 31, 1999 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A Non-U.S. Stockholder should consult its own advisor regarding the effect of the new Treasury Regulations.


OTHER TAX CONSEQUENCES FOR THE COMPANY AND ITS STOCKHOLDERS

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal Income Tax Considerations discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.


                              ERISA CONSIDERATIONS

GENERAL

     In evaluating the purchase of Preferred Shares, a fiduciary of a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a collective investment fund or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA (each, a "Plan" and collectively, "Plans") should consider (a) whether the ownership of Preferred Shares is in accordance with the documents and instruments governing such Plan; (b) whether the ownership of Preferred Shares is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code; (c) whether the Company's assets are treated as assets of the Plan; and (d) the need to value the assets of the Plan annually. In addition, the fiduciary of an individual retirement account under Section 408 of the Code (an "IRA") considering the purchase of Preferred Shares should consider whether the ownership of Preferred Shares would result in a non-exempt prohibited transaction under Section 4975 of the Code.

     The fiduciary investment considerations summarized below provide a general discussion that does not include all of the fiduciary investment considerations relevant to Plans and, where indicated, IRAs. This summary is based on the current provisions of ERISA and the Code and regulations and rulings thereunder, and may be changed (perhaps adversely and with retroactive effect) by future legislative, administrative or judicial actions. PLANS AND IRAS THAT ARE PROSPECTIVE PURCHASERS OF PREFERRED SHARES SHOULD CONSULT WITH AND RELY UPON THEIR OWN ADVISORS IN EVALUATING THESE MATTERS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.


PLAN ASSET REGULATION

     Under Department of Labor ("DOL") regulations governing what constitutes the assets of a Plan or IRA ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code (the "Plan Asset Regulation," 29 C.F.R. ss. 2510.3-101), when a Plan or IRA makes an equity investment in another entity, the underlying assets of the entity will not be considered Plan Assets if the equity interest is a "publicly-offered security."

     For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) sold to the Plan or IRA as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. The Preferred Shares will be registered under the Securities Act and the Exchange Act within the time periods specified in the Plan Asset Regulation.

     The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. The Company expects the Series B Preferred Shares to be "widely held" upon the completion of the Offering.

     The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the Preferred Shares, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." The Company believes that any restrictions imposed on the transfer of the Preferred Shares are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the Series B Preferred Shares to be "freely transferable."

     A Plan should not acquire or hold the Preferred Shares if the Company's underlying assets will be treated as the assets of such Plan. However, the Company believes that under the Plan Asset Regulation the Series B Preferred Shares should be treated as "publicly-offered securities" and, accordingly, the underlying assets of the Company should not be considered to be assets of any Plan or IRA investing in the Series B Preferred Shares.

EFFECT OF PLAN ASSET STATUS

     ERISA generally requires that the assets of a Plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the Plan. As discussed above, the assets of the Company under current law do not appear likely to be assets of the Plans receiving Series B Preferred Shares as a result of the Offering. However, if the assets of the Company were deemed to be assets of the Plans under ERISA, certain directors and officers of the Company might be deemed fiduciaries with respect to the Plans that invest in the Company and the prudence and other fiduciary standards set forth in ERISA would apply to them and to all investments.

     If the assets of the Company were deemed to be Plan Assets, transactions between the Company and parties in interest or disqualified persons with respect to the investing Plan or IRA could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the Preferred Shares could be liable as co-fiduciaries for actions taken by the Company that do not conform to the ERISA standards for investments under Part 4 of Title I of ERISA.

PROHIBITED TRANSACTIONS

     Section 406 of ERISA provides that Plan fiduciaries are prohibited from causing the Plan to engage in certain types of transactions. Section 406(a) prohibits a fiduciary from knowingly causing a Plan to engage directly or indirectly in, among other things: (a) a sale or exchange, or leasing, of property with a party in interest; (b) a loan or other extension of credit with a party in interest; (c) a transaction involving the furnishing of goods, services or facilities with a party in interest; or (d) a transaction involving the transfer of Plan Assets to, or use of Plan Assets by or for the benefit of, a party in interest. Additionally, Section 406 prohibits a Plan fiduciary from dealing with Plan Assets in its own interest or for its own account, from acting in any capacity in any transaction involving the Plan on behalf of a party (or representing a party) whose interests are adverse to the interests of the Plan, and from receiving any consideration for its own account from any party dealing with the Plan in connection with a transaction involving Plan Assets. Similar provisions in Section 4975 of the Code apply to transactions between disqualified persons and Plans and IRAs and result in the imposition of excise taxes on such disqualified persons.

     If a prohibited transaction has occurred, Plan fiduciaries involved in the transaction could be required to (a) undo the transaction, (b) restore to the Plan any profit realized on the transaction and (c) make good to the Plan any loss suffered by it as a result of the transaction. In addition, parties in interest or disqualified persons would be required to pay excise taxes or penalties.

     If the investment constituted a prohibited transaction under Section 408(e)(2) of the Code by reason of the Company engaging in a prohibited transaction with the individual who established an IRA or his or her beneficiary, the IRA would lose its tax-exempt status. The other penalties for prohibited transactions would not apply.

     Thus, the acquisition of the Preferred Shares by a Plan could result in a prohibited transaction if an Underwriter, the Company, Webster Bank or any of their affiliates is a party in interest or disqualified person with respect to the Plan. Any such prohibited transaction could be treated as exempt under ERISA and the Code if the Preferred Shares were acquired pursuant to and in accordance with one or more "class exemptions" issued by the Department of Labor, such as Prohibited Transaction Class Exemption ("PTCE") 75-1 (an exemption for certain transactions involving employee benefit plans and broker-dealers (such as the Underwriters), reporting dealers, and banks), PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving an insurance company's general account) and PTCE 96-23 (an exemption for certain transactions determined by a qualifying in-house asset manager).

     A Plan should not acquire the Preferred Shares pursuant to the Offering if such acquisition will constitute a non-exempt prohibited transaction.


UNRELATED BUSINESS TAXABLE INCOME

     Plan fiduciaries should also consider the consequences of holding more than 10% of the Preferred Shares if the Company is "predominantly held" by qualified trusts. See "Federal Income Tax Consequences -- Taxation of Tax-Exempt Stockholders of the Company."


                 INFORMATION REGARDING WEBSTER AND WEBSTER BANK

     Webster is the savings and loan holding company of Webster Bank, and as such, its primary business is the business of Webster Bank. Webster is subject to the informational requirements of the Exchange Act, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information filed by Webster may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is (http://www.sec.gov). Webster's common stock is traded on the Nasdaq Stock Market. Reports, proxy statements and other information concerning Webster can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                  UNDERWRITING



     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company, Webster Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Keefe, Bruyette & Woods, Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the number of Preferred Shares set forth opposite its name below.



                                        NUMBER OF SERIES A    NUMBER OF SERIES B
            UNDERWRITERS                 PREFERRED SHARES     PREFERRED SHARES
-------------------------------------  --------------------  -------------------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated  ...........
Keefe, Bruyette & Woods, Inc.  ......
                                              -------             ----------
   Total  ...........................         40,000              1,000,000
                                              =======             ==========


    In the Purchase Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Shares being sold pursuant to the Purchase Agreement if any are purchased.

     The Underwriters have advised the Company that they propose initially to offer the Series A Preferred Shares directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial public offering of the Series A Preferred Shares, the public offering price, concession and discount may be changed.

     The Underwriters have advised the Company that they propose initially to offer the Series B Preferred Shares directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial public offering of the Series B Preferred Shares, the public offering price, concession and discount may be changed.

     In the Purchase Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company has agreed that for a period of 90 days from the date of this Prospectus it will not, without the prior written consent of Merrill Lynch, directly or indirectly, offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any Preferred Shares or securities of the Company which are substantially similar to or convertible into or exchangeable for Preferred Shares.

     The Series B Preferred Shares have been approved for inclusion in the Nasdaq Stock Market. Prior to the Offering, there has been no public market for the Series B Preferred Shares. The Underwriters have advised the Company that they intend to make a market in the Series B Preferred Shares prior to the commencement of trading on the Nasdaq Stock Market. The Underwriters will have no obligation to make a market in the Series B Preferred Shares, however, and may cease market making activities, if commenced, at any time.

     In connection with the Offering, the rules of the SEC permit the Underwriters to engage in certain transactions that stabilize the price of the Preferred Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Preferred Shares.

     If the Underwriters create a short position in the Preferred Shares in connection with the Offering (i.e., if they sell more Preferred Shares than are set forth on the cover page of this Prospectus), the Underwriters may reduce that short position by purchasing Preferred Shares in the open market.

     The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase Preferred Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Preferred Shares, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the Offering.


     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment banking services to affiliates of the Company, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.


                                     EXPERTS

     The financial statements of Webster Preferred Capital Corporation as of June 30, 1997 and for the period March 17, 1997 (date of inception) to June 30, 1997, included in this Prospectus, have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing in this Prospectus and given upon the authority of said firm as experts in accounting and auditing.


                                     RATINGS


     The Series A Preferred Shares will be rated ____ by S&P and _____ by Fitch IBCA and the Series B Preferred Shares will be rated _____ by S&P and _____ by Fitch IBCA. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the Preferred Shares, and, accordingly, there can be no assurance that the respective ratings assigned to the Preferred Shares upon initial issuance will not be lowered or withdrawn by the assigning rating organization at any time thereafter.



                                  LEGAL MATTERS


     The validity of the Preferred Shares offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain tax matters described under "Federal Income Tax Consequences" will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York.

                                    GLOSSARY


     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such prepayment date plus .25%.

     "Advisor" means Webster Bank in its role as advisor under the Advisory Agreement.


     "Advisory Agreement" means the Advisory Service Agreement, made as of October 20, 1997, between Webster Bank and the Company.

     "Applicable Par Redemption Date" means January 15, 2001 with respect to the Series A Preferred Shares and January 15, 2003 with respect to the Series B Preferred Shares.

     "ARM" or "adjustable rate mortgage" means a Mortgage Loan with an interest rate that is typically tied to an index (such as the interest rate on United States Treasury Bills) and is adjustable periodically. ARMs are typically subject to lifetime interest rate caps and/or periodic interest rate caps.

     "Board of Directors" means the board of directors of the Company.

     "Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.


     "By-Laws" means the Amended and Restated By-Laws of the Company.


     "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company.


     "Commercial Mortgage Loans" means whole loans secured by a first mortgage or deed of trust on a commercial real estate property or a multi-family property.

    "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means the common stock, par value $.01 per share, of the Company.

     "Company" means Webster Preferred Capital Corporation, a Connecticut corporation.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the period from the date of redemption through the Applicable Par Redemption Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate fixed-income securities of comparable maturity for such remaining period.

     "Connecticut Corporation Law" means the Connecticut Business Corporation Act, as amended, as in effect from time to time or any successor statute thereto.

     "Derby" means Derby Savings Bank.

     "DOL" means the United States Department of Labor.

     "Eagle" means Eagle Financial Corp., a Delaware corporation.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.


     "Fitch IBCA" means Fitch IBCA, Inc.


     "Five or Fewer Test" means the Code requirement that no more than 50% of the value of the Company's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year.

     "GAAP" means generally accepted accounting principles.

     "GNMA" means the Government National Mortgage Association.

     "Gross Margin" means, with respect to a Residential Mortgage Loan that is an ARM, the applicable fixed percentage which is added to the applicable index to calculate the current interest rate paid by the borrower of the adjustable rate Residential Mortgage Loan (without taking into account any interest rate caps or minimum interest rates). Gross Margin is inapplicable to fixed rate Residential Mortgage Loans.

     "Interested Shareholder" generally means any person (other than the corporation or any of its subsidiaries) who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding shares of voting stock of a corporation; any person who is an affiliate of the corporation and at any time within the two years immediately prior to the date in question beneficially owned 10% or more of the voting power of the then outstanding shares of voting stock; or generally an affiliate or associate of an interested shareholder.

     "IRA" means an individual retirement account under Section 408 of the Code.

     "IRS" means the Internal Revenue Service.

     "Loan-to-Value Ratio" means, with respect to any Mortgage Loan, the ratio (expressed as a percentage) of the current principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the underlying mortgaged property and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property.


     "Make Whole Amount" means that amount which is equal to the greater of (x) 100% of the liquidation preference of the Series A Preferred Shares or the Series B Preferred Shares, as the case may be, to be redeemed or (y) the sum, as determined by a Quotation Agent, of the present values of the remaining scheduled payments of dividends on such Preferred Shares to the Applicable Par Redemption Date, discounted to the redemption date on a quarterly basis
(assuming a 360-day year consisting of 12 30-day months) at the Adjusted Treasury Rate, plus, in the case of each of clauses (x) and (y), accrued and unpaid dividends thereon, if any, to the date of redemption.


     "Mortgage Assets" means real estate mortgage assets, including but not limited to Residential Mortgage Loans, Mortgage-Backed Securities and Commercial Mortgage Loans.

     "Mortgage-Backed Securities" means securities rated at least AA by at least one nationally recognized independent rating organization at the time of purchase by the Company, or representing interests in or obligations backed by pools of Mortgage Loans issued or guaranteed by Fannie Mae, FHLMC and GNMA.

     "Mortgage  Loans" means whole loans  secured by single  family (one to four
units)   residential  real  estate  properties  or  by  commercial  real  estate properties.


     "Nasdaq Stock Market" means The Nasdaq Stock Market's National Market Tier.

     "1997 Act" means the Taxpayer Relief Act of 1997.

     "National Association of Securities Dealers" means the National Association of Securities Dealers, Inc.

     "Non-U.S. Stockholders" means holders of Preferred Shares that, for purposes of United States federal income taxation, are not U.S. Stockholders.

     "Offering" means the offering of Series A Preferred Shares and Series B Preferred Shares pursuant to this Prospectus.

     "One Hundred Persons Test" means the Code requirement that the capital stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

     "OREO" means other real estate owned.

     "OTS" means the Office of Thrift Supervision.


     "Ownership Limit" means the provision in the Company's Certificate of Incorporation limiting any natural person or entity from owning more than $5,000 Series B Preferred Shares.


     "People's" means People's Savings Bank & Trust.

     "Plan" means a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to ERISA, a collective investment fund or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA.

     "Plan  Asset   Regulation"   means  the  DOL  regulations   governing  what
constitutes the assets of a Plan or IRA for purposes of ERISA and the related prohibited transaction provisions of the Code, 29 C.F.R. Sec. 2510.3-101.

     "Plan Assets" means the assets of a Plan or IRA for purposes of ERISA.

     "Preferred Shares" means the Series A Preferred Shares and the Series B Preferred Shares offered hereby.

     "Preferred Stock" means the preferred stock, par value $1.00 per share, of the Company.

     "Prospectus" means this prospectus, as the same may be amended or supplemented.

     "PTCE" means a Prohibited Transaction Class Exemption.


     "Purchase Agreement" means the Purchase Agreement among the Company, Webster Bank and the Underwriters.

     "Quotation  Agent" means the  Reference  Treasury  Dealer  appointed by the
Company.   "Reference  Treasury  Dealer"  means  a  nationally-recognized   U.S.
government securities dealer in New York, New York selected by the Company.


     "Rate Adjustment Date" means, with respect to any ARM, a date on which the interest rate on such ARM adjusts.


     "Rating Agencies" means S&P and Fitch IBCA.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York, New York time, on the third Business Day preceding such redemption date.


     "Registration Statement" means the registration statement filed by the Company with the SEC on Form S-11 under the Securities Act with respect to the Preferred Shares.

     "REIT" means a real estate investment trust as defined pursuant to Section 856 of the Code, or any successor provisions thereof.

     "REIT taxable income" shall have the meaning set forth in "Federal Income Tax Consequences -- Requirements for Qualifications as a REIT -- Annual Distribution Requirements."

     "Residential Mortgage Loan" means a whole loan secured by a first mortgage or deed of trust on a single family (one to four units) residential real estate property.

     "S&P" means Standard & Poor's Ratings Group.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Early Redemption Price" has the meaning set forth in "Description of Preferred Shares -- Series A and Series B Early Redemption."

     "Series A Preferred Shares" means the shares of Series A % Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company offered hereby.

     "Series B Early Redemption Price" has the meaning set forth in in "Description of Preferred Shares -- Series A and Series B Early Redemption."

     "Series B Preferred Shares" means the shares of Series B % Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company offered hereby.


     "Servicer" means Webster Bank in its role as servicer under the Servicing Agreement.


     "Servicing Agreement" means the Master Service Agreement, dated March 17, 1997, between Webster Bank and the Company, pursuant to which Webster Bank services the Mortgage Loans owned by the Company.

     "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Shares, there is a substantial risk that (a) dividends paid or to be paid by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes, (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (c) dividends received or to be received by Webster Bank from the Company are not, or will not be, fully deductible by Webster Bank for Connecticut corporation business tax purposes.

     "Treasury Regulations" means the income tax regulations promulgated under the Code.

     "UBTI" means unrelated business taxable income.

     "Underwriters" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keefe, Bruyette & Woods, Inc., the Underwriters to whom the Company will sell the Preferred Shares pursuant to the terms of the Purchase Agreement.

     "U.S. Stockholder" means a holder of Preferred Shares who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     "U.S. Treasury Securities" means any obligations issued by the United States and backed by the full faith and credit of the United States which are not zero coupon securities, but which may include such zero coupon securities having a maturity of less than one year that are sold at a discount from their face amount.

     "Webster" means Webster Financial Corporation, a Delaware corporation and the parent of Webster Bank.

     "Webster Bank" means Webster Bank, a federally chartered and federally insured savings bank, and the parent of the Company.

                          INDEX TO FINANCIAL STATEMENTS
                                       OF
                      WEBSTER PREFERRED CAPITAL CORPORATION


                                                                            PAGE
                                                                            ----
Statement of Condition at September 30, 1997 (unaudited) ...............     F-2
Statements of Income for the Three Months ended  September 30, 1997 and for the Period from March 17, 1997 (Date of  Inception)  to September 30, 1997
 (unaudited) ...........................................................     F-3
Statement of Shareholder's  Equity for the Period from March 17, 1997 (Date
 of Inception) to September 30, 1997 (unaudited) .......................     F-4
Statement  of Cash  Flows  for the  Period  from  March 17,  1997  (Date of
 Inception) to September 30, 1997 (unaudited) ..........................     F-5
Notes to Financial Statements ..........................................     F-6
Independent Auditors' Report ...........................................    F-10
Statement of Condition at June 30, 1997 ................................    F-11
Statement of Income for the Period from March 17, 1997 (Date of  Inception)
 to June 30, 1997. ....................................................     F-12
Statement of Shareholder's  Equity for the Period from March 17, 1997 (Date
 of Inception) to June 30, 1997 ........................................    F-13
Statement  of Cash  Flows  for the  Period  from  March 17,  1997  (Date of
 Inception) to June 30, 1997 ...........................................    F-14
Notes to Financial Statements ..........................................    F-15

                      WEBSTER PREFERRED CAPITAL CORPORATION
                       STATEMENT OF CONDITION - UNAUDITED
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                       AT SEPTEMBER 30,
                                                                            1997
                                                                      -----------------
Assets:
Cash  ...............................................................    $  12,942
Residential Mortgage Loans ..........................................      627,159
Allowance for Loan Losses  ..........................................       (1,538)
                                                                         ---------
   Total Loans, Net (Note 2)  .......................................      625,621
Accrued Interest Receivable   .......................................        3,935
Prepaid Expenses and Other Assets (Note 3)   ........................          101
                                                                         ---------
   Total Assets   ...................................................    $ 642,599
                                                                         =========
Liabilities and Shareholder's Equity:
Accrued Dividend Payable   ..........................................    $     108
Accrued Expenses and Other Liabilities ..............................          284
                                                                         ---------
   Total Liabilities ................................................          392
Shareholder's Equity: (Note 4)
 10% Cumulative Non-Convertible Preferred Stock ($1,000 stated value)
   Authorized -- 2,000 shares
   Issued -- 2,000 shares at September 30, 1997 .....................        2,000
 Common Stock, par value $.01 per share:
   Authorized -- 1,000 shares
   Issued -- 100 shares at September 30, 1997   .....................            1
   Paid in Capital   ................................................      615,021
 Retained Earnings   ................................................       25,185
                                                                         ---------
   Total Shareholder's Equity .......................................      642,207
                                                                         ---------
   Total Liabilities and Shareholder's Equity   .....................    $ 642,599
                                                                         =========



                 See accompanying notes to financial statements.

                      WEBSTER PREFERRED CAPITAL CORPORATION
                        STATEMENTS OF INCOME - UNAUDITED
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                             FOR THE PERIOD FROM
                                                           THREE MONTHS         MARCH 17, 1997
                                                              ENDED          (DATE OF INCEPTION)
                                                        SEPTEMBER 30, 1997   TO SEPTEMBER 30, 1997
                                                       -------------------- ----------------------
Interest Income:
Loans ................................................      $  11,921             $  25,671
Less: Service Fees (Note 5)   ........................           (131)                 (268)
                                                            ---------             ---------
 Total Net Interest Income ...........................         11,790                25,403
Provision for Loan Losses  ...........................             --                    --
                                                            ---------             ---------
Net Interest Income After Provision for Loan Losses            11,790                25,403
                                                            ---------             ---------
Noninterest Expenses:
Advisory Fee Expense (Note 6) ........................             38                    90
Amortization of Start-up Costs   .....................              7                    12
Other Noninterest Expenses ...........................              6                     8
                                                            ---------             ---------
 Total Noninterest Expenses   ........................             51                   110
Income Before Taxes  .................................         11,739                25,293
Income Taxes (Note 7)   ..............................             --                    --
                                                            ---------             ---------
Net Income  ..........................................         11,739                25,293
Preferred Stock Dividends  ...........................             50                   108
                                                            ---------             ---------
Net Income Available to Common Shareholder   .........      $  11,689             $  25,185
                                                            =========             =========
Net Income per Common Share   ........................      $ 116,890             $ 251,850
                                                            =========             =========


                See accompanying notes to financial statements.

                      WEBSTER PREFERRED CAPITAL CORPORATION
                  STATEMENT OF SHAREHOLDER'S EQUITY - UNAUDITED
                       FOR THE PERIOD FROM MARCH 17, 1997
                    (DATE OF INCEPTION) TO SEPTEMBER 30, 1997
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                       PREFERRED     COMMON     PAID IN      RETAINED
                                                         STOCK       STOCK      CAPITAL      EARNINGS       TOTAL
                                                      -----------   --------   ----------   ----------   -----------
Balance, March 17, 1997 ...........................     $    --       $--      $     --     $     --      $     --
Contribution by Webster Bank  .....................       2,000         1       615,021           --       617,022
Net Income  .......................................          --        --            --       13,554        13,554
Dividends Paid or Accrued - Preferred Stock  ......          --        --            --          (58)          (58)
                                                        --------      ----     ---------     --------     --------
Balance, June 30, 1997  ...........................       2,000         1       615,021       13,496       630,518
Net Income  .......................................          --        --            --       11,739        11,739
Dividends Paid or Accrued - Preferred Stock  ......          --        --            --          (50)          (50)
                                                        --------      ----     ---------    --------      --------
Balance, September 30, 1997   .....................     $ 2,000       $ 1      $615,021     $ 25,185      $642,207
                                                        ========      ====     =========    ========      ========


                 See accompanying notes to financial statements.

                      WEBSTER PREFERRED CAPITAL CORPORATION
                       STATEMENT OF CASH FLOWS - UNAUDITED
                                 (IN THOUSANDS)



                                                                                 FOR THE PERIOD FROM
                                                                                    MARCH 17, 1997
                                                                                 (DATE OF INCEPTION)
                                                                                 TO SEPTEMBER 30, 1997
                                                                                ----------------------
Operating Activities:
Net Income ..................................................................        $  25,293
Adjustments to Reconcile Net Income to Net Cash Provided (Used) by Operating
 Activities:
 Increase in Accrued Interest Receivable ....................................           (3,935)
 Increase in Accrued Liabilities   ..........................................              284
 Increase in Prepaid Expenses and Other Assets ..............................             (101)
 Amortization of Deferred Fees  .............................................               (9)
 Amortization of Mortgage Premium  ..........................................              251
                                                                                     ----------
Net Cash Provided by Operating Activities   .................................           21,783
                                                                                     ----------
Investing Activities:
 Purchase of Loans  .........................................................          (60,330)
 Principal Repayments of Loans  .............................................           51,488
                                                                                     ----------
   Net Cash Used by Investing Activities ....................................           (8,842)
                                                                                     ----------
Financing Activities:
Investment from Webster Bank ................................................                1
                                                                                     ----------
 Net Cash Provided by Financing Activities  .................................                1
                                                                                     ----------
Increase in Cash and Cash Equivalents .......................................           12,942
Cash and Cash Equivalents at Beginning of Period  ...........................               --
                                                                                     ----------
Cash and Cash Equivalents at End of Period  .................................        $  12,942
                                                                                     ==========
Supplemental Disclosures:
 Income Taxes Paid  .........................................................        $      --
 Interest Paid   ............................................................               --
Supplemental Schedule of Financing Activity:
 Contribution of Mortgage Assets, net by Webster Bank
   In Exchange for 100 Shares of Common Stock and
   2,000 Shares of 10% Cumulative Non-Convertible Preferred Stock   .........          617,022


                See accompanying notes to financial statements .

                      WEBSTER PREFERRED CAPITAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


A) BUSINESS

     Webster Preferred Capital Corporation ("the Company") is a Connecticut corporation incorporated in March 1997 and a wholly owned subsidiary of Webster Bank. The Company was organized to provide a cost-effective means of raising funds, including equity capital, on a consolidated basis for Webster Financial Corporation. The Company will acquire, hold and manage real estate mortgage assets ("Mortgage Assets"). In March 1997, Webster Bank contributed approximately $617.0 million of Mortgage Assets, net as part of the formation of the Company. As of September 30, 1997, all of the Mortgage Assets owned by the Company are whole loans secured by first mortgages or deeds of trusts on single family (one to four unit) residential real estate properties ("Residential Mortgage Loans"). Although the Company may acquire and hold a variety of Mortgage Assets, its present intention is to acquire only Residential Mortgage Loans and certain mortgage-backed securities. As of September 30, 1997, approximately 34.4% of the Company's Residential Mortgage Loans are fixed rate loans and approximately 65.6% are adjustable rate loans.

     The Company intends to elect to be treated as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. All of the shares of the Company's Common Stock, par value $0.01 per share, are owned by Webster Bank, which is a federally chartered and federally insured savings bank. Webster Bank has indicated to the Company that, for as long as any Preferred Shares are outstanding, Webster Bank intends to maintain direct ownership of 100% of the outstanding Common Stock of the Company.


B) BASIS OF FINANCIAL STATEMENT PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods presented. The actual results of the Company could differ from those estimates. Material estimates that are susceptible to near term changes include the determination of the allowance for loan losses.


C) ALLOWANCE FOR LOAN LOSSES

     An allowance for loan losses is established based upon a review of the loan portfolio, loss experience, specific problem loans, current and anticipated economic conditions and other pertinent factors which, in management's judgment, deserve current recognition in estimating loan losses.

     Management believes that the allowance for loan losses is adequate. While management believes it uses the best available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process of Webster Bank, periodically may review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on judgments different from those of management.


D) FORECLOSED PROPERTIES

     Foreclosed properties consist of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Foreclosed properties are reported at the lower of fair value less estimated selling expenses or cost with an allowance for losses to provide for declines in value. Operating expenses are charged to current period earnings and gains and losses upon disposition are reflected in the statements of income when realized.

                      WEBSTER PREFERRED CAPITAL CORPORATION

E) LOANS

     Loans are stated at the principal amounts outstanding. Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Interest which is more than 90 days past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received.


F) STATEMENT OF CASH FLOWS

     For purposes of the Statement of Cash Flows, the Company considers cash on hand and in banks to be cash equivalents.


NOTE 2: RESIDENTIAL MORTGAGE LOANS


                                                             CARRYING
                                                              AMOUNT
                                                          ---------------
                                                           (In Thousands)
     Residential Mortgage Loans:
       Fixed Rate 15 yr Loans  ........................     $  54,165
       Fixed Rate 20 yr Loans  ........................         1,679
       Fixed Rate 25 yr Loans  ........................           831
       Fixed Rate 30 yr Loans  ........................       158,690
                                                            ---------
        Total Fixed Rate Loans ........................       215,365
                                                            ---------
       Variable Rate 15 yr Loans  .....................         4,929
       Variable Rate 20 yr Loans  .....................         3,655
       Variable Rate 25 yr Loans  .....................         8,247
       Variable Rate 30 yr Loans  .....................       393,193
                                                            ---------
        Total Variable Rate Loans .....................       410,024
                                                            ---------
       Total Residential Mortgage Loans ...............       625,389
       Premiums and Deferred Fees on Loans, Net  ......         1,770
       Less Allowance for Loan Losses   ...............        (1,538)
                                                            ---------
        Residential Mortgage Loans, Net    ............     $ 625,621
                                                            =========

     In March 1997, Webster Bank contributed approximately $617.0 million of Mortgage Assets, net as part of the formation of the Company. The $617.0 million consisted of $215.8 million of fixed rate loans and $401.3 million of variable rate loans, net of premiums, deferred fees on loans and an allowance for loan losses. Loans purchased in the quarter ending September 30, 1997 totaled $34.8 million, which consisted of $5.0 million of fixed rate loans and $29.8 million of variable rate loans.

     The following table sets forth certain information regarding the Company's loans accounted for on a nonaccrual basis at September 30, 1997. The Company had no real estate acquired through foreclosure at that date.


                                                              SEPTEMBER 30, 1997
                                                             -------------------
                                                               (In Thousands)
    Residential Mortgage Loans Accounted for on a Nonaccrual
     Basis  ................................................       $ 1,115
    Real Estate Acquired Through Foreclosure ...............            --
                                                                   --------
     Total  ................................................       $ 1,115
                                                                   ========

                      WEBSTER PREFERRED CAPITAL CORPORATION


                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED )

     The Company's Residential Mortgage Loans are exempt from the disclosure provisions of the Statement of Financial Accounting Standard ("SFAS") No.114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, whereby large groups of smaller balance loans, are collectively evaluated for impairment.

     A detail of the change in the allowance for loan losses for the period ending September, 30 1997 follows:


                                                      FOR THE PERIOD FROM
                                                        MARCH 17, 1997
                                                      (DATE OF INCEPTION)
                                                     TO SEPTEMBER 30, 1997
                                                    ----------------------
                                                        (In Thousands)
         Balance at Beginning of Period   .........       $    --
         Acquired Allowance for Loan Losses  ......         1,544
         Provisions Charged to Operations .........            --
         Charge-offs    ...........................            (6)
         Recoveries  ..............................            --
                                                          --------
            Balance at End of Period   ............       $ 1,538
                                                          ========

NOTE 3: PREPAID EXPENSES

     Prepaid expenses represent organization costs which were incurred during the formation of the Company. These expenses are being amortized over periods of 3 and 5 years.


NOTE 4: SHAREHOLDER'S EQUITY

     The Company has authorized 1,000 shares of $.01 par value common stock and 2,000 shares of $.01 par value ($1,000 stated value) 10% cumulative nonconvertible preferred stock. On March 17, 1997, Webster Bank contributed $617.0 million of Mortgage Assets, net in exchange for 100 shares of common stock and 2,000 shares of preferred stock.


NOTE 5: SERVICING

     The mortgage loans owned by the Company are serviced by Webster Bank pursuant to the terms of the Servicing Agreement. Webster Bank in its role as Servicer under the terms of the Servicing Agreement is herein referred to as the "Servicer". The Servicer will receive fees at an annual rate of (i) 8 basis points for fixed rate loan servicing and collection, (ii) 8 basis points for variable rate loan servicing and collection and (iii) 5 basis points for all other services to be provided, in each case based on the daily outstanding balances of all the Company's loans for which the Servicer is responsible.

     The Servicer is entitled to retain any late payment charges, prepayment fees, penalties and assumption fees collected in connection with Mortgage Loans serviced by it. The Servicer receives the benefit, if any, derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by it. At the end of each calendar month, the Servicer is required to invoice the Company for all fees and charges due to the Servicer.


NOTE 6: ADVISORY SERVICES

     Advisory services are being provided pursuant to an agreement with Webster Bank to provide the Company with the following types of services: administer the day-to-day operations, monitor the credit quality of the real-estate mortgage assets, advise with respect to the acquisition, management, financing,

                      WEBSTER PREFERRED CAPITAL CORPORATION


                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED )

and disposition of real estate mortgage assets and provide the necessary executive administration, human resource, accounting and control, technical support, record keeping, copying, telephone, mailing and distribution. The agreement also provides for investment and funds management services.

     Operating expenses outside the scope of the agreement are paid directly by Webster Preferred Capital Corporation. Such expenses include but are not limited to the following: fees for third party consultants, attorneys, and external auditors and any other expenses incurred that are not directly related to the agreement.


NOTE 7: INCOME TAXES

     The Company intends to elect to be treated as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997, and believes that its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. As a REIT, the Company generally will not be subject to federal income tax on net income and capital gains that it distributes to the holders of its Common Stock and Preferred Stock. Therefore, no provision for federal income taxes has been included in the accompanying financial statements.

     To maintain REIT status, an entity must meet a number of organizational and operational requirements, including a requirement that it currently distributes to stockholders at least 95% of its "REIT taxable income" (not including capital gains and certain items of non-cash income). If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates.

                          Independent Auditors' Report



The Board of Directors and Shareholder
Webster Preferred Capital Corporation
Waterbury, Connecticut:


We have audited the accompanying statement of condition of Webster Preferred Capital Corporation (a wholly-owned subsidiary of Webster Bank) as of June 30, 1997, and the related statements of income, shareholder's equity, and cash flows for the period March 17, 1997 (date of inception) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Webster Preferred Capital Corporation as of June 30, 1997, and the results of its operations and its cash flows for the period March 17, 1997 (date of inception) to June 30, 1997 in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP




October 15, 1997
Hartford, Connecticut

                      WEBSTER PREFERRED CAPITAL CORPORATION
                             STATEMENT OF CONDITION
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                           AT JUNE 30, 1997
                                                                          -----------------
   Assets:
   Cash ...............................................................       $ 13,415
   Residential Mortgage Loans   .......................................        615,063
   Allowance for Loan Losses ..........................................         (1,544)
                                                                              --------
     Total Loans, Net (Note 2)  .......................................        613,519
   Accrued Interest Receivable  .......................................          3,751
   Prepaid Expenses and Other Assets (Note 3)  ........................            107
                                                                              --------
     Total Assets   ...................................................       $630,792
                                                                              ========
   Liabilities and Shareholders' Equity:
   Accrued Dividend Payable  ..........................................       $     58
   Accrued Expenses and Other Liabilities   ...........................            216
                                                                              --------
     Total Liabilities ................................................            274
   Shareholder's Equity: (Note 4)
   10% Cumulative Non-Convertible Preferred Stock ($1,000 stated value)
     Authorized -- 2,000 shares
     Issued -- 2,000 shares at June 30, 1997   ........................          2,000
   Common Stock, par value $.01 per share:
     Authorized -- 1,000 shares
     Issued -- 100 shares at June 30, 1997  ...........................              1
   Paid in Capital  ...................................................        615,021
   Retained Earnings   ................................................         13,496
                                                                              --------
      Total Shareholder's Equity   ....................................        630,518
                                                                              --------
      Total Liabilities and Shareholder's Equity  .....................       $630,792
                                                                              ========


                 See accompanying notes to financial statements.

                      WEBSTER PREFERRED CAPITAL CORPORATION
                               STATEMENT OF INCOME
     FOR THE PERIOD FROM MARCH 17, 1997 (DATE OF INCEPTION) TO JUNE 30, 1997
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               FOR THE PERIOD
                                                             FROM MARCH 17, 1997
                                                             (DATE OF INCEPTION)
                                                              TO JUNE 30, 1997
                                                            --------------------
   Interest Income:
   Loans   ................................................      $ 13,750
   Less: Service Fees (Note 5)  ...........................          (137)
                                                                 --------
    Total Net Interest Income   ...........................        13,613
   Provision for Loan Losses ..............................            --
                                                                 --------
   Net Interest Income After Provision for Loan Losses  ...        13,613
                                                                 --------
   Noninterest Expenses:
   Advisory Fee Expense (Note 6)   ........................            52
   Amortization of Start-up Costs  ........................             6
   Other Noninterest Expenses   ...........................             1
                                                                 --------
    Total Noninterest Expenses  ...........................            59
   Income Before Taxes ....................................        13,554
   Income Taxes (Note 7)  .................................            --
                                                                 --------
   Net Income .............................................        13,554
   Preferred Stock Dividends ..............................            58
                                                                 --------
   Net Income Available to Common Shareholder  ............      $ 13,496
                                                                 ========
   Net Income per Common Share  ...........................      $134,960
                                                                 ========

                 See accompanying notes to financial statements.

                      WEBSTER PREFERRED CAPITAL CORPORATION
                        STATEMENT OF SHAREHOLDER'S EQUITY
                       FOR THE PERIOD FROM MARCH 17, 1997
                      (DATE OF INCEPTION) TO JUNE 30, 1997
                                 (IN THOUSANDS)




                                                     PREFERRED     COMMON     PAID IN      RETAINED
                                                       STOCK       STOCK      CAPITAL      EARNINGS       TOTAL
                                                    -----------   --------   ----------   ----------   -----------
Balance, March 17, 1997  ........................     $   --        $--      $     --      $    --      $     --
Contribution by Webster Bank   ..................      2,000          1       615,021           --       617,022
Net Income   ....................................         --         --            --       13,554        13,554
Dividends Paid or Accrued-Preferred Stock  ......         --         --            --          (58)          (58)
                                                      -------       ----     ---------     -------      --------
Balance, June 30, 1997   ........................     $2,000        $ 1      $615,021      $13,496      $630,518
                                                      =======       ====     =========     =======      ========


                 See accompanying notes to financial statements.

                      WEBSTER PREFERRED CAPITAL CORPORATION
                             STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                               FOR THE PERIOD
                                                                             FROM MARCH 17, 1997
                                                                             (DATE OF INCEPTION)
                                                                              TO JUNE 30, 1997
                                                                            --------------------
Operating Activities:
 Net Income  ............................................................        $  13,554
 Adjustments to Reconcile Net Income to Net Cash Provided (Used) by
   Operating Activities:
    Increase in Accrued Interest Receivable   ...........................           (3,751)
    Increase in Accrued Liabilities  ....................................              216
    Increase in Prepaid Expenses and Other Assets   .....................             (107)
    Amortization of Deferred Fees .......................................               24
    Amortization of Mortgage Premium ....................................              125
                                                                                 ---------
Net Cash Provided by Operating Activities  ..............................           10,061
                                                                                 ---------
Investing Activities:
 Purchase of Loans ......................................................          (25,028)
 Principal Repayments of Loans ..........................................           28,381
                                                                                 ---------
   Net Cash Provided by Investing Activities  ...........................            3,353
                                                                                 ---------
Financing Activities:
Investment from Webster Bank   ..........................................                1
                                                                                 ---------
   Net Cash Provided by Financing Activities  ...........................                1
                                                                                 ---------
Increase in Cash and Cash Equivalents   .................................           13,415
Cash and Cash Equivalents at Beginning of Period ........................               --
                                                                                 ---------
Cash and Cash Equivalents at End of Period ..............................        $  13,415
                                                                                 =========
Supplemental Disclosures:
 Income Taxes paid ......................................................        $      --
 Interest Paid  .........................................................               --
Supplemental Schedule of Financing Activity:
 Contribution of Mortgage Assets, net by Webster Bank In Exchange for 100
   Shares of Common Stock and 2,000 Shares of 10% Cumulative Non-
   Convertible Preferred Stock ..........................................          617,022

                 See accompanying notes to financial statements.

                      WEBSTER PREFERRED CAPITAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS



NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A) BUSINESS

     Webster Preferred Capital Corporation ("the Company") is a Connecticut corporation incorporated in March 1997 and a wholly owned subsidiary of Webster Bank. The Company was organized to provide a cost-effective means of raising funds, including equity capital, on a consolidated basis for Webster Financial Corporation. The Company will acquire, hold and manage real estate mortgage assets ("Mortgage Assets"). In March 1997, Webster Bank contributed approximately $617.0 million of Mortgage Assets, net as part of the formation of the Company. As of June 30, 1997, all of the Mortgage Assets owned by the Company are whole loans secured by first mortgages or deeds of trusts on single family (one to four unit) residential real estate properties ("Residential Mortgage Loans"). Although the Company may acquire and hold a variety of Mortgage Assets, its present intention is to acquire only Residential Mortgage Loans and certain mortgage-backed securities. As of June 30, 1997, approximately 35.4% of the Company's Residential Mortgage Loans are fixed rate loans and approximately 64.6% are adjustable rate loans.

     The Company intends to elect to be treated as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. All of the shares of the Company's Common Stock, par value $0.01 per share, are owned by Webster Bank, which is a federally chartered and federally insured savings bank. Webster Bank has indicated to the Company that, for as long as any Preferred Shares are outstanding, Webster Bank intends to maintain direct ownership of 100% of the outstanding Common Stock of the Company.


B) BASIS OF FINANCIAL STATEMENT PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods presented. The actual results of the Company could differ from those estimates. Material estimates that are susceptible to near term changes include the determination of the allowance for loan losses.


C) ALLOWANCE FOR LOAN LOSSES

     An allowance for loan losses is established based upon a review of the loan portfolio, loss experience, specific problem loans, current and anticipated economic conditions and other pertinent factors which, in management's judgment, deserve current recognition in estimating loan losses.

     Management believes that the allowance for loan losses is adequate. While management believes it uses the best available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process of Webster Bank, periodically may review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on judgments different from those of management.


D) FORECLOSED PROPERTIES


     Foreclosed properties consist of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Foreclosed properties are reported at the lower of fair value less estimated selling expenses or cost with an allowance for losses to provide for declines in value. Operating expenses are charged to current period earnings and gains and losses upon disposition are reflected in the statements of income when realized.

                      WEBSTER PREFERRED CAPITAL CORPORATION

E) LOANS

     Loans are stated at the principal amounts outstanding. Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Interest which is more than 90 days past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received.

F) STATEMENT OF CASH FLOWS

     For purposes of the Statement of Cash Flows, the Company considers cash on hand and in banks to be cash equivalents.

NOTE 2: RESIDENTIAL MORTGAGE LOANS


                                                            AT JUNE 30, 1997
                                                         -----------------------
                                   CARRYING
                               AMOUNT FAIR VALUE
                                                         ---------   -----------
                                                             (In Thousands)
      Residential Mortgage Loans:
       Fixed Rate 15 yr Loans  ........................   $ 51,676     $ 51,615
       Fixed Rate 20 yr Loans  ........................      1,632        1,636
       Fixed Rate 25 yr Loans  ........................        835          828
       Fixed Rate 30 yr Loans  ........................    162,884      162,045
                                                          --------    ---------
         Total Fixed Rate Loans   .....................    217,027      216,124
                                                          --------    ---------
       Variable Rate 15 yr Loans  .....................      4,823        4,882
       Variable Rate 20 yr Loans  .....................      2,977        3,022
       Variable Rate 25 yr Loans  .....................      7,975        8,129
       Variable Rate 30 yr Loans  .....................    380,825      385,938
                                                          --------    ---------
         Total Variable Rate Loans   ..................    396,600      401,971
                                                          --------    ---------
       Total Residential Mortgage Loans ...............    613,627     $618,095
                                                                      =========
       Premiums and Deferred Fees on Loans, Net  ......      1,436
       Less Allowance for Loan Losses   ...............     (1,544)
                                                          --------
         Residential Mortgage Loans, Net   ............   $613,519
                                                          ========

     In March 1997, Webster Bank contributed $617.0 million of Mortgage Assets, net as part of the formation of the Company. The $617.0 million consisted of $215.8 million of fixed rate loans, and $401.3 million of variable rate loans, net of premiums, deferred fees on loans and an allowance for loan losses.

     The following table sets forth certain information regarding the Company's loans accounted for on a nonacccrual basis at June 30, 1997. The Company had no real estate acquired through foreclosure at that date.


                                                                AT JUNE 30, 1997
                                                               -----------------
                                                                (In Thousands)
 Residential Mortgage Loans accounted for on a nonaccrual basis      $633
 Real estate acquired through foreclosure  ....................        --
                                                                     -----
  Total   .....................................................      $633
                                                                     =====


     The Company's Residential Mortgage Loans are exempt from the disclosure provisions of Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, whereby large groups of smaller balance loans, are collectively evaluated for impairment.

                      WEBSTER PREFERRED CAPITAL CORPORATION

SUMMARY OF ESTIMATED FAIR VALUES

     In estimating the fair value of residential real estate loans, loans with similar financial characteristics were classified by type. The types were fixed rate loans with a maturity of 30, 25, 20, and 15 years and variable rate loans with a maturity of at 30, 25, 20 and 15 years. The fair value of each category is calculated by discounting scheduled cash flows through estimated maturity using market discount rates. Adjustments were made to reflect credit and rate risks inherent in the portfolio.

     The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties, resulting in variability in estimates with changes in assumptions. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in the amounts disclosed. Fair value estimates are not intended to reflect the liquidation value of the financial instruments.


NOTE 3: PREPAID EXPENSES

     Prepaid expenses represent organization costs which were incurred during the formation of the company. These expenses are being amortized over periods of 3 and 5 years.


NOTE 4: SHAREHOLDER'S EQUITY

     The Company has authorized 1,000 shares of $.01 par value common stock and 2,000 shares of $.01 par value ($1,000 stated value) 10% cumulative nonconvertible preferred stock. On March 17, 1997, Webster Bank contributed $617.0 million of Mortgage Assets, net in exchange for 100 shares of common stock and 2,000 shares of preferred stock.


NOTE 5: SERVICING

     The mortgage loans owned by the Company are serviced by Webster Bank pursuant to the terms of the Servicing Agreement. Webster Bank in its role as Servicer under the terms of the Servicing Agreement is herein referred to as the "Servicer". The Servicer will receive fees at an annual rate of (i) 8 basis points for fixed rate loan servicing and collection, (ii) 8 basis points for variable rate loan servicing and collection and (iii) 5 basis points for all other services to be provided, in each case based on the daily outstanding balances of all the Company's loans for which the Servicer is responsible.

     The Servicer will be entitled to retain any late payment charges, prepayment fees, penalties and assumption fees collected in connection with Mortgage Loans serviced by it. The Servicer will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by it. At the end of each calendar month, the Servicer is required to invoice the Company for all fees and charges due to the Servicer.



NOTE 6: ADVISORY SERVICES

     Advisory services are being provided pursuant to an agreement with Webster Bank to provide the Company with the following types of services: administer the day-to-day operations, monitor the credit quality of the real estate mortgage assets, advise with respect to the acquisition, management, financing, and disposition of real estate mortgage assets and provide the necessary executive administration, human resource, accounting and control, technical support, record keeping, copying, telephone, mailing and distribution. The agreement also provides for investment and funds management services.

     Operating expenses outside the scope of the agreement will be paid directly by Webster Preferred Capital Corporation. Such expenses would include but not be limited to the following: fees for third party consultants, attorneys, external auditors and any other expenses incurred that are not directly related to the agreement.

                      WEBSTER PREFERRED CAPITAL CORPORATION

NOTE 7: INCOME TAXES

     The Company intends to elect to be treated as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997, and believes that its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. As a REIT, the Company generally will not be subject to federal income tax on net income and capital gains that it distributes to the holders of its Common Stock and Preferred Stock. Therefore, no provision for federal income taxes has been included in the accompanying financial statements.

     To maintain REIT status, an entity must meet a number of organizational and operational requirements, including a requirement that it currently distributes to stockholders at least 95% of its "REIT taxable income" (not including capital gains and certain items of non-cash income). If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates.

=======================================  ==================================================

     NO  DEALER,  SALESPERSON  OR OTHER
INDIVIDUAL HAS BEEN  AUTHORIZED TO GIVE
ANY    INFORMATION    OR    MAKE    ANY
REPRESENTATIONS    OTHER   THAN   THOSE
CONTAINED   IN   THIS   PROSPECTUS   IN
CONNECTION WITH THE OFFERING COVERED BY               WEBSTER PREFERRED CAPITAL
THIS PROSPECTUS. IF GIVEN OR MADE, SUCH                             CORPORATION
INFORMATION OR REPRESENTATIONS MUST NOT
BE   RELIED   UPON   AS   HAVING   BEEN
AUTHORIZED   BY  THE   COMPANY  OR  THE
UNDERWRITERS.  THIS PROSPECTUS DOES NOT
CONSTITUTE   AN  OFFER  TO  SELL  OR  A
SOLICITATION  OF AN  OFFER  TO BUY  ANY
SECURITIES OTHER THAN THE SECURITIES TO
WHICH IT RELATES OR AN OFFER TO SELL OR
A SOLICITATION  OF AN OFFER TO BUY SUCH
SECURITIES  IN  ANY   CIRCUMSTANCES  IN
WHICH  SUCH  OFFER OR  SOLICITATION  IS
UNLAWFUL.  NEITHER THE DELIVERY OF THIS
PROSPECTUS  NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES,  CREATE
ANY IMPLICATION  THAT THERE HAS BEEN NO                     40,000 SHARES
CHANGE  IN THE  FACTS SET FORTH IN THIS   % CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES A
PROSPECTUS  OR IN  THE  AFFAIRS  OF THE       (LIQUIDATION PREFERENCE $1,000 PER SHARE)
COMPANY SINCE THE DATE HEREOF.


 -------------------------------------
           TABLE OF CONTENTS



                                   PAGE
                                   ----
Available Information   .........   iii
Forward Looking Information   ...   iii
Prospectus Summary   ............    1
Risk Factors   ..................    9
The Company .....................   14
Webster Bank   ..................   15
Conflicts of Interest   .........   16
Use of Proceeds   ...............   17                    1,000,000 SHARES
Capitalization    ...............   17    % CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES B
Business and Strategy   .........   18         (LIQUIDATION PREFERENCE $10 PER SHARE)
Selected Financial Data .........   30
Management's    Discussion   and
   Analysis     of     Financial
   Condition   and   Results  of
   Operations  ..................   31
Management  .....................   33
Benefits to Webster Bank   ......   35
Description of Preferred Shares     36
Description of Capital  Stock of
   the Company  .................   42
Federal Income Tax Consequences     44
ERISA Considerations ............   55         --------------------------------------
Information   Regarding  Webster
   and Webster Bank .............   57                   P R O S P E C T U S
Underwriting   ..................   58
Experts  ........................   59         --------------------------------------
Ratings  ........................   59
Legal Matters  ..................   59
Glossary ........................   60
Index to Financial Statements ...   F-1


 -------------------------------------

     UNTIL 1998 (THE 25TH DAY AFTER THE                  MERRILL LYNCH & CO.
OFFERING  DATE,  ALL DEALERS  EFFECTING             KEEFE, BRUYETTE & WOODS, INC.
TRANSACTIONS    IN    THE    REGISTERED
SECURITIES,      WHETHER     OR     NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY
BE  REQUIRED  TO DELIVER A  PROSPECTUS.
THIS IS IN ADDITION  TO THE  OBLIGATION
OF DEALERS TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT
TO   THEIR   UNSOLD    ALLOTMENTS    OR
SUBSCRIPTIONS.                                             DECEMBER , 1997

=======================================  ==================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 30. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     Not applicable.


ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.




     SEC Registration Fee  ..................   $ 23,182
     Nasdaq application fee   ...............      1,000
     Printing and Engraving Expenses   ......    150,000
     Legal Fees and Expenses  ...............    300,000
     Accounting Fees and Expenses   .........    100,000
     Blue Sky Fees and Expenses  ............      5,000
     NASD filing fee ........................      5,500
     Miscellaneous   ........................     15,318
                                                ---------
       Total   ..............................   $600,000
                                               =========

----------
* To be completed by amendment.



ITEM 32. SALES TO SPECIAL PARTIES.

     See response to Item 33 below.


ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.


     On March 17, 1997, the Company issued 100 shares of Common Stock, par value $0.01 per share, and 2,000 shares of preferred stock, par value $0.01 per share, to Webster Bank upon the contribution to the Company by Webster Bank of approximately $617.0 million of Mortgage Assets, net as part of the formation of the Company. Prior to the Offering, the Company redeemed the 2,000 shares of preferred stock issued to Webster Bank. Webster Bank concurrently contributed the proceeds of that redemption to the Company, which is reflected as a $2 million addition to the paid-in capital account of the Company. In December 1997, the Company and its sole stockholder approved an amended and restated certificate of incorporation that authorized the issuance of the Series A Preferred Shares and Series B Preferred Shares with par values of $1.00 per share. The shares of Common Stock and preferred stock issued to Webster Bank in March 1997 were issued in reliance upon the exemption from registration under
Section 4(2) of the Securities Act.


ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Sections 33-770 to 33-778 of the Connecticut Corporation Law set forth certain circumstances under which directors, officers, employees and agents shall and may be indemnified against liability that they may incur in their capacity as such. Because the Company is an operating subsidiary of Webster Bank, Section 545.121 of the rules and regulations of the OTS also may require indemnification of directors, officers and employees.

     The Certificate of Incorporation of the Company limits to the fullest extent permitted by the Connecticut Corporation Law the personal liability of its directors to the Company or its stockholders for monetary damages for breach of duty as a director.

     The Certificate of Incorporation provides that the Company shall indemnify any director, officer, employee or agent of the Company to the fullest extent permitted by applicable law, including the Connecticut Corporation Law and if applicable Section 545.121 of the rules and regulations of OTS. It also provides that any such indemnification shall continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person. The Certificate of Incorporation also provides that the Company shall indemnify directors for prior acts or failure to act.

     The By-Laws also empower the Company to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company, or any individual who, while a director, officer, employee or agent of the Company, serves at the Company's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by such individual in that capacity or arising out of such individual's status as a director, officer, employee or agent, whether or not the Company would have the power to indemnify or advance expenses to any such individual against the same liability under the Connecticut Corporation Law.

     The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not Applicable. See "Use of Proceeds" in Prospectus.


ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

       (a) Financial Statements of Webster Preferred Capital Corporation attached to the Prospectus:


          Statement of Condition at September 30, 1997 (unaudited)

          Statement of Income for the Three Months ended September 30, 1997 and for the period from March 17, 1997 (Date of Inception) to September 30, 1997 (unaudited)

          Statement of Shareholder's Equity for the Period from March 17, 1997 (Date of Inception) to September 30, 1997 (unaudited)

          Statement of Cash Flows for the Period from March 17, 1997 (Date of Inception) to September 30, 1997 (unaudited)

          Notes to Financial Statements

          Independent Auditors' Report

          Statement of Condition at June 30, 1997

          Statement of Income for the Period from March 17, 1997 (Date of Inception) to June 30, 1997

          Statement of Shareholder's Equity for the Period from March 17, 1997 (Date of Inception) to June 30, 1997

          Statement of Cash Flows for the Period from March 17, 1997 (Date of Inception) to June 30, 1997

          Notes to Financial Statements

     (b) Exhibits




EXHIBIT
 NUMBER                           DESCRIPTION
------- ------------------------------------------------------------------------

1 Form of Purchase Agreement among the Company, Webster Bank and the Underwriters.*

3.1     Form  of  Amended  and  Restated  Certificate  of  Incorporation  of the
        Company.*

3.2     Form of Amended and Restated By-Laws of the Company.*

4.1 Specimen of certificate representing Series A __% Cumulative Redeemable Preferred Stock.*

4.2 Specimen of certificate representing Series B __ % Cumulative Redeemable Preferred Stock.*

5 Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of that firm.

8 Opinion of Hogan & Hartson L.L.P. as to certain tax matters, including the consent of that firm.

10.1 Mortgage Assignment Agreement, made as of March 17, 1997, by and between Webster Bank and the Company.*

10.2 Master Service Agreement, dated March 17, 1997, between Webster Bank and the Company.*

10.3 Form of Advisory Service Agreement, made as of October 20, 1997, by and between Webster Bank and the Company.*

21      Subsidiaries of the Company.*

23.1    Consent of KPMG Peat Marwick LLP.

23.2    Consent  of Hogan & Hartson  L.L.P.  (included  as part of Exhibit 5 and
        Exhibit 8).

24 Power of Attorney (incorporated herein by reference from the signature page of the Registration Statement on Form S-11 filed by the Company on October 24, 1997).

27      Financial Data Schedule.*


----------
* Previously filed.



ITEM 37. UNDERTAKINGS.

     (a) The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) The undertaking concerning indemnification is included as part of the response to Item 34.

     (c) The Company hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on December 18, 1997.


                                WEBSTER PREFERRED CAPITAL CORPORATION

                                (Issuer)


                                 By: /s/ John V. Brennan

                                     ------------------------------------------
                                     John V. Brennan
                                     President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on December 18, 1997.






           SIGNATURE                         TITLE
          -----------                    --------------

     /s/ John V. Brennan                President and a Director (Principal
--------------------------------        Executive Officer)
      John V. Brennan


     /s/ Peter J. Swiatek               Vice President and Treasurer (Principal
--------------------------------        Financial Officer and Principal
       Peter J. Swiatek                 Accounting Officer)


   /s/ Ross M. Strickland*              Director
--------------------------------
     Ross M. Strickland


    /s/ Harriet Munrett Wolfe*          Director
--------------------------------
    Harriet Munrett Wolfe




* /s/ Peter J. Swiatek
-------------------------------------
By: Peter J. Swiatek, as power of attorney

                               INDEX TO EXHIBITS




 EXHIBIT
 NUMBER                                       DESCRIPTION
--------   -----------------------------------------------------------------------------
     1     Form of Purchase  Agreement  among the Company,  Webster Bank and the
           Underwriters.*

   3.1     Form of Amended and Restated Certificate of Incorporation of the Company.*

   3.2     Form of Amended and Restated By-Laws of the Company.*

   4.1     Specimen of certificate representing Series A ____% Cumulative Redeemable
           Preferred Stock.*

   4.2     Specimen of certificate representing Series B __ % Cumulative Redeemable Pre-
           ferred Stock.*

     5 Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of that firm.

     8 Opinion of Hogan & Hartson L.L.P. as to certain tax matters, including the consent of that firm.

  10.1     Mortgage Assignment Agreement, made as of March 17, 1997, by and between
           Webster Bank and the Company.*

  10.2     Master Service Agreement, dated March 17, 1997, between Webster Bank and the
           Company.*

  10.3 Form of Advisory Service Agreement, made as of October 20, 1997, by and between Webster Bank and the Company.*

    21     Subsidiaries of the Company.*

  23.1     Consent of KPMG Peat Marwick LLP.

  23.2     Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5 and Exhibit 8).

    24     Power of Attorney (incorporated herein by reference from the signature page of the Registration Statement on Form S-11 filed by the Company on October 24,
           1997).

    27     Financial Data Schedule.*



----------
* Previously filed.